   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 2001

                                               REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            SAGENT TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             7389                            94-3225290
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                        800 W. EL CAMINO REAL, SUITE 300
                            MOUNTAIN VIEW, CA 94040
                                 (650) 815-3100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                                 BEN C. BARNES
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            SAGENT TECHNOLOGY, INC.
                        800 W. EL CAMINO REAL, SUITE 300
                            MOUNTAIN VIEW, CA 94040
                                 (650) 815-3100
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:
                           ARTHUR SCHNEIDERMAN, ESQ.
                            KATHLEEN B. BLOCH, ESQ.
                     WILSON SONSINI GOODRICH & ROSATI, P.C.
                               650 PAGE MILL ROAD
                        PALO ALTO, CALIFORNIA 94304-1050
                                 (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF           AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING          AMOUNT OF
 SECURITIES TO BE REGISTERED        REGISTERED(1)            PER SHARE(2)               PRICE              REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------
Common Stock $0.001 par
  value.......................        9,571,148                 $1.69                $16,175,240                $4,044
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2) Estimated solely for purposes of calculating the registration fee based on the average of the high and low price of the Registrant's common stock on the Nasdaq National Market on August 30, 2001.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH
SECTION 8(a), MAY DETERMINE.

    Pursuant to Rule 429 under the Securities Act, this Registration Statement on Form S-1 also amends the Registration on Form S-3 No. 333-59102 and the Registration on Form S-3 No. 333-59104.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                               17,081,044 Shares

                            SAGENT TECHNOLOGY, INC.

                                  Common Stock

     This prospectus relates to the public offering of 17,081,044 shares of common stock which may be sold from time to time by the selling stockholders named in this prospectus.

     The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning on page 44. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

     We will not receive any of the proceeds from the sale of the shares although we have paid the expenses of preparing this prospectus and the related registration expenses.

     Our common stock is quoted on the Nasdaq National Market under the symbol "SGNT." The last reported sales price of our common stock on the Nasdaq National Market on September 4, 2001 was $1.55 per share.

                           -------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                           -------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SHARES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is September   , 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    1
Risk Factors................................................    3
Selected Consolidated Financial Data........................    9
Quarterly Results of Operations.............................    9
Special Note Regarding Forward Looking Statements...........   10
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   11
Business....................................................   22
Management..................................................   30
Executive Compensation......................................   34
Ownership of Common Stock by Management and Principal
  Stockholders..............................................   37
Related Party Transactions..................................   39
Selling Stockholders........................................   42
Plan of Distribution........................................   45
Description of Capital Stock................................   48
Where You Can Find More Information.........................   50
Legal Matters...............................................   50
Experts.....................................................   50
Index to Consolidated Financial Statements..................  F-1

                           -------------------------

     "Sagent," "Sagent Solution," "Real-time e-Business Intelligence," "Sagent Data Load Server," "Sagent Data Access Server," "Sagent Admin," "Sagent Automation," "Sagent Design Studio," "Sagent Information Studio," "Sagent Analysis," "Sagent Reports," "Sagent WebLink," "Sagent Portal," "Sagent Address Cleanser," "Sagent Forecaster Transform," "Sagent Statistical Calculator," are trademarks, trade names or service marks of Sagent. This prospectus also contains trademarks, trade names and service marks of companies other than Sagent, and these trademarks, trade names and service marks are the property of their respective holders.

                           -------------------------

     You should rely on this prospectus. We have not, and the selling stockholders have not, authorized any person to provide you with different information. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                                    SUMMARY

     This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, included in this prospectus. You should read the full text of, and consider carefully, the more specific details contained in or incorporated by reference into this prospectus. The terms "Sagent," "Registrant," "we," "us," and "our" in this prospectus refer to Sagent Technology, Inc. and its subsidiaries.

                            SAGENT TECHNOLOGY, INC.

     We provide real-time e-business intelligence solutions that enable enterprises to improve customer acquisition and retention and operational effectiveness. We develop, market and support products and services that help businesses collect, analyze, understand and act on customer and operational information both in batch and in real-time. Our products and services provide a way for an organization's employees, customers, and partners to use the Internet to examine the internal data they already have and to supplement that data with external, value-added information such as demographic, geographic, or other content and data feeds. We refer to our products as "real-time e-business intelligence" solutions because they enable organizations to rapidly make more informed, intelligent decisions and to spread that ability across the enterprise.

     We were incorporated in California in April 1995 under the name Savant Software, Inc. In June 1995, we changed our name to Sagent Technology, Inc., and in September 1998, we reincorporated in Delaware. Our principal executive office is located at 800 West El Camino Real, Suite 300, Mountain View, California, and our telephone number at that office is (650) 815-3100.

                              COMMON STOCK OFFERED

     The holders of our common stock listed in this prospectus under the Section entitled "Selling Stockholders" are offering a total of 17,081,044 shares of our common stock. We are not offering any shares and will not receive any proceeds from the sale of our common stock by the selling stockholders.

                        PRICE RANGE OF OUR COMMON STOCK

     Our common stock is traded on the Nasdaq National Market under the symbol "SGNT." The last reported sale price of our common stock on September 4, 2001 was $1.55 per share. The following table shows the high and low per share closing prices of our common stock for the periods indicated.

                                                            HIGH        LOW
                                                           -------    -------
YEAR ENDED DECEMBER 31, 2001
  Third Quarter (through September 4)....................  $  2.56    $  1.52
  Second Quarter.........................................  $  2.20    $  1.12
  First Quarter..........................................  $ 4.875    $ 1.625
YEAR ENDED DECEMBER 31, 2000
  Fourth Quarter.........................................  $  7.63    $  1.19
  Third Quarter..........................................  $ 13.94    $  7.44
  Second Quarter.........................................  $ 28.00    $  6.25
  First Quarter..........................................  $ 43.63    $ 16.63
YEAR ENDED DECEMBER 31, 1999
  Fourth Quarter.........................................  $ 29.94    $  7.88
  Third Quarter..........................................  $ 13.50    $  8.31
  Second Quarter (from April 14).........................  $ 15.56    $  6.38

                             SUMMARY FINANCIAL DATA

     The following selected consolidated annual and quarterly financial data are qualified by reference to, and should be read in conjunction with, our Consolidated Financial Statements, including the notes, and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere in this prospectus.


                                                                                          SIX MONTHS
                                           YEAR ENDED DECEMBER 31,                      ENDED JUNE 30,
                           -------------------------------------------------------    -------------------
                             2000        1999        1998        1997       1996        2001       2000
                           --------    --------    --------    --------    -------    --------    -------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)      (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
  Net revenues...........  $ 58,188    $ 48,001    $ 25,001    $ 12,322    $ 2,917    $ 24,262    $32,039
  Net loss...............  $(23,704)   $(12,092)   $(15,056)   $ (7,188)   $(6,854)   $(16,187)   $  (487)
  Net loss per common
    share:
  Basic and diluted......  $  (0.82)   $  (0.55)   $  (2.60)   $  (1.46)   $ (1.89)   $  (0.46)   $ (0.02)
CONSOLIDATED BALANCE
  SHEET DATA:
Total assets.............  $ 46,087    $ 66,704    $ 18,617    $ 11,586    $ 7,577    $ 52,900     62,475
Long-term obligations....  $    895    $  1,491    $  4,062    $  5,363    $ 2,782    $  2,369        993
Accumulated deficit......  $(66,941)   $(43,237)   $(31,145)   $(16,089)   $(8,901)   $(83,128)   (43,724)
Total stockholder's
  equity.................  $ 26,665    $ 43,374    $  2,299    $  5,106    $ 6,921    $ 30,514     45,344


                                   DIVIDENDS

     We have never declared or paid any cash dividends on our capital stock. We currently expect to retain future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                  RISK FACTORS

     Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about risks, together with the other information contained in this prospectus, before you decide whether to buy our common stock. Additional risks and uncertainties not known to us or that we now believe to be unimportant could also impair our business. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. As a result, the market price of our common stock could decline, and you may lose all of your investment.


WE HAVE A HISTORY OF LOSSES, AND WE MAY NOT ACHIEVE PROFITABILITY IN THE FUTURE.



     For the six months ended June 30, 2001, we incurred net losses of $16.2 million. We incurred net losses of $23.7 million, $12.1 million, and $15.1 million for the years ended December 31, 2000, 1999 and 1998, respectively. As of June 30, 2001, we had an accumulated deficit of $83.1 million. We cannot assure you that we will achieve profitability, and if we do achieve profitability, that we will be able to sustain profitability.



WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE TO FUND OUR OPERATIONS.



     Since our inception, we have funded our operations primarily through sales of equity securities, and not from cash generated by our business. During the last six months, we have completed two separate private offerings of our common stock. In February 2001, we sold 5.8 million shares of our common stock to a group of private investors, raising approximately $16.1 in net proceeds. In August 2001, we completed the sale of 9.1 million shares of our common stock to a group of private investors, netting approximately $16.0 million in proceeds.



     Although we believe that our current cash and cash equivalents and any net cash provided by operations will be sufficient to meet anticipated cash needs for the next twelve months, a revenue shortfall could require us to reduce operations or raise additional funds through equity or debt financings. We cannot assure you any equity or debt financing will be available to us on favorable terms, if at all, or that if available, such financing will not be dilutive to our stockholders. If we are unable to raise additional capital, we will take actions to conserve our cash balances, including significantly reducing our operating expenses, downsizing our staff and closing existing branch offices, all of which could have a material adverse effect on our business, financial condition and our ability to reduce losses or generate profits.



VARIATIONS IN OUR QUARTERLY OPERATING RESULTS DUE TO SUCH FACTORS AS CHANGES IN DEMAND FOR OUR PRODUCTS AND CHANGES IN OUR MIX OF REVENUES MAY CAUSE OUR STOCK PRICE TO DECLINE.



     We expect our quarterly operating results to fluctuate. We therefore believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, and you should not rely on them to predict our future performance or the future performance of our stock price. Our short-term expense levels are relatively fixed and are based on our expectations of future revenues. As a result, a reduction in revenue in a quarter may harm our operating results for that quarter. In the past, our operating results have fallen below the expectations of market analysts and investors. If we fall short of market expectations in future quarters, the price of our common stock may fall. Factors that may cause our operating results to fluctuate on a quarterly basis include:



     - varying size, timing and contractual terms of orders for our products;



     - lengthy sales cycles associated with our products;



     - changes in the mix of revenue attributable to higher-margin product license revenue as opposed to lower-margin service revenue;



     - customers' decisions to defer orders or implementations, particularly large orders or implementations, from one quarter to the next;



     - announcements or introductions of new products by our competitors,

     - our ability to hire, train and retain sufficient engineering, consulting, training and sales staff; and



     - subcontracting to more expensive consulting organizations to help provide implementation, support and training services when our own capacity is constrained.



A SLOWING ECONOMY AND REDUCTIONS IN INFORMATION TECHNOLOGY SPENDING MAY NEGATIVELY AFFECT OUR REVENUES.



     Our revenues may be negatively affected by the increasingly uncertain economic conditions both in the market generally and in our industry. If the economy continues to slow, some companies may reduce their budgets for spending on information technology and business software. As a consequence, our sales cycle may become longer with some customers, and other prospective customers may postpone, reduce, or even forego the purchase of our products and services, which could negatively affect our revenues.



ENTERPRISE INTELLIGENCE SOFTWARE MARKETS MAY NOT GROW.



     Since all of our revenues are attributable to the sale of enterprise intelligence software and related maintenance, consulting and training services, if the market for enterprise intelligence software does not grow, our business will not grow. We expect enterprise intelligence software and services to account for substantially all of our revenue for the foreseeable future. Although demand for enterprise intelligence software has grown in recent years, the market may not continue to grow or, even if the market does grow, businesses may not adopt our products.



IF WE FAIL TO EXPAND OUR DIRECT AND INDIRECT SALES CHANNELS, WE WILL NOT BE ABLE TO INCREASE REVENUES.



     In order to grow our business, we need to increase market awareness and sales of our products and services. To achieve this goal, we need to increase both our direct and indirect sales channels. If we fail to do so, this failure could harm our ability to increase revenues. We currently receive a significant portion of our revenues from direct sales, but we intend to increase sales through indirect sales channels in the future.



     We intend to derive revenues from indirect sales channels by selling our software through value-added resellers (VARs) and original equipment manufacturers (OEMs). These VARs and OEMs offer our software products to their customers together with consulting and implementation services or integrate our software solutions with other software. Our ability to increase our revenues is dependent on entering into relationships with these VARs and OEMs.



     We expect as part of our strategy to increase international sales principally through both direct and indirect sales. Our ability to develop and maintain direct and indirect channels will significantly affect our ability to penetrate international markets.



PENDING LITIGATION COULD HARM OUR BUSINESS.



     From October 20, 2000 to November 27, 2000, several class action lawsuits were filed in the United States District Court on behalf of the individual investors who purchased our common stock between October 21, 1999 and April 18, 2000. The claims allege that we misrepresented our prospects for 1999 and the first quarter of 2000. The court recently consolidated the complaints and selected a lead plaintiff and counsel. A consolidated amended complaint was filed in April 2001.



     On November 17, 2000, a derivative lawsuit was filed by a purported Sagent shareholder in the Superior Court of California. On February 9, 2001, a second derivative lawsuit was filed. The complaints name certain of our present and former officers and directors as defendants. The principal allegation of the complaints is that the defendants breached their fiduciary duties to Sagent.



     The uncertainty associated with unresolved lawsuits could harm our business and financial condition. The continued defense of the lawsuits may result in the diversion of our management's time and attention away from business operations. The lawsuits could also have the effect of discouraging potential acquirers from bidding for us or reducing the consideration they would otherwise be willing to pay in connection with an acquisition. In addition, although we are unable to determine the amount, if any, that we may be required to pay in connection with the resolution of these lawsuits by settlement or otherwise, the size of any such payment could seriously harm our financial condition.



WE HAVE A RELATIVELY NEW MANAGEMENT TEAM AND THERE IS NO GUARANTEE THAT THEY WILL BE SUCCESSFUL IN GROWING OUR BUSINESS.



     Our management team has not been with us for a significant length of time. Ben C. Barnes, our Chief Executive Officer, joined us in August 2000, replacing founder Ken Gardner. David Eliff, our Chief Financial Officer, joined us in May 2000. Jack Peters, Senior Vice President, Sales' Americas, Robert Flynn, Senior Vice President, Marketing, Arthur Parker, President/General Manager -- Europe, Middle East and Africa and Larry Scroggins, Senior Vice President, Business Development, joined us in September 2000, November 2000, January 2001 and February 2001, respectively. Most of these employees serve "at-will" and may elect to pursue other opportunities at any time. If our management team is unable to work effectively together to accomplish our business objectives, our ability to grow our business could be severely impaired.



IF WE DO NOT KEEP PACE WITH TECHNOLOGICAL CHANGE, OUR PRODUCTS MAY BE RENDERED OBSOLETE AND OUR BUSINESS MAY FAIL.



     Our industry is characterized by rapid technological change, changes in customer requirements, frequent new product introductions and enhancements and emerging industry standards. In order to achieve broad customer acceptance, our products must be compatible with major software and e-commerce applications and operating systems. We must continually modify and enhance our products to keep pace with changes in these applications and systems. If our products were to be incompatible with popular new systems or applications, our business would be significantly harmed. In addition, the development of entirely new technologies replacing existing software could lead to new competitive products that have better performance or lower prices than our products and could render our products obsolete.



     Delays or problems in the installation or implementation of our new releases may cause customers to forego purchases of our products to purchase those of our competitors.



OUR MARKETS ARE HIGHLY COMPETITIVE AND COMPETITION COULD HARM OUR ABILITY TO SELL PRODUCTS AND SERVICES AND REDUCE OUR MARKET SHARE.



     Competition could seriously harm our ability to sell additional software and maintenance and support renewals on prices and terms favorable to us. Additionally, if we cannot compete effectively, we may lose market share. The markets for our products are intensely competitive and subject to rapidly changing technology. We compete against providers of decision support software, data warehousing software and enterprise application software. We also compete with providers of e-Business software, which allows for the electronic delivery of products and services that enable commerce among businesses and end users. Companies in each of these areas may expand their technologies or acquire companies to support greater enterprise intelligence functionality and capability, particularly in the areas of query response time and the ability to support large numbers of users. We may also face competition from vendors of products and turnkey solutions for e-Business applications that include Internet based information functionality.



     Many of our competitors have longer operating histories, significantly greater financial, technical, marketing or other resources, or greater name recognition than we do. Our competitors may be able to respond more quickly than we can to new or emerging technologies and changes in customer requirements.



WE RELY, IN PART, ON EQUITY INCENTIVES TO ATTRACT AND RETAIN EMPLOYEES, AND THE PERFORMANCE OF OUR STOCK PRICE MAY IMPAIR OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.



     The market price of our common stock has fluctuated substantially since our initial public offering in April 1999, and has experienced a significant decline since the first quarter of 2000. We have relied historically on our ability to attract and retain employees using equity incentives, and any perception by potential or existing employees that our equity incentives are less attractive could harm our ability to attract and retain qualified employees.



WE RELY ON MARKETING, TECHNOLOGY AND DISTRIBUTION RELATIONSHIPS THAT MAY GENERALLY BE TERMINATED AT ANY TIME, AND IF OUR CURRENT AND FUTURE RELATIONSHIPS ARE NOT SUCCESSFUL, OUR GROWTH MAY BE LIMITED.



     We rely on marketing and technology relationships with a variety of companies that, in part, generate leads for the sale of our products. These marketing and technology relationships include relationships with:



     - system integrators and consulting firms;



     - vendors of e-commerce and Internet software;



     - vendors of software designed for customer relationship management or for management of organizations' operational information;



     - vendors of key technology and platforms;



     - demographic data providers; and



     - an application service provider and an Internet hoster.



     If we cannot maintain successful marketing and technology relationships or cannot enter into additional marketing and technology relationships, we may have difficulty expanding the sales of our products and our growth may be limited.



IF WE LOSE KEY LICENSES WE MAY BE REQUIRED TO DEVELOP OR LICENSE ALTERNATIVES WHICH MAY CAUSE DELAYS OR REDUCTIONS IN SALES.



     We rely on software that we have licensed from Opalis S.A. to perform key functions of our Sagent Automation product that automates common tasks in managing data. We also rely on software we have licensed from Microsoft Corporation to allow users to be able to customize the user interface provided by our Sagent Design Studio product. These licenses may not continue to be available to us on commercially reasonable terms. The loss of either of these licenses could result in delays or reductions of shipments of our product suite until equivalent software could be developed, identified, licensed and integrated. If customers require the automation and/or the user interface customization features when licenses for either of those is not available, they may delay or decline to purchase our product suite.



FAILURE OF COMMERCIAL USERS TO ACCEPT INTERNET SOLUTIONS COULD LIMIT OUR FUTURE GROWTH.



     A key element of our strategy is to offer users the ability to access, analyze and report information from a data server through a Web browser. Our growth may be limited if businesses do not accept Internet solutions or perceive them to be cost-effective. Continued viability of the Internet depends on several factors, including:



     - Third parties' abilities to develop new enabling technologies in a timely manner;



     - The Internet's ability to handle increased activity;



     - The Internet's ability to operate as a fast, reliable and secure network; and



     - Potential changes in government regulation.



     Moreover, critical issues concerning the commercial use of the Internet, including data corruption, cost, ease of use, accessibility and quality of service, remain unresolved and may negatively affect commerce and communication on the Internet. These issues will need to be addressed in order for the market for our products and services to grow.

WE HAVE EXPANDED OUR INTERNATIONAL OPERATIONS BUT MAY ENCOUNTER A NUMBER OF PROBLEMS IN MANAGING OVERSEAS OPERATIONS, WHICH COULD LIMIT OUR FUTURE GROWTH.



     We may not be able to successfully market, sell, deliver and support our products and services internationally. Our failure to manage our international operations effectively could limit the future growth of our business. International sales represented approximately 13% of our total revenue for the year ended December 31, 2000 and 23% for the first six months ended June 30, 2001. We conduct our international sales through local subsidiaries in the United Kingdom, Germany, France, Japan, Brazil, Asia/Pacific, Benelux, and Australia and through distributor relationships in South Africa and Iberica. The expansion of our existing international operations and entry into additional international markets will require management attention and significant financial resources.



WE HAVE BEEN, AND MAY BE SUBJECT TO FUTURE, INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS.



     We may be subject, from time to time, to claims that we are infringing the intellectual property rights of others. Any litigation regarding intellectual property rights may be costly to defend or settle, and may divert the attention of our management and key personnel from our business operations. The complexity of the technology involved and the uncertainty of intellectual property litigation increase these risks. Claims of intellectual property infringement might also require us to enter into costly royalty or license agreements. In December 2000, we settled an infringement claim brought by Timeline, Inc. Under the terms of the settlement, we paid Timeline $600,000 and issued 600,000 shares of our common stock to Timeline. We may be subject to similar or more costly claims in the future or may become subject to an injunction against use of our products. A successful claim of patent or other intellectual property infringement against us would have an immediate material adverse effect on our business and financial condition.



IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, THIS INABILITY COULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUE AND INCREASE OUR COSTS.



     Our success depends in large part on our proprietary technology. We rely on a combination of copyright, trademark and trade secrets, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. We may be required to spend significant resources to monitor and police our intellectual property rights. If we fail to successfully enforce our intellectual property rights, our competitive position may be harmed.



     Other software providers could copy or otherwise obtain and use our products or technology without authorization. They also could develop similar technology independently which may infringe our proprietary rights. We may not be able to detect infringement and may lose a competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.



IF WE DISCOVER SOFTWARE DEFECTS WE MAY HAVE PRODUCT-RELATED LIABILITIES WHICH MAY LEAD TO LOSS OF REVENUE OR DELAY IN MARKET ACCEPTANCE FOR OUR PRODUCTS.



     Our software products are internally complex and may contain errors, defects or failures, especially when first introduced or when new versions are released. We test our products extensively prior to releasing them; however, in the past we have discovered software errors in some of our products after their introduction. Despite extensive testing, we may not be able to detect and correct errors in products or releases before commencing commercial shipments, which may result in loss of revenue or delays in market acceptance.



     Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. All domestic and international jurisdictions may not enforce these limitations. Although we have not experienced any product liability claims to date, we may encounter such
claims in the future. Product liability claims, whether or not successful, brought against us could divert the attention of management and key personnel and could be expensive to defend.



WE HAVE ANTI-TAKEOVER DEFENSES THAT COULD DELAY OR PREVENT AN ACQUISITION OF OUR COMPANY.



     Provisions of our certificate of incorporation, bylaws, other agreements and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. Our board of directors could choose not to negotiate with an acquirer that it did not feel was in the strategic interests of our company. If the acquirer was discouraged from offering to acquire us, or prevented from successfully completing a hostile acquisition by the anti-takeover measures, you could lose the opportunity to sell your shares at a favorable price.

                      SELECTED CONSOLIDATED FINANCIAL DATA


                                                                                                        SIX MONTHS
                                                            YEAR ENDED DECEMBER 31,                   ENDED JUNE 30,
                                              ---------------------------------------------------   ------------------
                                                2000       1999       1998       1997      1996       2001      2000
                                              --------   --------   --------   --------   -------   --------   -------
                                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)   (UNAUDITED)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
  Net revenues..............................  $ 58,188   $ 48,001   $ 25,001   $ 12,322   $ 2,917   $ 24,262   $32,039
  Net loss..................................  $(23,704)  $(12,092)  $(15,056)  $ (7,188)  $(6,854)  $(16,187)  $  (487)
  Net loss per common share:
    Basic and diluted.......................  $  (0.82)  $  (0.55)  $  (2.60)  $  (1.46)  $ (1.89)  $  (0.46)  $ (0.02)
CONSOLIDATED BALANCE SHEET DATA:
  Total assets..............................  $ 46,087   $ 66,704   $ 18,617   $ 11,586   $ 7,577   $ 52,900    62,475
  Long-term obligations.....................  $    895   $  1,491   $  4,062   $  5,363   $ 2,782   $  2,369       993
  Accumulated deficit.......................  $(66,941)  $(43,237)  $(31,145)  $(16,089)  $(8,901)  $(83,128)  (43,724)
  Total stockholder's equity................  $ 26,665   $ 43,374   $  2,299   $  5,106   $ 6,921   $ 30,514    45,344


                        QUARTERLY RESULTS OF OPERATIONS
                                  (UNAUDITED)

                                                   THREE MONTHS ENDED
                       --------------------------------------------------------------------------
                       MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                         1999        1999         1999            1999         2000        2000
                       ---------   --------   -------------   ------------   ---------   --------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..............   $ 8,998    $ 9,895       $13,074        $16,034       $14,537    $17,502
Gross profit.........   $ 6,770    $ 6,657       $ 9,437        $13,388       $11,831    $14,586
Net loss before
  taxes..............   $(3,298)   $(2,064)      $  (453)       $(6,014)      $(2,009)   $ 1,539
Net loss.............   $(3,370)   $(2,110)      $  (516)       $(6,096)      $(2,019)   $ 1,532
Earnings per share:
  Basic..............   $ (0.53)   $ (0.08)      $ (0.02)       $ (0.22)      $ (0.07)   $  0.05
  Diluted............   $ (0.53)   $ (0.08)      $ (0.02)       $ (0.22)      $ (0.07)   $  0.05

                                       THREE MONTHS ENDED
                       ---------------------------------------------------
                       SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,
                           2000            2000         2001        2001
                       -------------   ------------   ---------   --------
                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue..............     $13,820        $ 12,329      $11,011    $13,251
Gross profit.........     $10,261        $  8,679      $ 7,034    $ 9,467
Net loss before
  taxes..............     $(8,182)       $(14,543)     $(9,854)   $(6,276)
Net loss.............     $(8,381)       $(14,837)     $(9,879)   $(6,308)
Earnings per share:
  Basic..............     $ (0.29)       $  (0.51)     $ (0.30)   $ (0.17)
  Diluted............     $ (0.29)       $  (0.51)     $ (0.30)   $ (0.17)

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS



     This prospectus contains forward-looking statements in "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels or activity, performance or achievements expressed or implied by these forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements that involve risks and uncertainties, such as statements regarding our objectives, expectations and intentions. When used in this discussion, and elsewhere in this prospectus, the words "expects," "anticipates," "intends," "believes," "plans" and other similar expressions with an asterisk sign (*) preceding a sentence are intended to identify certain of these forward-looking statements. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this document. Our actual results could differ materially from those discussed in this prospectus. Factors that could cause or contribute to such differences include those discussed in the section entitled "Risk Factors."

OVERVIEW

     We provide real-time e-business intelligence solutions that enable enterprises to win, retain, and grow new customers and improve operational effectiveness. We develop, market, and support products and services that help businesses collect, analyze, understand, and act on customer and operational information both in batch and in real-time. Our products and services provide a way for an organization's employees, customers, and partners to use the Internet to examine the internal data they already have and to supplement that data with external, value-added information such as demographic, geographic, or other content and data feeds. We refer to our products as "real-time e-business intelligence" solutions because they enable organizations to rapidly make more informed, intelligent decisions and to spread that ability across the enterprise.

REVENUE

     We sell our software products directly to our customers and through channel partners such as enterprise software vendors, resellers and distributors. Enterprise software vendors generally integrate our products with their applications and will embed them into their products or resell them with their products. Our other channel partners, principally resellers and distributors, sell our software products to end user customers.

     We derive our revenue from license fees for software products and fees for services relating to the software products, including consulting, training, software and data updates, technical support and real-time marketing services over the Internet.

     We recognize revenue from sales of software licenses to end users upon: determination that persuasive evidence of an arrangement exists; delivery of the software to a customer; determination that collection of a fixed or determinable license fee is probable; and determination that no undelivered services are essential to the functionality of the licensed software.

     If consulting services are essential to the functionality of the licensed software, then both the license revenue and the consulting service revenue are recognized as the services are performed. Our arrangements regarding sales of software licenses generally do not include services that are essential to the functionality of the software.

     Revenue for transactions with enterprise application vendors, OEMs, and distributors is generally recognized when the licenses are resold or utilized by the reseller and all related obligations on our part have been satisfied. However, if the contract stipulates a non-refundable royalty payment to be paid in advance of any resales, revenue is recognized upon execution of the contract. We provide for estimated sales allowances at the time a sale is recorded.

     Maintenance contracts generally call for us to provide technical support and software updates and upgrades to customers. Maintenance revenue is recognized ratably over the term of the maintenance contract, generally on a straight-line basis when all revenue recognition requirements are met. Other service revenue, primarily training and consulting, is generally recognized at the time the service is performed and when it is determined that the Company has fulfilled our obligations resulting from the services contract.

     Statement of Position, 97-2, "Software Revenue Recognition" (SOP 97-2) was issued in 1997 by the American Institute of Certified Public Accountants (AICPA) and amended by Statements of Position 98-4 and 98-9. We adopted SOP 97-2 effective January 1, 1998. Based on our reading and interpretation of SOP's 97-2, 98-4 and 98-9, we believe our current revenue recognition policies and practices are consistent with SOP's 97-2, 98-4, and 98-9.

COST OF REVENUE

     Cost of revenue from license sales consists primarily of royalties, product packaging, shipping, media and documentation. Cost of services consists primarily of salaries and benefits of consulting, customer service and training personnel and fees paid to third party providers of data and data updates.

EXPENSES

     Sales and Marketing. Sales and marketing expenses consist primarily of compensation, travel, marketing programs, and branch sales facilities.

     Research and Development. Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance, testing and facilities.

     General and Administrative. General and administrative expenses consist primarily of personnel costs for Sagent's finance, human resources, information systems and general management as well as legal and bad debt reserves.

RESULTS OF OPERATIONS


SIX MONTHS ENDED JUNE 30, 2001 AND 2000


     The following table sets forth for the periods presented, certain data, from our unaudited condensed consolidated statements of operations, including data as a percentage of total revenue. The information contained in the table below should be read in conjunction with the unaudited condensed consolidated financial statements and notes beginning on page F-25.


TABLE I: DATA PRESENTED AS A PERCENTAGE OF TOTAL REVENUE



                                                              THREE MONTHS     SIX MONTHS
                                                                 ENDED           ENDED
                                                                JUNE 30,        JUNE 30,
                                                              ------------    ------------
                                                              2001    2000    2001    2000
                                                              ----    ----    ----    ----
Revenue:
  License...................................................   56%     63%     53%     62%
  Service...................................................   44      37      47      38
                                                              ---     ---     ---     ---
          Total revenue.....................................  100     100     100     100
                                                              ---     ---     ---     ---
Net cost of revenue:
  License...................................................    7       2       7       3
  Service...................................................   22      14      25      15
                                                              ---     ---     ---     ---
          Total cost of revenue.............................   29      16      32      18
                                                              ---     ---     ---     ---
Gross profit................................................   71      84      68      82
                                                              ---     ---     ---     ---
Operating expenses:
  Sales and marketing.......................................   74      53      76      56
  Research and development..................................   27      24      31      26
  General and administrative................................   17      10      28      10
  Merger and integration credits............................   --     (11)     --      (6)
                                                              ---     ---     ---     ---
          Total operating expenses..........................  118      76     135      86
                                                              ---     ---     ---     ---
Income (loss) from operations...............................  (47)      8     (67)     (4)
Other income (expenses), net................................   (1)      1      --       2
                                                              ---     ---     ---     ---
Net income (loss) before income taxes.......................  (48)      9     (67)     (2)
Provision for income taxes..................................    0       0       0       0
                                                              ---     ---     ---     ---
Net income (loss)...........................................  (48)%     9%    (67)%    (2)%
                                                              ===     ===     ===     ===

            TABLE II: DATA PRESENTED IN DOLLAR AMOUNT (IN THOUSANDS)



                                                     THREE MONTHS ENDED     SIX MONTHS ENDED
                                                          JUNE 30,              JUNE 30,
                                                     ------------------    -------------------
                                                      2001       2000        2001       2000
                                                     -------    -------    --------    -------
Revenue:
  License..........................................  $ 7,407    $11,046    $ 12,874    $19,690
  Service..........................................    5,844      6,456      11,388     12,349
                                                     -------    -------    --------    -------
          Total revenue............................   13,251     17,502      24,262     32,039
                                                     -------    -------    --------    -------
Net cost of revenue:
  License..........................................      867        437       1,598        956
  Service..........................................    2,917      2,478       6,163      4,666
                                                     -------    -------    --------    -------
          Total cost of revenue....................    3,784      2,915       7,761      5,622
                                                     -------    -------    --------    -------
Gross profit.......................................    9,467     14,587      16,501     26,417
                                                     -------    -------    --------    -------
Operating expenses:
  Sales and marketing..............................    9,825      9,210      18,420     18,003
  Research and development.........................    3,553      4,276       7,406      8,315
  General and administrative.......................    2,257      1,719       6,823      3,202
  Merger and integration credits...................       --     (1,950)         --     (1,950)
                                                     -------    -------    --------    -------
          Total operating expenses.................   15,635     13,255      32,649     27,570
                                                     -------    -------    --------    -------
Income (loss) from operations......................   (6,168)     1,332     (16,148)    (1,153)
Other income (expenses), net.......................     (108)       208          18        683
                                                     -------    -------    --------    -------
Net income (loss) before income taxes..............   (6,276)     1,540     (16,130)      (470)
Provision for income taxes.........................       32          7          57         17
                                                     -------    -------    --------    -------
Net income (loss)..................................  $(6,308)   $ 1,533    $(16,187)   $  (487)
                                                     =======    =======    ========    =======



REVENUE



     Total revenue decreased 24% to $13.3 million for the three months ended June 30, 2001 from $17.5 million for the corresponding period in 2000. For the six months ended June 30, 2001, total revenue decreased 24% to $24.3 million from $32.0 million for the corresponding period in 2000. We believe that this decline is attributed to a slower domestic market demand for software products in a generally weakened economic and information technology purchasing environment.



     However, international revenues increased 33% to $3.2 million for the three months ended June 30, 2001 from $2.4 million for the corresponding period in 2000, international revenues increased 41% to $5.5 million for the six months ended June 30, 2001 from $3.9 million for the corresponding period in 2000. This increase is attributed mainly to expansion of our international operations as well as stronger overseas market demand.



     License revenue decreased 33% to $7.4 million for the three months ended June 30, 2001 from $11.0 million for the corresponding period in 2000. For the six months ended June 30, 2001, license revenue decreased 35% to 12.9 million from $19.7 million for the corresponding period in 2000. The decrease was primarily attributed to a slower domestic market demand. In addition to this decline in license revenue in absolute dollars, our license revenue is also declining as a percentage of our total revenue.



     Service revenue decreased 9% to $5.8 million for the three months ended June 30, 2001 from $6.5 million for the corresponding period in 2000. For the six months ended June 30, 2001, service revenue decreased 7% to $11.4 million from $12.3 million for the corresponding period in 2000. Decreases in service revenue were due to declines in consulting and training services attributed to a slow down in the economy and a decline in new license revenue in the second half of 2000 and the first quarter of 2001.

The increase in service revenue as a percentage of total revenue from the corresponding periods in the prior year was due in large part to the overall decline in license revenue.



COST OF REVENUE



     Cost of revenue from license sales consists primarily of royalties, product packaging, shipping, media, and documentation. Our cost of revenue for license sales was $0.9 million and $0.4 million for the three months ended June 30, 2001 and 2000, respectively, representing 12% and 4% of license revenue for the three months ended June 31, 2001 and 2000, respectively. Our cost of license revenue was $1.6 million and $1.0 million for the six months ended June 30, 2001 and 2000 respectively, representing 12% and 5% of license revenue for the six months ended June 30, 2001 and 2000, respectively. The increase as a percentage of license revenue was primarily due to impairment of royalty prepayments recognized during the six months period ended June 30, 2001, as we do not expect to utilize these prepayments.



     Cost of service consists primarily of personnel costs associated with providing software maintenance, technical support, training and consulting services. Our cost of service revenue was $2.9 million and $2.5 million for the three months ended June 30, 2001 and 2000, respectively, representing 50% and 38% of service revenue for the three months ended June 30, 2001 and 2000, respectively. Our cost of service revenue was $6.2 million and $4.7 million for the six months ended June 30, 2001 and 2000, respectively, representing 54% and 38% of service revenue for the six months ended June 30, 2001 and 2000, respectively. The increase as a percentage of net service revenue was due primarily to additional support personnel and to outsourcing online services in 2001.



GROSS PROFIT



     Gross profit declined to 71% for the three months ended June 30, 2001 from 84% for the same period in the prior year. Our gross profit declined to 68% for the six months ended June 30, 2001 from 82% for the same period in the prior year. The decline was mainly attributed to lower new license revenue, and as a result, lower consulting and training revenue that is usually associated with new licenses. Furthermore, the cost of revenue for license and service increased as was discussed in the preceding paragraph.



SALES AND MARKETING



     Sales and marketing expenses consist primarily of compensation, travel, marketing programs, and branch sales facilities. Sales and marketing expenses increased 7% to $9.8 million for the three months ended June 30, 2001 from $9.2 million for the three months ended June 30, 2000. For the six months ended June 30, 2001, sales and marketing expenses increased 2% to $18.4 million from $18.0 million for the same six months in the prior year. Sales and marketing expenses represented 74% and 53% of total net revenues for the three months ended June 30, 2001 and 2000, respectively. Sales and marketing expenses represented 76% and 56% of total net revenue for the six months ended June 30, 2001, and 2000, respectively. The increase as a percentage of net total revenue was attributable to a decline in net revenue and an increase in sales and marketing expenses in the 2001 period. In 2001, we have focused our efforts to grow our revenue domestically and internationally; as a result, we acquired and established additional subsidiaries in Asia Pacific, Benelux, and Australia that contributed to an increase in the absolute dollar amount of sales and marketing expenses.



RESEARCH AND DEVELOPMENT



     Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance, testing and facilities. Research and development expenses decreased 17% to $3.6 million for the three months ended June 30, 2001 from $4.3 million for the three months ended June 30, 2000. For the six months ended June 30, 2001, research and development expenses decreased 11% to $7.4 million from $8.3 million for the same six months in the prior year. Research and development expenses represented 27% and 24% of total net revenues for the three months ended June 30, 2001 and 2000, respectively.

Research and development expenses represented 31% and 26% of total net revenues for the six months ended June 30, 2001, and 2000 respectively. The increase as a percentage of net total revenue was primarily attributable to a decline in net revenue. The decline in absolute dollar amount in research and development expenses was attributable to cost cutting measures and controlling discretionary spending to align the total expenditures of our company with our revenue.



GENERAL AND ADMINISTRATIVE



     General and administrative expenses consist primarily of personnel costs for finance, human resources, information systems and general management as well as legal, accounting, bad debt expenses, and amortization of goodwill. General and Administrative expenses increased 31% to $2.3 million for the three months ended June 30, 2001 from $1.7 million for the three months ended June 30, 2000. During the six month period ended June 30, 2001, general and administrative expenses increased 113% to $6.8 million from $3.2 million for the same six months in the prior year. General and Administrative expenses represented 17% and 10% of total net revenues for the three months ended June 30, 2001 and 2000, respectively. General and administrative expenses represented 28% and 10% of total net revenues for the six months ended June 30, 2001, and 2000, respectively. The increase as percentage of net total revenue was primarily attributable to a decline in net revenue. The increase in absolute dollar amount for the three months ended June 30, 2001 was mainly due to an increase in amortization of goodwill and intangibles and higher executive compensation expenses. The increase in absolute dollar amount for the six months ended June 30, 2001 was primarily due to bad debt expenses, higher professional services fees, and increases in amortization of goodwill, and higher executive compensation expenses.

YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

     The following table sets forth, for the periods presented, certain data from our consolidated statements of operations as a percentage of total revenue. The information contained in the table below should be read in conjunction with the consolidated financial statements and notes thereto beginning on page F-4.

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               2000      1999      1998
                                                              ------    ------    ------
Revenue:
  License...................................................   59.6%     71.1%     62.4%
  Service...................................................   40.4      28.9      37.6
                                                              -----     -----     -----
     Total revenue..........................................  100.0     100.0     100.0
                                                              -----     -----     -----
Cost of revenue:
  License...................................................    3.3       5.9       2.3
  Service...................................................   18.7      15.3      27.5
  Amortization of abandoned development projects............     --       3.3        --
                                                              -----     -----     -----
     Total cost of revenue..................................   22.0      24.5      29.8
                                                              -----     -----     -----
Gross profit................................................   78.0      75.5      70.2
                                                              -----     -----     -----
Operating expenses:
  Sales and marketing.......................................   64.7      56.0      63.7
  Research and development..................................   29.2      26.0      33.7
  General and administrative................................   29.2      10.6      22.9
  Merger and integration charges............................   (4.0)      9.7        --
  Acquired in-process research and development..............     --        --       9.7
                                                              -----     -----     -----
     Total operating expenses...............................  119.1     102.3     130.0
                                                              -----     -----     -----
Loss from operations........................................  (41.3)    (26.7)    (59.8)
Other income (expense), net.................................    1.4       2.1      (1.1)
                                                              -----     -----     -----
Loss before income taxes....................................  (39.9)    (24.6)    (60.9)
Income tax expense (benefit)................................    0.9       0.6      (0.7)
                                                              -----     -----     -----
Net loss....................................................  (40.8)%   (25.2)%   (60.2)%
                                                              =====     =====     =====

REVENUE

     Our total revenue was $58.2 million, $48.0 million and $25.0 million in 2000, 1999 and 1998, respectively, representing increases of $10.2 million or 21.3% from 1999 to 2000 and $23.0 million or 92.0% from 1998 to 1999. The 92.0%
increase in revenues from 1998 to 1999 resulted from a 118.6% increase in license revenues and a 47.8% increase in service revenues. While service revenues continued to increase steadily from 1999 to 2000, license revenues increased only 1.6%, resulting in overall revenue growth of 21.3%.

     License revenues increased to $34.7, $34.1 and $15.6 million in 2000, 1999 and 1998, respectively, representing increases of $0.5 million or 1.6% from 1999 to 2000 and $18.5 million or 118.6% from 1998 to 1999. Increases from 1998 to 1999 were primarily due to increased acceptance of the Sagent Solution, expansion in the domestic and international direct sales organization and expansion in the reseller channels resulting in increases in the number of licenses sold and average transaction size. During 2000, we experienced turnover in our sales force and restructured our sales organization resulting in reduced sales productivity. *Although we believe that as of the beginning of the first quarter of 2001, we had taken the actions necessary to restructure our sales force and refocus attention on increased sales productivity, there can be no assurance that such efforts will yield increased license revenue. The average transaction size remained stable from 1999 to 2000. *We anticipate that license revenue, which has represented a majority of our revenue in the past, will continue to represent a substantial portion of our revenue for the foreseeable future. However, if we continue to experience turnover in our sales force and fail to expand our direct and indirect sales channels, our license revenue may decrease as a percentage of total revenues.

     Service revenue was $23.5 million, $13.9 million and $9.4 million in 2000, 1999 and 1998, respectively, representing increases of $9.7 million or 70% from 1999 to 2000 and $4.5 million or 47.8% from 1998 to 1999. The increase in service revenues from 1998 to 1999 were due to increases in all components of service revenues -- consulting, training and maintenance related to the increase in the number of licenses sold and the increased average transaction size from the prior year. Training and consulting services relating to the acquisition of Talus, Inc. in 1998 further increased service revenues from 1998 to 1999. The increase from 1999 to 2000 was primarily a result of our concerted efforts to involve the consulting organization in each license transaction as it concerns installation and implementation which led to higher customer satisfaction and follow-on sales opportunities in the resulting months.

COST OF REVENUE

     Cost of revenue from license sales consists primarily of royalties, product packaging, shipping media and documentation. Cost of revenue from license sales was $1.9 million, $2.8 million and $0.6 million in 2000, 1999, and 1998, respectively, representing 5.6%, 8.2% and 3.8% of license revenue in the respective periods. From 1998 to 1999, the absolute dollar and percentage increase resulted from increased costs of royalties and documentation. From 1999 to 2000 the absolute dollar and percentage decrease was primarily due to reduced royalties, reductions in headcount in this area, and increased efficiencies in packaging, shipping, media and documentation expense.

     Cost of services consists primarily of salaries, commissions and benefits of consulting, customer service and training personnel and fees paid to third party providers of data and data updates. Cost of services was $10.9 million, $7.3 million and $6.9 million, in 2000, 1999 and 1998, respectively, representing 46.3%, 52.6% and 73.2% of services revenue in the respective periods. The absolute dollar increases were primarily due to increases in technical support staff and consultants. The percentage decreases were due to improved utilization of consulting personnel, increased productivity of our customer service division and a reduction in the use of outside consultants to provide consulting and training services.

SALES AND MARKETING

     Sales and marketing expenses consist primarily of compensation, travel, marketing programs, and branch facilities. Sales and marketing expenses were $37.7 million, $26.9 million and $15.9 million in 2000, 1999 and 1998, respectively, representing 64.7%, 56.0% and 63.7% of total revenue in the respective periods. The absolute dollar increases reflect the hiring of additional personnel in connection with building the direct, indirect and reseller/OEM channels and increased sales commissions associated with increasing revenues. The percentage decrease from 1998 to 1999 was attributable to the increase in revenue in 1999 and a slower level of increasing sales resources in the QMS group from the prior year. In addition, 1998 amounts reflect the creation of user conferences, expanded advertising campaigns and design of the Enterprise Intelligence seminar series. The percentage increase from 1999 to 2000 reflects the investment in building the direct and indirect sales organizations and the cost associated with the restructuring of the sales force in 2000. *We believe that as we continue to expand our direct sales and presales support organization, our third-party partnering relationships and our indirect channel sales organization on a worldwide basis, sales and marketing expenses will continue to increase in absolute dollars. *We expect sales and marketing expenses to decrease as a percentage of total revenues, provided that our efforts to improve and expand our sales organization are successful in growing our revenues.

RESEARCH AND DEVELOPMENT

     Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance, testing and facilities. Research and development expenses were $17.0 million, $12.5 million and $8.4 million in 2000, 1999 and 1998, respectively, representing 29.2%, 26.0% and 33.7% of total revenue in the respective periods. The absolute dollar increase in the respective periods was due to significant investment in the form of additional personnel to develop new versions of our software products, new product offerings and localization enhancements of existing products for foreign countries. *We believe that significant investment for research and development is essential to our future success and we will continue to commit substantial resources to research and development in the future. *We anticipate that research and development expenditures will continue to increase in absolute dollars, although such expenses are expected to decrease as a percentage of total revenues.

GENERAL AND ADMINISTRATIVE

     General and administrative expenses consist primarily of personnel costs for Sagent's finance, human resources, information systems and general management as well as legal, accounting and bad debt expenses. General and administrative expenses were $17.0 million, $5.1 million and $5.7 million for 2000, 1999 and 1998, respectively, representing 29.2%, 10.6% and 22.9% of total revenues in the respective periods. The absolute dollar decrease from 1998 to 1999 was primarily due to increased efficiencies and reduced third party professional fees. The absolute dollar increase from 1999 to 2000 was primarily due to the settlement of the Timeline litigation, large non-recurring third party professional fees, recruitment and relocation of our senior management team, certain executive compensation charges and an increase in bad debt allowance. In particular, allowance for doubtful accounts increased from $630,000 in 1999 to $5.0 million in 2000. In addition, in 2000 we settled litigation with Timeline Inc. by issuing 600,000 shares of our common stock valued at $1.4 million and $600,000 in cash, and incurred $1.1 million in expenses associated with recruitment and relocation of executive management. The percentage decrease from 1998 to 1999 was attributable to reduced costs combined with increased revenues. The percentage increase from 1999 to 2000 was attributable to the increased costs associated with the Timeline litigation, expenses associated with relocation and hiring costs related to the new management team and the increase in bad debt allowance in 2000. *We expect general and administrative expenses to rise in absolute dollars as we expand staffing to support operations, but to decrease as a percentage of total revenue.

MERGER RELATED CHARGES

     As a result of the business combination with QMS on December 11, 1999, accounted for as a pooling of interests, we incurred merger-related costs of $4.6 million. These costs included transaction costs, write-off of duplicate equipment and other assets, and severance pay and outplacement for nine employees. The residual accrual in the amount of $2.3 million was reversed in 2000. As of December 31, 2000 there was no remaining balance as accrued merger related costs.

ACQUIRED IN-PROCESS TECHNOLOGY

     As a result of the business combination with Talus in February 1998, we acquired certain in-process technology. This technology under development consisted of analytical software applications for high technology, manufacturing, food service and hospitality industries. After considering such factors as degree of completion, technological uncertainties, costs incurred, and projected costs to complete, we expensed $2.4 million of in-process technology and allocated $517,000 of the purchase price to additional intangible assets, primarily non-compete agreements and the value of an assembled workforce. The technology under development has been successfully integrated into our product line.

OTHER

     We evaluate the recoverability of long lived assets such as goodwill, other intangible assets and property and equipment on a periodic basis. We have not recorded impairment expenses related to long lived assets in 2000 or 1998, but we recognized $1.6 million of amortization of abandoned development projects in 1999 as a component of cost of revenue. If future events or changes in circumstances indicate that any of our long lived assets will not be recoverable, impairment expenses may be recognized to reduce their carrying values to then estimated fair values. In 2000 we recorded $0.5 million in other expenses related to the disposal of property and equipment.

INCOME TAXES

     At December 31, 2000 and 1999, we had available net operating loss carryforwards for federal and state income tax purposes of approximately $41.4 and $23.6 million, respectively. These carryforwards expire from 2003 to 2019. At December 31, 1999 and 2000, we also had available research and development credit carryforwards for federal and state income tax purposes of approximately $1.4 million.

     For federal and state tax purposes, a portion of our net operating loss carryforwards may be subject to certain limitation on annual utilization due to changes in ownership, as defined by federal and state tax law.


     Due to the uncertainty surrounding the realization of the deferred tax asset in future tax returns, we have placed a valuation allowance against our net deferred tax assets. The difference between the statutory rate of approximately 40.0% (34% federal and 6.0% state, net of federal benefits) and the tax benefit of zero that we have recorded is primarily due to our full valuation allowance against its net deferred tax assets.



LIQUIDITY AND CAPITAL RESOURCES



     At June 30, 2001, we had cash and cash equivalents totaling $11.5 million, an increase of $5.1 million from December 31, 2000. Since inception, we have funded our operations primarily by private sales of equity securities, the use of equipment leases and the initial public offering of our common stock in April 1999, and not from cash generated by our business.



     In February 2001, we completed a private placement of approximately 5.8 million shares of our common stock and received proceeds of $16.1 million, net of $0.6 million in offering costs. In connection with the private placement, we also issued to certain placement agents warrants to purchase 210 shares of our common stock.



     In August 2001, we completed a private placement of approximately 9.1 million shares of our common stock and received proceeds of $16.0 million, net of $0.8 million in offering costs. In connection with the private placement, we also issued to certain placement agents warrants to purchase 456 shares of our common stock.



     Net cash used in operating activities was $12.7 million and $11.0 million for the six months ended June 30, 2001 and 2000, respectively.



     In June 2000, we entered into a $10 million bank line of credit agreement collateralized by certain of our assets. The credit line allowed for advances against eligible accounts receivable in an aggregate amount not to exceed the lesser of the committed revolving line or the borrowing base, less any outstanding letters of credit. Advances against the revolving line bore interest at the bank's prime rate plus 1%. The line of credit expired in June 2001.



     *We believe that our current cash and cash equivalents, together with equipment lease lines, will be sufficient to meet our operating requirements for the next twelve months.



RECENT ACCOUNTING PRONOUNCEMENTS



     In October 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement supercedes and replaces the guidance in Statement 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS 125 or Statement 125). SFAS No. 140 provides accounting and reporting guidance for transfers and servicing of financial assets and extinguishments of liabilities. The provisions of SFAS No. 140 will become effective for transactions entered into after March 31, 2001. The adoption of SFAS No. 140 has not had a material effect on Sagent's consolidated financial statements.

     In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangibles will be evaluated against this criteria and may result in certain intangibles being subsumed into goodwill, or alternatively, amounts initially recorded as goodwill maybe separately identified and recognized apart from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions for each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001, will be adopted by the Company on January 1, 2002.



     Sagent is currently assessing the impacts of adoption of SFAS No. 141 and SFAS No. 142. Sagent amortized $1,075 and $1,152 of goodwill during the six months ended June 30, 2001 and 2000, respectively.


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

                                    BUSINESS


     This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in such forward-looking statements. See note on page 11 describing Forward-Looking Statements.


     We provide real-time e-business intelligence solutions that enable enterprises to improve customer acquisition and retention and operational effectiveness. We develop, market, and support products and services that help businesses collect, analyze, understand, and act on customer and operational information both in batch and in real-time. Our products and services provide a way for an organization's employees, customers, and partners to use the Internet to examine the internal data they already have and to supplement that data with external, value-added information such as demographic, geographic, or other content and data feeds. We refer to our products as "real-time e-business intelligence" solutions because they enable organizations to rapidly make more informed, intelligent decisions and to spread that ability across the enterprise.

INDUSTRY BACKGROUND

     Today, information about an organization's customers, products and operations is one of its most important strategic assets. In particular, as organizations pursue more complex operational strategies, their need for timely information increases. As businesses continue to streamline their organizational structures to improve time to market and responsiveness to rapidly changing market conditions, decision making authority is expected to become more distributed, thus heightening the need for broader dissemination of information throughout the enterprise. Recently, the rapid adoption of the Internet has given organizations the ability to share information internally and externally on a cost-effective basis and has dramatically increased the number of people who can receive and access information.

     To be successful in the Internet age, companies must use the Internet to grow their top-line revenue and to manage their bottom-line organizational performance to track the health of their enterprise. Increased competition places a premium on finding and retaining customers, while reduced margins and shortened business cycles make it crucial to control costs and streamline operations. Organizations need to put all of their information assets to work to attract and retain customers, while at the same time increasing operational efficiencies.

     The Internet offers new ways of identifying, qualifying and selling to customers while they are at a company's website, call center, or store location. Many businesses use data about customers' prior buying habits to target marketing activities and create compelling offers for new products or services. But this historical data only delivers part of the picture. Integrating the data businesses collect during each customer interaction with value-added external information -- such as demographic, firmographic, and geographic content -- provides a clearer picture of who a company's customers are and what they really need. Having a complete view of the customer enables companies to improve customer relationships and identify new opportunities for selling, cross-selling, and up-selling. In addition, by understanding the customer, the actual geographic location of his/her household, and the customer's proximity to services and potential hazards, companies can make rapid assessment of customer-value as well as risk.

     In addition to gaining a better understanding of customers, today's companies also require a clear picture of their own operations in order to succeed in the competitive environment of e-business. Enterprises need to understand exactly what is happening within their organization, variances in key performance indicators, and use that knowledge to rapidly reshape and transform the way they run their business. Companies that cannot respond to changing market conditions will be quickly surpassed by their more nimble competitors.

     To improve the timeliness and quality of critical business decisions, companies must give front-line managers the ability to rapidly develop, track, and respond to key business metrics. Empowering employees to make better operational decisions requires an information supply chain that delivers a thorough understanding of all business processes. Unfortunately, the critical business information companies need to facilitate strategic decision-making is often locked up in multiple, disparate applications, databases, and legacy systems across departments, divisions, and the enterprise.

OUR SOLUTION

     We provide real-time e-business intelligence solutions to help companies maximize revenue, reduce costs, and streamline business processes by offering products and services that provide a clearer view of their customers and their internal organization. Elements of our solution include:

     - A suite of integrated software products that provide a platform for collecting, organizing, and manipulating information from a variety of sources;

     - Software tools that enhance enterprise data by dynamically integrating it with demographic information, geographic data, and other value-added content;

     - Web-based services that allow our customers to access our data enhancement tools over the Internet, enabling them to improve the quality and consistency of their internal data and to supplement this data with value-added content and external data sources;

     - Industry-specific data and applications that provide a "rapid deployment" solution for select vertical industries, including pre-packaged data models, metadata, reports, and business rules and metrics; and

     - Consulting services to help customers rapidly and effectively install, configure, and deploy our software and services.

     Our solution provides three primary benefits to our customers. First, it combines in one integrated product key functions that a customer requires, such as extracting information from multiple data sources and providing end-users with the capability to analyze information and publish reports. This saves time and money otherwise spent combining many different products from many different vendors. Second, our product suite can handle a very large number of users and a very large amount of data. This allows our product suite to scale to the increasing numbers of employees or customers who need access to information from inside organizations or through the Internet. Third, the our product suite is designed for the Internet. We have invested significant resources in technology to rapidly distribute information over the web.

PRODUCTS AND SERVICES

The Sagent Solution

     Our main product, the Sagent Solution, gathers data from a variety of sources, such as relational databases, mainframe databases, flat files and the Internet, and organizes that data into a common structure or repository known as a data mart. A data mart is used to more efficiently manage a subset of corporate data focused on the needs of a specific group of users. Once data is organized into our data mart, the Sagent Solution product suite allows organizations to efficiently analyze the data and provides access to the information through personal computers, reports, and, importantly, through web browsers over the Internet. We also provide design, systems engineering and education services to facilitate successful customer implementations. The Sagent Solution includes a number of components:

     - Sagent Data Load Server -- a high performance application server for data extraction, transformation and loading that rapidly integrates information from multiple complex sources.

     - Sagent Data Access Server -- a tool that rapidly delivers customized business views of information to users throughout the enterprise and over the Internet.

     - Sagent Admin -- a tool that enables system administrators to control a distributed network of data stores from a single location, providing a single, integrated view of all system components.

     - Sagent Automation -- an event-driven scheduler that delivers robust automation, troubleshooting, and messaging capabilities to ease the process of deploying and providing access to data marts.

     - Sagent Design Studio -- a graphical environment for administrators to develop data flow plans, data staging and storage, metadata creation and online analysis. Developers use this component to define their data extraction, transformation and movement requirements, while users utilize it to perform ad hoc queries, online analysis and reporting.

     - Sagent Information Studio -- a graphical interface for easily accessing and sharing information. This client-side component enables users to build powerful data requests, store result sets for easy reuse and collaborate with other users.

     - Sagent Analysis -- an information studio plug-in for analyzing Sagent data, including cross-tabulation, slicing, drilling, charting and manipulation of information from relational data sources.

     - Sagent Reports -- an enterprise-level reporting tool that enables users to rapidly create, publish and view graphically rich reports and forms.

     - Sagent WebLink -- an Internet interface that provides access to Sagent components through popular browsers, enabling users to run data requests and view result sets quickly and easily from their desktop.

     - Sagent Portal -- a web-based interface that gives employees, vendors and customers a single point of access to up-to-the-second, relevant information in context, from within the enterprise and beyond, all on a single web page.

     - Sagent Address Cleanser and Coder Transform -- a fast, precise transform that seamlessly integrates address standardization and geocoding capabilities into the Sagent Solution.

     - Sagent Forecaster Transform -- an application that predicts future values based on the historical data stored in a data mart.

     - Statistical Calculator -- a tool that delivers a wide range of statistical functions that apply advanced manipulations to data, making it easy to create powerful expressions for loading data and delivering information to end users.

Product Enhancements from QMS Acquisition

     Our acquisition in December 1999 of Qualitative Marketing Software, Inc., or QMS, further enhanced the capabilities of our product suite. With QMS technologies, we now provide tools and services for data quality, enhancement and profiling. These products enable our customers to supplement the data they already have with value-added external information -- such as demographic, firmographic, and geographic content. This enables a number of important applications for marketing, customer service, and customer relationship management, including:

     - Data enhancement -- records are appended with neighborhood, household, and business information U.S. Census demographics and national consumer and business data.

     - Spatial enhancement and analysis -- records are appended with address-level latitude and longitude coordinates.

     - Address standardization, correction and verification -- records are checked against the official U.S. Postal Service deliverable address database for address correction and addition of ZIP+4, carrier route, delivery point bar code data, line-of-travel codes and more.

     - Householding and record consolidation -- data from diverse sources are consolidated to combine records of people living under the same roof into a single record.

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

     - Move updating -- our technology matches customer and prospect databases against approximately 16 million individuals and businesses in the USPS FASTforward database that have changed addresses during the past six months. When a match is found, that record is updated automatically.

Release of Sun-based Solution

     During 2000, we passed a critical development milestone with the release of the internationalized Sagent Solution for the Sun Microsystems Solaris platform. This represents the initial step in our move from a Microsoft NT-centric solution, to a solution that operates on both NT and Unix platforms, roughly doubling the server platform opportunities worldwide for our products.

Analytical Applications

     In response to the market demand for more packaged solutions, we formed our Analytical Applications Group in September 2000. By augmenting the Sagent Solution with vertical and horizontal specific data models, metadata libraries, pre-configured reports and process plans, we provide pre-packaged analytical applications. The initial Sagent Analytical Application, serving credit unions and community banks in the financial services markets was beta tested in the fourth quarter. Additional Sagent analytical applications are expected to be released in 2001 in the property & casualty insurance market.

Further Product Development

     We intend to continue making substantial investments in research and development and related activities to maintain and enhance our product lines. Product development is based upon a consolidation of the requirements from existing customers, technical support and engineering. The development group infrastructure provides documentation, quality assurance and delivery and support capabilities (as well as product design and implementation) for our products. There can be no assurance that we will be able to complete these engineering activities in a timely or successfully manner, and the failure to do so could have a material adverse effect upon our business, operating results and financial condition.

Services

     To complement our product offering, we also offer professional consulting and training services to help customers achieve fast and full value from their implementation of the Sagent Solution. Sagent Professional Services, or SPS, provides a wealth of product and industry experience, from project definition and application development to deployment, training, and ongoing support.

SALES AND MARKETING

     We are focused on building market awareness and acceptance of our products and services and on developing strategic partnerships. Our marketing strategy includes several components: image and awareness building, direct marketing to both prospective and existing customers, a strong Internet presence, and marketing activities with key local and global partners. Our corporate marketing strategy includes extensive public relations activities, corporate advertising, presentations at conferences and trade shows, and working with key analysts and other market influencers. Our direct marketing activities include participation in selected trade shows and conferences, targeted advertising, direct mail efforts to existing and prospective customers, and local, regional and web-based seminars. Our corporate website is also used to generate leads for follow-up by our sales organization. Our inside sales group provides telemarketing support, as well as qualification of leads from other channels. Our partner and channel marketing activities help to recruit, train, support and conduct cooperative marketing with technology partners, resellers and value-added resellers. These programs help to foster strong relationships with our partners. Our marketing organization also provides a wide-range of programs, materials and events to support the sales organization in its efforts. We have several strategic relationships, including ADP, Advent Software, CommerceOne, Compaq, EDS, IBM, Microsoft and Cubiweb. During the first quarter of 2001, we announced strategic partnerships with SAS Institute and Breakaway Solutions, Inc.

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

     The sales and marketing staff is based at our corporate headquarters in Mountain View, California. Our inside sales organization is based in Clearwater, Florida. We also have field sales offices in 29 locations around the United States, and 21 field sales offices in countries throughout the world.

CUSTOMERS

     We currently have more than 1,500 customers throughout the world and across such diverse industries as insurance, financial services, retail, e-commerce, healthcare and telecommunications. The following are several of our larger customers:

- Advent Software                                           - Kawasaki Steel (Japan)
- Allstate                                                  - Micro Systems
- Boeing Credit Union                                       - Nationwide (UK)
- Breakaway Solutions                                       - OfficeMax
- California State Auto Association                         - Sears
- Carrefour (France)                                        - Siebel Systems
- Convergent Communications                                 - Telcordia
- Haht Software                                             - Tickets.com
- Hughes Aircraft                                           - United Health Group
- IndyMac Bank                                              - Victory Consulting

     We had no single customer during 2000 that accounted for 10% or more of our total 2000 revenues. Sales to customers located outside the United States and Canada accounted for 13% of our total 2000 revenues.

COMPETITION

     We operate in an intensely competitive, highly fragmented, and rapidly changing market. Our current and potential competitors offer a variety of software solutions and generally fall within five categories:

     - Vendors of packaged analytic applications such as Informatica, Broadbase, e.Piphany, and Hyperion;

     - Vendors of business intelligence software such as Cognos, Business Objects, Brio, MicroStrategy, and Hummingbird;

     - Vendors of data warehousing/data mart infrastructure environments such as Informatica, Ascential, and Acta;

     - Database vendors that offer products which operate specifically with their proprietary database, such as Oracle, IBM, and Informix;

     - Data providers and distributors such as Axciom and HotData.

     The variety of current and potential competitors, and the emerging nature of the market makes our competitive position uncertain. We have experienced and expect to continue experiencing increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than us. Such competitors may be able to devote greater resources to the development, promotion and sales of their products, or to respond more quickly to changes in customer requirements and/or evolving technology. We anticipate additional competition as other vendors enter the market and new products and technologies are introduced. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which could materially and adversely affect our business, operating results and financial condition.

     Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing the ability of their products to address the needs of our prospective customers. Our current or future indirect channel partners may establish cooperative relationships with our current or potential competitors, thereby limiting our ability to sell products through particular distribution channels. Accordingly, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain significant market share. Such competition could materially adversely affect our ability to obtain new licenses, and maintenance and support renewals for existing licenses on favorable terms. Further, competitive pressures may require us to reduce the price of its products, which could have a material adverse effect on our business, operating results and financial condition. There can be no assurance that we will be able to compete successfully against current and future competitors, and the failure to do so could have a material adverse effect upon our business, operating results and financial condition.

     Our products compete on the basis of the following factors:

    - completeness of solution
    - product features
    - product breadth
    - product quality
    - product performance
    - analytical capabilities
    - access to external information
- user scalability
- web integration
- data volume scalability
- ease of use
- customer support
- rapid implementation services
- price

     We believe our products presently compete favorably with respect to each of these factors. However, our market is still evolving and there can be no assurance that we will be able to compete successfully against current and future competitors, and the failure to do so successfully could have a material adverse effect on our business, operating results and financial condition.

INTELLECTUAL PROPERTY

     We rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We also believe that factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance are essential to establishing and maintaining a technology leadership position.

     We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We hold 5 United States patents. There can be no assurance that our patents will not be invalidated, circumvented or challenged, or that the rights thereunder will provide us with competitive advantages.

     There can be no assurance that others will not develop technologies that are similar or superior to our technology or design around any patent that we may come to own. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult, and while we are unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights as fully as do the laws of the United States. There can be no assurance that our means of protecting its proprietary rights in the United States or abroad will be adequate or that competitors will not independently develop similar technology.

     We have entered into source code escrow agreements with a number of customers and indirect channel partners requiring release of source code. Such agreements provide that the contracting party will have a limited, non-exclusive right to use the code subject to the agreement in the event that:

     - there is a bankruptcy proceeding by or against us;

     - if we cease to do business; or

     - in some cases, if we fail to meet our contractual obligations.

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

     We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in our industry segment grows and the functionality of products in different industry segments overlaps. Any claims, with or without merit, could:

     - be time consuming to defend;

     - result in costly litigation;

     - divert management's attention and resources;

     - cause product shipment delays; or

     - require us to enter into royalty or licensing agreements.

     Such royalty or licensing agreements, if required, may not be available on acceptable terms, if at all. In the event of a successful claim of product infringement against us and our failure or inability to license the infringed or similar technology, our business, operating results and financial condition could be materially adversely affected.

     Finally, in the future we may rely upon software that we may license from third parties, including software that may be integrated with our internally developed software and used in our products to perform key functions. There can be no assurance that these third-party software licenses will be available on commercially reasonable terms. Our inability to obtain or maintain any third party software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated, which could have a material adverse effect on our business, operating results and financial condition.

EMPLOYEES

     As of June 30, 2001, we employed 307 full-time personnel, including 197 in sales and services, 22 in marketing, 61 in research and development and 27 in general and administrative positions. Of these employees, 268 were located in the United States and 39 were employed in other countries.

     None of our employees are represented by a labor union. We have experienced no work stoppages and believe that our employee relations are good. We believe that our future success will also depend in large part upon our ability to attract and retain highly skilled managerial, engineering, sales and marketing and finance personnel. Competition for such personnel is intense, and there can be no assurance that we will be successful in attracting and retaining such personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future, or delays in either hiring required personnel, or the rate at which new people become productive, particularly sales personnel and engineers, could have a material adverse effect on our business, operating results and financial condition.

FACILITIES

     Our principal offices currently occupy approximately 34,000 square feet in Mountain View, California, pursuant to a lease which expires in October 2003. We lease research facilities in Boulder, Colorado, and office space in Clearwater, Florida, and have 19 short-term executive suites leases in North America, including locations in:

- California
- Colorado
- Florida
- Georgia
- Illinois
- Massachusetts
- New Hampshire
- New York
- Pennsylvania
- Texas
- Virginia
- Washington
- District of Columbia

     We also have sales offices in Germany, France, Benelux, Australia, Brazil, Japan, Mexico, and the United Kingdom. We believe that our facilities are adequate to meet our needs for the next 12 months and that, if required, suitable additional space will be available on commercially reasonable terms to accommodate expansion of our operations.

LITIGATION

     On March 22, 1999, Timeline, Inc. filed a complaint against us in the United States District Court alleging that our DMS product suite infringed upon one or more of the claims of a Timeline patent. We filed our original answer to the complaint, asserting, among other things, that the Timeline patent was invalid and unenforceable. In December 2000, we reached a settlement with Timeline. Under the terms of the settlement, we received a license to the Timeline patents, and we paid Timeline $600,000 in cash and 600,000 shares of our common stock. Timeline dismissed the lawsuit with prejudice.

     From October 20, 2000 to November 27, 2000, several class action lawsuits were filed in the United States District Court on behalf of the individual investors who purchased our common stock between October 21, 1999 and April 18, 2000. The claims allege that we misrepresented our prospects for 1999 and the first quarter of 2000. The court recently consolidated the complaints and selected a lead plaintiff and counsel. A consolidated amended complaint was filed in April 2001.

     On November 17, 2000, a derivative lawsuit was filed by a purported Sagent shareholder in the Superior Court of California for the County of San Mateo. On February 9, 2001, a second derivative lawsuit was filed in the Superior Court of California for the County of Santa Clara. The complaints name certain of our present and former officers and directors as defendants. The complaint in Santa Clara County also named an investment bank retained by us and an employee of that firm as defendants. We have also been named as a nominal defendant. The principal allegation of the complaints is that the defendants breached their fiduciary duties to us. In July 2001, the two cases were coordinated for pretrial purposes in the Superior Court of California for the County of Santa Clara.

     From time to time, we may be involved in litigation relating to claims arising in the ordinary course of business. We establish reserves for such claims when a loss is probable and the amount of such loss is reasonably estimable.

     The uncertainty associated with substantial unresolved lawsuits could seriously harm our business and financial condition. In particular, the lawsuits could harm our relationships with existing customers and our ability to obtain new customers. The continued defense of the lawsuits could also result in the diversion of our management's time and attention away from business operations, which could harm our business. The lawsuits could also have the effect of discouraging potential acquirors from bidding for us or reducing the consideration they would otherwise be willing to pay in connection with an acquisition. In addition, although we are unable to determine the amount, if any, that we may be required to pay in connection with the resolution of these lawsuits by settlement or otherwise, the size of any such payment could seriously harm our financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors and other key employees of Sagent, and their ages as of June 30, 2000, are as follows:

                NAME                   AGE                           POSITION
                ----                   ---                           --------
Ben C. Barnes........................  55     President, Chief Executive Officer and Director
David N. Eliff.......................  40     Executive Vice President of Finance and Administration
                                              and Chief Financial Officer
Jack Peters..........................  59     Senior Vice President of Sales -- Americas
Robert Flynn.........................  54     Senior Vice President of Marketing
Arthur Parker........................  57     President/General Manager -- Europe, Middle East &
                                              Africa
Larry Scroggins......................  48     Senior Vice President of Business Development
Kenneth C. Gardner...................  50     Chairman of the Board of Directors
Andre Boisvert(1)....................  47     Director
Klaus S. Luft(2).....................  59     Director
Keith Maib(1)(2).....................  42     Director
John Zicker..........................  43     Director

-------------------------
(1) Member of audit committee.

(2) Member of compensation committee

     Ben C. Barnes, has served as President and Chief Executive Officer and as a member of our Board of Directors since August 2000. From January 1996 until August 2000, Mr. Barnes was the General Manager of the Global Business Intelligence Solutions unit of IBM and also a member of IBM's Senior Management Group. From May 1987 until June 1993 Mr. Barnes was General Manager of Teradata Corp. Mr. Barnes received his B.B.A. degree from Georgia State University.

     David N. Eliff, has served as Executive Vice President of Finance and Administration, and Chief Financial Officer since May 15, 2000. Prior to joining us, Mr. Eliff served from July of 1995 until April of 2000 as Senior Vice President, Finance & Administration, and Chief Financial Officer at W-H Energy Services, Inc., a diversified, technology-driven oilfield service company. Prior to that, Mr. Eliff held the position of director for the corporate recovery and business turnaround practice of PricewaterhouseCoopers LLP. Mr. Eliff began his career with Arthur Andersen LLP in 1984. Mr. Eliff is currently completing his Presidential Key Executive M.B.A. degree from the Executive Programs at the George L. Graziadio School of Business and Management at Pepperdine University. Mr. Eliff, a licensed C.P.A., received his B.B.A. degree in accounting from the Texas Tech University.

     Jack Peters, has served as Senior Vice President of Sales-Americas since November 11, 2000. Prior to joining us, Mr. Peters served as a Sales Director at NCR from December 1999 through November 2000. From July 1997 through December 1999, Mr. Peters was a self-employed consultant focused on sales training. Mr. Peters also served as Vice President, Sales of HyperParallel Inc. from August 1996 through July 1997 and held various Vice President of Sales positions at NCR from February 1980 through July 1996. Mr. Peters received a B.A. degree in English from Southern Illinois University in 1964.

     Robert Flynn, has served as Senior Vice President of Marketing and Strategy, since January 15, 2001. Prior to joining us, Mr. Flynn served as an independent consultant to the Company from September 1999 through August 2000 and held executive level positions in several companies, including eCustomers.com from September 1999 through August 2000; Cogit Corporation from July 1996 through September 1999; HyperParallel Inc. from January 1994 through June 1996; and Teradata Corporation from March 1984 through October 1992. Mr. Flynn received his B.S. degree in Mathematics from Hunter College, C.C.N.Y.

     Arthur Parker, has served as President/General Manager -- Europe, Middle East and Africa, since January 8, 2001. Prior to joining us, Mr. Parker worked at IBM, where he served most recently as Vice President, Global Business Intelligence Solutions, IBM EMEA. Mr. Parker also served as a board member of IBM UK and General Manager of IBM S/390 Server Business, IBM EMEA. Mr. Parker earned his B.S. degree from Leeds University.

     Larry Scroggins, has served as Senior Vice President of Business Development, since January 29, 2001. Prior to joining us, Mr. Scroggins served as the Vice President, Channel Development of Acta Technology from May 1999 through January 2001 and from June 1997 through May 1999, as the Vice President, Marketing of Cogit Corporation. Mr. Scroggins has also held executive level positions at various companies, including Casablanca Information Services, Data-Cache, and Teradata/NCR. Mr. Scroggins earned his B.S. degree in Computing Science from Texas A&M University.

     Kenneth C. Gardner, has been a member of our Board of Directors since commencement of operations in June 1995 and has been Chairman of the Board since August 2000. He also served as our President and Chief Executive Officer from June 1995 until August 2000. From March 1994 until March 1995, Mr. Gardner was Vice President of Products at Borland International, Inc., which has since changed its name to Inprise Corporation, an enterprise applications company. Mr. Gardner is a director of CommerceOne Inc., a publicly traded company, and NetAcumen Inc., a privately held company. Mr. Gardner received his B.S.C. degree in Finance from the University of Louisville.

     Andre Boisvert, has been a director since April 2001. Prior to joining the board of directors, Mr. Boisvert worked in various sectors of the technology industry, including engineering, sales, finance and marketing, through his involvement in start-up companies, turn around situations and public offerings. Previously, Mr. Boisvert served as President and Chief Operating Officer of SAS Institute, Inc. from January 2000 through February 2001; Special General Partner of Southeast Interactive Technology Funds from July 1996 through December 1997 and also as interim CEO for two of the fund's portfolio companies; Senior Vice President, Worldwide Marketing of Oracle Corporation from June 1994 through February 1995; and multiple positions at IBM Corporation between May 1976 and March 1989. Mr. Boisvert also held executive positions at Wang Laboratories and Cognos Corporation. Mr. Boisvert currently serves on the board of directors of several privately held companies, works as an independent consultant and serves as a Limited Partner in Southeast Interactive Technology Funds.

     Klaus S. Luft, has been a member of our Board of Directors since April 1999. Mr. Luft is the founder, owner and President of Market Access for Technology Services GmbH (MATCH), a private company in Munich, Germany that provides sales and marketing services to high technology companies. Mr. Luft is also the founder and chairman of the supervisory board of Artedona AG, a privately held company for e-commerce established in 1999 and headquartered in Munich, Germany. Since August 1990, Mr. Luft has served as Vice Chairman and international Advisor to Goldman Sachs Europe Limited. He also serves on the Board of Directors of Dell Computer Corporation and BroadVision, Inc., which are publicly traded companies. Mr. Luft is also a member of the International Advisory Board of the Business School -- International University of Germany.

     Keith Maib, has been a member of our Board of Directors since July 1999. Mr. Maib is the founder and managing partner of Canterbury Court Associates, LLC, a crisis and turnaround management firm. He is currently serving as the Chief Restructuring Officer of RSL Communications Ltd. Previously Mr. Maib was the President, Chief Executive Officer and a Director of PennCorp Financial Group (currently known as Southwestern Life Holdings, Inc.), a life insurance holding company; Chief Financial Officer of Acordia, Inc., a property and casualty insurance broker; a partner at Coopers & Lybrand; the Chief Operating Officer of Borland, Inc., a software manufacturer; and a partner at Price Waterhouse. He is also a director of deltathree.com, a publicly traded company, and a number of privately held companies. Mr. Maib graduated in 1981 from the University of Kansas with a B.S. degree in Accounting.

     John Zicker, has been a director since our commencement of operations in June 1995 and served as Executive Vice President, Technology, and Chief Technology Officer from June 1995 through September 2000. Mr. Zicker has provided and continues to provide us with consulting services since his resignation as

CTO in September 2000. In addition, Mr. Zicker has 13 years of experience in software development and image processing at NASA Ames Research Center, Lawrence Livermore Laboratories and the Stanford Linear Accelerator Center. Mr. Zicker received his B.S. degree in Electrical Engineering at the University of California at Davis and his M.S. degree in Electrical Engineering from the University of Wisconsin at Madison.

BOARD OF DIRECTORS

     Sagent's board of directors currently consists of six members. The officers serve at the discretion of the board. There are no family relationships among the directors and officers of Sagent.

Board Committees

     The Audit Committee of the board of directors, which was formed in 1998, consists of Mr. Keith Maib and Mr. Andre Boisvert. The Audit Committee reviews our annual audit and is primarily responsible for approving the services performed by our independent auditors and for reviewing and evaluating our accounting principles and our systems of internal accounting controls.

     The Compensation Committee, which was formed in 1998, consists of Mr. Klaus
S. Luft and Mr. Keith Maib. The Compensation Committee, which generally meets in conjunction with board meetings and as deemed necessary by the board of directors, reviews and approves our executive compensation policy and makes recommendations concerning our employee benefit policies.

Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee of the board of directors is currently or has been one of our officers or employees at any time since our formation. During fiscal year 2000, none of our executive officers (i) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as a member of the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as one of our directors.

Director Compensation

     Directors currently receive no cash fees for services provided in that capacity but are reimbursed for out-of-pocket expenses they incur in connection with attendance at meetings of the board of directors. In addition, in the past, certain directors have been granted stock options for their service on the board. We do not intend to pay cash fees for the services of its Board members in the immediate future, nor to provide for the automatic grant of stock options to our directors.

     Options may be granted to directors under our 1999 Director Option Plan, which was approved by our stockholders in February 1999. The Board, in its discretion, selects directors to whom options may be granted, the time or times at which such options may be granted, the number of shares subject to each grant and the period over which such options become exercisable. All options granted to directors under the option plan contain the following provisions: the exercise price per share of common stock is 100% of the fair market value of our common stock on the date the option is granted; the term of the option may be no more than ten years from the date of grant; and the option may be exercised only while the outside director remains a director or within ninety days after the date he or she ceases to be a director or service provider to us. Upon a proposed liquidation or dissolution of the company, the options will terminate immediately prior to such action; and in the event of a merger or sale of substantially all of our assets, each option may be assumed or an equivalent option substituted by the successor corporation. The Board may at any time amend, alter, suspend or discontinue the 1999 Director Option Plan, subject to stockholder approval in certain circumstances.

     In June 2000, each of Messrs. Klaus Luft and Keith Maib, and then-directors Mr. Jeffrey T. Webber and Ms. Shanda Bahles received an option to purchase 15,000 shares of our common stock at an exercise price of $6.25 per share.

Indemnification

     We have entered into indemnification agreements with each of our executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning compensation that we paid during the last three fiscal years to our Chief Executive Officer and our former Chief Executive Officer during fiscal 2000 and each of the four other most highly compensated executive (including former executive officers) officers whose annual salary plus bonus exceeded $100,000 during the fiscal year ended December 31, 2000.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                  ANNUAL COMPENSATION           COMPENSATION
                                          -----------------------------------      AWARDS
                                                                    OTHER       ------------       ALL
                                                                    ANNUAL       SECURITIES       OTHER
                                                                 COMPENSATION    UNDERLYING    COMPENSATION
              NAME                 YEAR   SALARY($)   BONUS($)      ($)(1)       OPTIONS(#)       ($)(2)
              ----                 ----   ---------   --------   ------------   ------------   ------------
Ben C. Barnes(3).................  2000    171,452    275,000     2,242,250       750,000         3,814
  President and Chief Executive    1999         --         --            --            --            --
  Officer                          1998         --         --            --            --            --
Kenneth C. Gardner(4)............  2000    293,638         --            --            --           162
  Chairman of the Board and
     former                        1999    225,000     72,238            --            --           348
  Chief Executive Officer          1998    225,000     90,000            --            --           366
David N. Eliff(5)................  2000    127,901                       --       350,000            53
  Executive Vice President,
     Finance                       1999         --         --            --            --            --
  and Administration, and          1998         --         --            --            --            --
  Chief Financial Officer
Jack Peters(6)...................  2000     33,962         --        50,000       150,000            --
  Senior Vice President, Sales --  1999         --         --            --            --            --
  Americas                         1998         --         --            --            --            --
John E. Zicker(7)................  2000    169,403         --            --            --            88
  Former Executive Vice
     President,                    1999    187,499     42,141            --            --           120
  Technology, and Chief            1998    150,000     60,000            --            --           120
  Technology Officer
W. Virginia Walker(8)............  2000    180,181         --            --            --           204
  Former Executive Vice
     President,                    1999    182,550     51,188            --        70,000           240
  Finance and Administration, and  1998    173,965     69,586            --       180,000           240
  Chief Financial Officer

-------------------------
(1) Other annual compensation in the form of perquisite and other personal benefits, securities or property has been omitted in those cases where the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus for the executive officer. With respect to Mr. Barnes, other annual compensation consists of a $500,000 signing bonus and 150,000 shares of restricted stock subject to vesting and a repurchase right. Based on the $11.625 closing price of our common stock on August 4, 2000 multiplied by 150,000, minus the amount paid for the shares by Mr. Barnes, the value of these shares is $1,742,250. With respect to Mr. Peters, other annual compensation consists of a $50,000 signing bonus.

(2) Consists of premiums paid on term life insurance.

(3) Mr. Barnes joined us in August 2000. As part of his employment agreement, Mr. Barnes earned, but has not yet been paid, a $275,000 bonus in 2000.

(4) Mr. Gardner served as our Chief Executive Officer until August 2000 and continues to serve as Chairman of the Board.

(5) Mr. Eliff joined us in May 2000.

(6) Mr. Peters joined us in November 2000.

(7) Mr. Zicker resigned as our Executive Vice President, Technology and CTO in September 2000.

(8) Ms. Walker resigned in May 2000.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information with respect to stock options granted to our Chief Executive Officer, our former Chief Executive Officer and our four most highly compensated executive officers (including former executive officers) during the fiscal year ended December 31, 2000. We have never granted any stock appreciation rights. All option grants listed below were made under our 1998 Stock Plan.

               OPTION GRANTS DURING YEAR ENDED DECEMBER 31, 2000

                                             INDIVIDUAL GRANT
                            --------------------------------------------------    POTENTIAL REALIZABLE
                                         PERCENT OF                                 VALUE AT ASSUMED
                            NUMBER OF       TOTAL                                ANNUAL RATES OF STOCK
                            SECURITIES     OPTIONS     EXERCISE                  PRICE APPRECIATION FOR
                            UNDERLYING   GRANTED IN      PRICE                       OPTION TERM(3)
                             OPTIONS     FISCAL YEAR   ($/SHARE)    EXPIRATION   ----------------------
           NAME              GRANTED         (1)          (2)          DATE        5%($)       10%($)
           ----             ----------   -----------   ---------    ----------   ---------   ----------
Ben C. Barnes(4)..........   750,000       15.849      $11.1875      08/04/10    5,276,819   13,372,495
Kenneth C. Gardner........        --           --            --            --           --           --
David N. Eliff(5).........   350,000        7.396      $  5.098(6)         (5)   1,122,137    2,843,715
Jack Peters(7)............   150,000        3.169      $  1.875      12/08/10      176,877      448,240
John E. Zicker............        --           --            --            --           --           --
W. Virginia Walker........        --           --            --            --           --           --

-------------------------
(1) Based on an aggregate of 4,731,957 shares subject to options granted to employees pursuant to our 1998 Stock Option Plan, 1999 Director Plan and 2000 Non-Qualified Stock Option Plan in the fiscal year ended December 31, 2000, including shares granted to the named executive officers.

(2) All options were granted at exercise prices at the fair market value of our common stock on the date of grant.

(3) The potential realizable value is calculated based on the term of the ten-year option and assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates comply with the rules promulgated by the Securities and Exchange Commission and do not represent a prediction of our future stock price performance. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

(4) The option granted to Mr. Barnes vests as to 1/4 of the shares on August 4, 2001, and thereafter vests at a rate of 1/36 per month as to the remaining unvested shares. This option is early exercisable.

(5) On June 15, 2000, Mr. Eliff was granted an option to purchase 250,000 shares at a price of $6.25 per share that expires on June 15, 2010, and on October 30, 2000, Mr. Eliff was granted an option to purchase 100,000 shares at a price of $2.219 per share that expires October 30, 2010, such latter option to vest as to 100% of the underlying shares on October 31, 2001.

(6) Represents the weighted average exercise price of Mr. Eliff's June 15 and October 30, 2000 grants.

(7) Options granted to Mr. Peters vest at a rate of 1/24 per month.

AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning shares acquired upon exercise of stock options in fiscal year ended December 31, 2000 and exercisable and unexercisable options held as of December 31, 2000 for our Chief Executive Officer, our former Chief Executive Officer and our four most highly compensated executive officers (including former executive officers). Except as otherwise indicated, all options were granted under our 1998 Stock Plan.

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                  SHARES                 OPTIONS AT FISCAL YEAR END       AT FISCAL YEAR END(1)
                                ACQUIRED ON    VALUE     ---------------------------   ---------------------------
             NAME               EXERCISE(#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             ----               -----------   --------   -----------   -------------   -----------   -------------
Ben C. Barnes.................        --           --      750,000             --           --             --
Kenneth C. Gardner(2).........        --           --       87,500         12,500           --             --
David N. Eliff................        --           --       36,458        313,542           --             --
Jack Peters...................        --           --        6,250        143,750           --             --
John E. Zicker................        --           --           --             --           --             --
W. Virginia Walker............    16,040      $75,425           --             --           --             --

-------------------------
(1) Based on the $1.625 per share closing price of our common stock on December 29, 2000 (the last market trading day in 2000), none of the outstanding exercisable or unexercisable options listed are in-the-money.

(2) This option was issued pursuant to our 1995 Stock Plan.

       OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS

     To our knowledge, the following table sets forth certain information with respect to beneficial ownership of our common stock, as of August 28, 2001, for:

     - each person whom we know beneficially owns more than 5% of our common stock;

     - each of our directors;

     - each of our named executive officers; and

     - all of our directors and executive officers as a group.

     Unless otherwise indicated, the address of each of the stockholders below is c/o Sagent Technology, Inc., 800 West El Camino Real, Suite 300, Mountain View, California 94040. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock shown held by them. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes shares of common stock underlying options or warrants held by such person that are exercisable within 60 calendar days of August 28, 2001, but excludes shares of common stock underlying options or warrants held by any other person. Percentage of beneficial ownership is based on 45,915,301 shares of common stock outstanding as of August 28, 2001.

                                                    NUMBER OF SHARES    PERCENTAGE OF
                                                   BENEFICIALLY OWNED     OWNERSHIP
                                                   ------------------   -------------
5% STOCKHOLDERS:
Entities affiliated with Special Situations(1)...      4,362,676             9.50%
Entities affiliated with Castle Rock
  Partners(2)....................................      3,483,671             7.59%
DIRECTORS AND EXECUTIVE OFFICERS:
Kenneth C. Gardner(3)............................      1,137,637             2.43%
John E. Zicker(4)................................        718,000             1.56%
Klaus S. Luft(5).................................         50,281                *
Keith Maib(6)....................................         65,000                *
Ben C. Barnes(7).................................        941,666             2.05%
Andre Boisvert(8)................................         15,000                *
David Eliff(9)...................................         93,541                *
Jack Peters(10)..................................         68,750                *
W. Virginia Walker(11)...........................         80,000                *
All officers and directors as a group (9
  persons).......................................      3,169,875             6.90%

-------------------------
  *  Less than 1%.

 (1) The address for Special Situations is 153 E. 53rd St., 55th Floor, New York, New York 10022. The number of shares of common stock held by entities affiliated with Special Situations is based on holdings as of August 1, 2001.

 (2) The address for Castle Rock Partners is 101 Park Ave., 6th Floor, New York, NY 10178. The number of shares of common stock held by entities affiliated with Castle Rock Partners is based on holdings as of August 1, 2001.

 (3) Includes 910,220 shares registered in the name of Kenneth C. Gardner and Patricia T. Gardner, Trustees of the Gardner Family Trust u/d/t dated September 6, 1996 and 119,085 shares registered in the name of Delaware Charter Guarantee & Trust Co., Trustee fbo Kenneth C. Gardner, IRA. Also includes an option granted to Kenneth C. Gardner to purchase 100,000 shares, which option is fully exercisable, and an option to purchase 8,332 shares exercisable within 60 days of August 28, 2001.

 (4) Includes 616,000 shares registered in the name of John E. Zicker and 100,000 shares registered in the name of Delaware Charter Guarantee & Trust Co., Trustee fbo John E. Zicker, IRA. Includes 1,000 shares registered in the name of John Zicker as custodian for Anne Elizabeth Evans under the California Uniform Transfer to Minors Act until Age 18 and 1,000 shares registered in the name of John Zicker as custodian for Haley Kenan Evans under the California Uniform Transfer to Minors Act until Age 18 for which Mr. Zicker disclaims beneficial ownership of such securities.

 (5) Includes 5,281 shares owned by ISAR-Vermogensverwaltung GbR mbH of which Mr. Luft has pecuniary interest, but with respect to which Mr. Luft has no voting or dispositive power and disclaims beneficial ownership. Also includes options to purchase 45,000 shares, which options are fully exercisable.

 (6) Includes 5,000 shares registered in the name of Mr. Maib. Also includes options to purchase 60,000 shares, which options are fully exercisable.

 (7) Includes 150,000 shares registered in the name of Ben C. Barnes, all of which are subject to a repurchase option. Also includes an option to purchase 750,000 shares, which option is fully exercisable and an option to purchase 41,666 shares exercisable within 60 days of August 28, 2001.

 (8) Includes an option to purchase 15,000 shares, which option is fully exercisable.

 (9) Includes 5,000 shares registered in the name of David Eliff. Also includes options to purchase 88,541 shares exercisable within 60 days of August 28, 2001.

(10) Includes options to purchase 68,750 shares exercisable within 60 days of August 28, 2001.

(11) Ms. Walker resigned in May 2000 and all of her unexercised options have been cancelled.

                           RELATED PARTY TRANSACTIONS

AGREEMENTS AND ARRANGEMENT WITH EXECUTIVE OFFICERS

     In August 2000, we entered into an employment agreement with Ben Barnes, our President and Chief Executive Officer. The employment agreement provides that Mr. Barnes will receive, among other things, the following: (i) an annual base salary of not less than $425,000, (ii) annual bonuses based on performance,
(iii) an annual bonus of $275,000 for 2000, (iv) a signing bonus of $500,000,
(v) options to purchase 750,000 shares of common stock at an exercise price of $11.1875 per share, subject to a four-year vesting schedule, (vi) 150,000 shares of restricted common stock at $0.01 per share, subject to a four-year vesting schedule, (vii) the payment of up to three mortgage points towards the purchase of a home; (viii) an interest-free $750,000 loan for use towards the purchase of a home, which loan would be forgiven over a period of five years provided Mr. Barnes continues to be employed with us, and (ix) a $2,000,000 loan for use towards the purchase of a home bearing simple interest at a rate of 5% per year and maturing in five years, and of which $1,000,000 is to be secured by a lien against Mr. Barnes' home. At this time, the lien has not yet been placed on Mr. Barnes' home. As of March 31, 2001, $2,761,667 in unpaid principal and interest was outstanding under the two loans.

     In the event Mr. Barnes' employment is terminated without cause or terminates his employment with us for good reason, Mr. Barnes will receive the following: (i) severance pay in an amount equal to his annual base salary, (ii) the pro-rated amount of his annual bonus based on performance targets met as of the termination date, (iii) accelerated vesting of 50% of the unvested portion of his options if the termination occurs prior to August 4, 2001, (iv) accelerated vesting of 100% of the unvested portion of his options if the termination occurs on or after August 4, 2001, and (v) accelerated vesting of 100% of his restricted stock.

     In May 2000, we entered into a letter agreement with David Eliff, our Executive Vice President, Finance and Administration, and Chief Financial Officer. The letter agreement provides that Mr. Eliff will receive, among other things, (1) an annual base salary of $180,000, (ii) quarterly bonuses (iii) options to purchase up to 250,000 shares of common stock at an exercise price of $6.25 per share, subject to a four-year vesting schedule, and (iv) a $400,000 loan for use towards the purchase of a home bearing interest at a rate of 7.5% per year and maturing in five years. As of March 31, 2001, $417,500 in unpaid principal and interest was outstanding under the loan.

     In November 2000, we entered into a letter agreement with John W. Peters, our Senior Vice President, Sales -- Americas. The letter agreement provides that Mr. Peters will receive, among other things, (i) an annual base salary of $200,000, (ii) an annual bonus of $400,000 based on the achievement of revenue targets, (iii) a signing bonus of $50,000, (iv) options to purchase 150,000 shares of common stock, subject to a four-year vesting schedule, (v) a lump sum payment equal to his annual base salary in the event we undergo a change of control and his position is eliminated and another position of equivalent rank is not available, and (vi) severance pay equal to his annual base salary in the event he is terminated without cause.

     In January 2001, we entered into a letter agreement with Robert L. Flynn, our Senior Vice President, Marketing and Strategy. The letter agreement provides that Mr. Flynn will receive, among other things, (i) an annual base salary of $200,000, (ii) an annual bonus of $100,000 based on achievement of milestones,
(iii) options to purchase 150,000 shares of common stock at an exercise price of $2.063 per share, subject to a four-year vesting schedule, and (iv) severance pay equal to 50% of his annual base salary in the event we undergo a change of control and his position is eliminated.

     During 2000 and prior to becoming an employee, Mr. Flynn served as a consultant and received total compensation from us of $64,000.

     In January 2001, we entered into a service agreement with Arthur Parker, our President/General Manager -- Europe, Middle East and Africa. The service agreement provides, among other things, that Mr. Parker: (i) will be employed with us for a term of at least 17 months, unless terminated earlier by us or Mr. Parker upon at least three months' notice, subject to exceptions based on terminations for cause or disability, (ii) will receive an annual base salary of $250,000, (ii) will receive a quarterly bonus based on revenues recognized for Europe, Middle East and Africa, and (iii) will receive a signing bonus of $250,000, which amount will be repaid to us in the event Mr. Parker resigns prior to December 31, 2001. In addition, the service agreement provides that (i) in the event we undergo a change of control and Mr. Parker is subsequently terminated for reasons other than cause or terminates his employment with us for good reason, he will receive a severance payment of $400,000, and (ii) in the event Mr. Parker is terminated for reasons other than cause, he will receive a severance payment equal to his annual base salary, plus other amounts to compensate Mr. Parker for the loss of other contractual benefits such as bonus and insurance.

     In January 2001, we entered into a letter agreement with Larry Scroggins, our Senior Vice President, Business Development. The letter agreement provides, among other things, that Mr. Scroggins will receive the following: (1) an annual base salary of $200,000, (ii) an annual bonus of $100,000 based on the achievement of revenue targets, (iii) options to purchase 120,000 shares of common stock at an exercise price of $2.063 per share, subject to a four-year vesting schedule, and (iv) severance pay of $100,000 in the event he is terminated pursuant to a change of control.

     Our board has adopted an executive change of control policy applicable to our key executives, including Messrs. Ben Barnes, Kenneth Gardner, David Eliff, John W. Peters, Robert L. Flynn, Larry Scroggins and Arthur Parker. The policy provides that options granted to key executives will be assumed upon a change of control. Furthermore, if a key executive remains an employee at the time of the change of control, the vesting of that individual's key executive options will accelerate, and our right to repurchase will lapse, as to 50% of the unvested portion of such options. If a key executive is terminated for any reason other than for cause or terminates employment for good reason during the one-year period after the date of the change of control, then the remaining unvested portion of such key executive options will accelerate and become immediately exerciseable, and our right to repurchase the applicable portion of such shares will lapse.

     In February 1998 Virginia Walker, our former Executive Vice President, Finance and Administration, and Chief Financial Officer, exercised options to purchase a total of 180,000 shares of our common stock. Ms. Walker paid the total exercise price of $522,000 by delivering three full-recourse promissory notes bearing an interest rate of 5.47% per year compounding semiannually. The notes are secured by the shares of common stock purchased by Ms. Walker. Pursuant to a termination agreement between us and Ms. Walker, the maturity of the notes has been extended to June 2002. As of March 31, 2001, $619,121 in unpaid principal and interest was outstanding under the notes.

     In June 1999, Malcolm Hobbs, our former Executive Vice President, Marketing, exercised options to purchase a total of 120,000 shares of our common stock. Mr. Hobbs paid the total exercise price of $960,000 by delivering two full-recourse promissory notes bearing an interest rate of 5.47% per year compounding semiannually. The notes are secured by the shares of common stock purchased by Mr. Hobbs. Pursuant to a termination agreement between us and Mr. Hobbs, the maturity of the notes has been extended to January 2003. As of March 31, 2001, $1,054,495 in unpaid principal and interest was outstanding under the notes.

AGREEMENTS AND ARRANGEMENTS WITH DIRECTORS

     During 2000, we recognized revenues of $780,000 from licenses and services sold to NetAcumen. Our Chairman, Kenneth C. Gardner, serves as a member of their board of directors.

     Klaus S. Luft, one of our directors, sublet property to Sagent Technology Gmbh, a wholly-owned subsidiary pursuant to a sublease arrangement that expired in April 2001. During 2000, Mr. Luft received payments of approximately $35,000 under the sublease arrangement.

     During 2000, Sagent Technology GmbH also provided consulting services to Mr. Luft. The amount paid for such services was approximately $130,000.

     In June 1998, Mr. Luft entered into a license agreement with Sagent Technology GmbH, which was amended in December 1999. A maintenance agreement was also entered into between Mr. Luft and Sagent Technology GmbH in March 2001.

OTHER TRANSACTIONS

     We have entered into indemnification agreements with each of our executive officers, directors and certain significant employees containing provisions that are in some respects broader than the specific indemnification provisions contained in the General Corporation Law of Delaware. These agreements provide, among other things, for indemnification of the executive officers, directors and certain significant employees in proceedings brought by third parties and in stockholder derivative suits. Each agreement also provides for advancement of expenses to the indemnified party.

     We have granted options to certain of our executive officers and directors as more further described in "Director Compensation," "Security Ownership of Certain Beneficial Owners and Management" and "Executive Officer Compensation."

                              SELLING STOCKHOLDERS

     The table below lists the selling stockholders and other information regarding their beneficial ownership of the shares of common stock.

     Except for their ownership of common stock, none of the selling stockholders, other than Baruch and Shoshana Halpern, Stephen Davis and Thomas Schreck, have had any material relationship with us within the past three years. With respect to Baruch and Shoshana Halpern (who are husband and wife) and Stephen Davis, Messrs. Halpern and Davis, doing business as Halpern Capital, acted as the placement agent for the private placement of 11,317,246 of the shares of common stock being offered by this prospectus. Messrs. Halpern and Davis are registered representatives of UVEST Investment Services, a registered broker-dealer. As compensation for their services, UVEST Investment Services received (i) a cash payment equal to 5% of the aggregate dollar amount placed by it in each of the private placements, and (ii) warrants to purchase the number of shares of common stock equal to 5% of the total number of shares of common stock placed by it in each of the private placements, which warrants were paid directly to Baruch and Shoshana Halpern and Mr. Davis. With respect to Thomas Schreck, the Schreck Merchant Group, Inc., an entity of which Mr. Schreck is president and the sole stockholder, acted as placement agent for the private placement of 1,773,800 shares of the common stock being offered by this prospectus. The Schreck Merchant Group, Inc. is a registered broker-dealer. As compensation for its services, the Schreck Merchant Group, Inc. received warrants to purchase 100,000 shares of common stock which warrants were paid directly to Mr. Schreck.

     The second column lists, for each selling stockholder, the number of shares of common stock beneficially owned by that selling stockholder on August 28, 2001. For Baruch and Shoshana Halpern, Stephen Davis and Thomas Schreck, the number of shares of common stock listed in the second column consists of shares of common stock issuable to them upon the exercise of warrants to purchase common stock.

     The third column lists each selling stockholder's portion of the 17,081,044 shares of common stock being offered by this prospectus. We cannot estimate the number of shares that will be held by the selling stockholders after the completion of this offering because the selling stockholders may decide to sell all, some or none of their shares from time to time.

                                                    NUMBER OF SHARES
                                                    OF COMMON STOCK
                                                   BENEFICIALLY OWNED     NUMBER OF SHARES OF
                                                    AS OF AUGUST 28,         COMMON STOCK
          NAME OF SELLING STOCKHOLDER                   2001(1)             OFFERED HEREBY
          ---------------------------             --------------------    -------------------
eGlobal Technology Services Holdings Limited....         700,000                 700,000
Timeline, Inc. .................................         400,000                 400,000
NFIB Employee Pension Trust(2)..................          86,000                  86,000
Public Employee Retirement System of Idaho(2)...       1,351,000               1,351,000
City of Milford Pension & Retirement Fund(2)....         412,000                 412,000
City of Stamford Firemen's Pension Fund(2)......         252,000                 252,000
The Jenifer Altman Foundation(2)................          52,000                  52,000
Asphalt Green, Inc.(2)..........................          30,000                  30,000
Dean Witter Foundation(2).......................          52,000                  52,000
Lazar Foundation(2).............................          46,000                  46,000
Roanoke College(2)..............................          69,000                  69,000
A. Carey Zesiger(2).............................          17,000                  17,000
Alexa Zesiger Carver(2).........................          17,000                  17,000
Butler Family LLC(2)............................          34,000                  34,000
David Zesiger(2)................................          17,000                  17,000
HBL Charitable Unitrust(2)......................          17,000                  17,000
Andrew Heiskell(2)..............................          79,000                  79,000

                                                    NUMBER OF SHARES
                                                    OF COMMON STOCK
                                                   BENEFICIALLY OWNED     NUMBER OF SHARES OF
                                                    AS OF AUGUST 28,         COMMON STOCK
          NAME OF SELLING STOCKHOLDER                   2001(1)             OFFERED HEREBY
          ---------------------------             --------------------    -------------------
Helen Hunt(2)...................................          17,000                  17,000
Jeanne L. Morency(2)............................          17,000                  17,000
Psychology Associates(2)........................          17,000                  17,000
Peter Looram(2).................................          17,000                  17,000
Mary C. Anderson(2).............................          17,000                  17,000
Murray Capital, LLC(2)..........................          17,000                  17,000
The Meehan Investment Partnership I, L.P.(2)....          17,000                  17,000
Meehan Foundation(2)............................          39,000                  39,000
Domenic J. Mizio(2).............................          69,000                  69,000
Morgan Trust Co. of the Bahamas Ltd. as Trustee
  U/A/D 11/30/93(2).............................         166,800                 166,800
Nicola Z. Mullen(2).............................          17,000                  17,000
Susan Uris Halpern(2)...........................          35,000                  35,000
Theeuwes Family Trust, Felix Theeuwes
  Trustee(2)....................................          51,000                  51,000
William B. Lazar(2).............................          17,000                  17,000
Wells Family LLC(2).............................         104,000                 104,000
Albert L. Zesiger(2)............................         103,000                 103,000
Barrie Ramsay Zesiger(2)........................          69,000                  69,000
Donald and Dan-Thanh Devivo(2)..................           3,500                   3,500
John J. & Catherine H. Kayola(2)................           3,500                   3,500
Wolfson Investment Partners LP(2)...............          52,000                  52,000
James F. Cleary(2)..............................           3,500                   3,500
Mary I. Estabil(2)..............................           3,500                   3,500
Baruch & Shoshana Halpern.......................         205,377(3)              205,377(3)
21st Century Digital Industries Fund, L.P. .....         241,517                 241,517
CRCK LLC........................................         172,413                 172,413
Special Situations Fund III, L.P. ..............       1,452,048               1,452,048
Special Situations Cayman Fund, L.P. ...........         493,482                 493,482
Special Situation Private Equity Fund L.P. .....         693,010                 693,010
Special Situation Technology Fund, L.P. ........         206,896                 206,896
Reedy Creek Investments LLC.....................       1,724,137               1,724,137
Nick Farwell....................................          75,000                  75,000
Stephen Davis...................................          59,670(4)               59,670(4)
Thomas Schreck..................................         100,000(5)              100,000(5)
RS Diversified Growth...........................       2,428,256               2,428,256
RS Microcap Growth..............................         331,128                 331,128
Castle Rock Partners, L.P. .....................       1,142,384               1,142,384
Castle Rock Partners II, L.P. ..................          89,404                  89,404
Castle Rock Fund, Ltd. .........................       1,665,563               1,665,563
Quantum Partners LDC............................         413,907                 413,907
Philip W. Goldsmith IRA.........................          25,000                  25,000
One GT Associates...............................          50,000                  50,000
Perry Partners L.P. ............................          80,163                  80,163
Perry Partners International....................         191,576                 191,576
Compasspoint Explorer Fund L.P..................         200,000                 200,000
                                                       ---------               ---------
     Total......................................       7,509,896               7,509,896

-------------------------
(1) Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days of August 28, 2001 through the conversion or exercise of any security or other right.

(2) Zesiger Capital Group LLC is the investment manager for the selling stockholder and consequently has voting power and investment discretion over the securities held by such selling stockholder.

(3) Consists of currently exercisable warrants to purchase common stock.

(4) Consists of currently exercisable warrants to purchase common stock.

(5) Consists of currently exercisable warrants to purchase common stock.

                              PLAN OF DISTRIBUTION

     We are registering the resale of shares of common stock on behalf of the selling stockholders. The selling stockholders may offer and resell the shares from time to time, either in increments or in a single transaction. They may also decide not to sell all the shares they are allowed to resell under this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

Donees and Pledgees

     The term "selling stockholders" includes donees, i.e., persons who receive shares from a selling stockholder after the date of this prospectus by gift. The term also includes pledgees, i.e., persons who upon contractual default by a selling stockholder may seize shares which the selling stockholder pledged to such person. If a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

Types of Sale Transactions

     The selling stockholders may sell the shares in one or more types of transactions (which may include block transactions):

     - on the Nasdaq National Market;

     - in the over-the-counter market;

     - in negotiated transactions;

     - through put or call option transactions;

     - through short sales; or

     - any combination of such methods of sale.

     The shares may be sold at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have informed us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares. They have also informed us that no one is acting as underwriter or coordinating broker in connection with proposed sale of shares.

Costs and Commissions

     We will not receive any proceeds from the sale of the selling stockholders and will bear all costs, fees and expenses incident to our obligation to register the shares of common stock. The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares.

Sales to or through Broker-Dealers

     The selling stockholders may conduct such transactions either by selling shares directly to purchasers, or by selling shares to, or through broker-dealers. Such broker-dealers may act either as an agent of a selling stockholder, or as a principal for the broker-dealer's own account. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of the shares. This compensation may be received both if the broker-dealer acts as an agent or as a principal. This compensation might also exceed customary commissions.

Deemed Underwriting Compensation

     The selling stockholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of
Section 2(a)(11) of the Securities Act of 1933, as amended, or the Securities Act. Any commissions received by such broker-dealers, and any profit on the resale of shares sold by them while acting as principals, could be deemed to be underwriting discounts or commissions under the Securities Act.

Indemnification

     We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against certain liabilities, including liabilities under the Securities Act.

Prospectus Delivery Requirements

     Because they may be deemed to be underwriters, the selling stockholders must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act. This might include delivery through the facilities of the Nasdaq National Market in accordance with Rule 153 of the Securities Act. We have informed the selling stockholders that their sales in the market may be subject to the antimanipulative provisions of Regulation M under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

State Requirements

     Some states required that any shares sold in that state may only be sold through registered or licensed brokers or dealers. In addition, some states require that the shares have been registered or qualified for sale in that state, or that an exemption exists from the registration or qualification requirement and that the exemption or qualification requirements have been complied with.

Sales under Rule 144

     Selling stockholders may also resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. To do so, they must meet the criteria and conform to the requirements of Rule 144.

Distribution Arrangements with Broker-Dealers

     If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through

     - a block trade,

     - special offering,

     - exchange distribution or secondary distribution, or

     - a purchase by a broker or dealer,

we will then file, if required, a supplement to this prospectus under Rule 424(b) under the Securities Act.

     The supplement will disclose

     - the name of each such selling stockholder and of the participating broker-dealer(s),

     - the number of shares involved,

     - the price at which such shares are sold,

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     - that such broker-dealer(s) did not conduct any investigation to verify the information in this prospectus, and

     - any other facts material to the transaction.

     The SEC may deem the selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock to be "underwriters" within the meaning of the Securities Act. The SEC may deem any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent to be underwriting discounts and commissions under the Securities Act. Each selling stockholder has purchased the shares of our common stock in the ordinary course of its business, and at the time the selling stockholder purchased the shares of common stock, it was not a party to any agreement or other understanding to distribute the shares, directly or indirectly.

     UNDER THE EXCHANGE ACT, ANY PERSON ENGAGED IN THE DISTRIBUTION OF THE SHARES OF COMMON STOCK MAY NOT SIMULTANEOUSLY ENGAGE IN MARKET-MAKING ACTIVITIES WITH RESPECT TO THE COMMON STOCK FOR FIVE BUSINESS DAYS PRIOR TO THE START OF THE DISTRIBUTION. IN ADDITION, EACH SELLING STOCKHOLDER AND ANY OTHER PERSON PARTICIPATING IN A DISTRIBUTION WILL BE SUBJECT TO THE EXCHANGE ACT, WHICH MAY LIMIT THE TIMING OF PURCHASES AND SALES OF COMMON STOCK BY THE SELLING STOCKHOLDER OR ANY SUCH OTHER PERSON.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Sagent consists of 70,000,000 shares of common stock, $0.001 par value, and 6,011,297 shares of preferred stock, $0.001 par value.

     The following summary of provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Sagent's certificate of incorporation, which is included as an exhibit to the registration statement of which this prospectus is a part, and by the provisions of Delaware law.

COMMON STOCK

     As of August 28, 2001, there were 45,915,301 shares of common stock outstanding. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends declared by the board of directors out of funds legally available for the payment of dividends. In the event of a liquidation, dissolution or winding up of Sagent, the holders of common stock are entitled to share ratably in all assets, subject to prior distribution rights of the preferred stock, if any, then outstanding. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued in the offering will be fully paid and non-assessable.

PREFERRED STOCK

     Pursuant to Sagent's certificate of incorporation, the board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares out of the total authorized shares of 6,011,297 of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, which may be greater than the rights of the common stock. The board, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of Sagent or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock. At present, there are no shares of preferred stock outstanding, and Sagent has no plans to issue any preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAWS PROVISIONS

     Delaware Anti-Takeover Statute. Sagent is subject to Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless the transaction in which the person became an interested stockholder is approved in a manner presented in
Section 203 of the Delaware General Corporation Law.

     Generally, a "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of a corporation's voting stock.

     Certificate of Incorporation. Our certificate of incorporation provides:

     - That our board of directors may issue, without further action by the stockholders, up to 5,000,000 shares of undesignated preferred stock;

     - That any action to be taken by our stockholders must be effected at a duly called annual or special meeting and not by a consent in writing;

     - For the division of our board of directors into three classes, with each class serving for a term of three years;

     - That vacancies on the board, including newly created directorships, can be filled only by a majority of the directors then in office; and

     - That the directors may be removed only for cause

     Bylaws. In January 1999, the board approved amendments to the bylaws to provide that special meetings of stockholders of Sagent may be called only by the chairman of the board, the president or the board.

     These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board and in the policies formulated by the board and to discourage certain types transactions that may involve an actual or threatened change of control of Sagent. These provisions also are designed to reduce the vulnerability of Sagent to an unsolicited proposal for a takeover of Sagent that does not contemplate the acquisition of all of its outstanding shares or an unsolicited proposal for the restructuring or sale of all or part of Sagent. These provisions, however, could discourage potential acquisition proposals and could delay or prevent a change in control of Sagent. They may also have the effect of preventing changes in the management of Sagent.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Mellon Investor Services L.L.C.

LISTING

     Our common stock is listed for trading on the Nasdaq National Market under the trading symbol "SGNT."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. The Public Reference Room in Washington D.C. is located at 450 Fifth Street, N.W. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms.

     This prospectus is part of a registration statement on Form S-1 filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our company and the common stock. You may request a copy of these filings at no cost. Please direct your requests to:

       Investor Relations
       Sagent Technology, Inc.
       800 West El Camino Real, Suite 300
       Mountain View, CA 94040
       (650) 815-3100, ext. 3278

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

                                 LEGAL MATTERS

     The validity of the shares offered pursuant to this prospectus will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Arthur Schneiderman, a member of Wilson Sonsini Goodrich & Rosati, is the secretary of Sagent.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of Sagent Technology, Inc. as of and for the year ended December 31, 2000, have been included in this prospectus in reliance on the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of Sagent Technology, Inc. as of December 31, 1999 and for each of the two years in the period ended December 31, 1999 included in this prospectus and the financial statement schedule included in the registration statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            SAGENT TECHNOLOGY, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
  Reports of Independent Accountants........................   F-2
  Consolidated Balance Sheets as of December 31, 2000 and
     1999...................................................   F-4
  Consolidated Statements of Operations for the Years Ended
     December 31, 2000, 1999 and 1998.......................   F-5
  Consolidated Statements of Stockholders' Equity and
     Comprehensive Loss for the Years Ended December 31,
     2000, 1999 and 1998....................................   F-6
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 2000, 1999 and 1998.......................   F-7
  Notes to Consolidated Financial Statements for the Years
     Ended December 31, 2000, 1999 and 1998.................   F-8
UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  Condensed Consolidated Balance Sheets June 30, 2001 and
     December 31, 2000......................................  F-25
  Condensed Consolidated Statements of Operations for the
     Three and Six Months Ended June 30, 2001...............  F-26
  Condensed Consolidated Statements of Cash Flows for the
     Six Months Ended June 30, 2001.........................  F-27
  Notes to Consolidated Condensed Financial Statements......  F-28
FINANCIAL STATEMENT SCHEDULE
  Schedule II -- Valuation and Qualifying Accounts..........  F-34

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Sagent Technology, Inc.

     We have audited the accompanying consolidated balance sheet of Sagent Technology, Inc., and subsidiaries as of December 31, 2000 and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for the year then ended. Our audit also included the financial statement schedule as listed in the Index at F-1 as of and for the year ended December 31, 2000. The consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements and financial statement schedule based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sagent Technology, Inc., and subsidiaries at December 31, 2000 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the related financial statement schedule as of and for the year ended December 31, 2000, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG LLP

Mountain View, CA
February 5, 2001, except as to
Note 15 which is as of March 5, 2001.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Sagent Technology, Inc.

     In our opinion, the consolidated financial statements listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of Sagent Technology, Inc. and its subsidiaries at December 31, 1999 and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing on page F-1 presents fairly, in all material respects, the information set forth herein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California
March 10, 2000

                            SAGENT TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               AS OF DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              --------    --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  6,372    $ 15,910
  Marketable securities.....................................        --      22,309
  Accounts receivable, net of allowance for doubtful
     accounts of $4,968 in 2000 and $630 in 1999............    14,667      11,027
  Prepaid expenses..........................................     6,261       4,576
                                                              --------    --------
     Total current assets...................................    27,300      53,822
Property and equipment, net.................................     5,718       3,676
Goodwill, net...............................................     7,323       7,895
Other assets, net...........................................     2,595       1,311
Notes receivable from officers..............................     3,151          --
                                                              --------    --------
     Total assets...........................................  $ 46,087    $ 66,704
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  3,296    $  1,151
  Accrued liabilities.......................................     5,842      10,034
  Accrued merger costs......................................        --       4,109
  Deferred revenue..........................................     8,352       5,910
  Current portion of capital lease obligations..............     1,037         635
                                                              --------    --------
     Total current liabilities..............................    18,527      21,839
Deferred revenue............................................        --       1,140
Deferred rent...............................................       245          --
Long-term portion of capital lease obligations..............       650         351
                                                              --------    --------
     Total liabilities......................................    19,422      23,330
                                                              --------    --------
Commitments and contingencies (Note 5)
Stockholders' equity:
  Convertible preferred stock, par value $.001 per share;
     Authorized: 6,011 shares in 2000 and 1999; Issued and
     outstanding: none in 2000 and 1999.....................        --          --
  Common stock, par value $.001 per share; Authorized:
     70,000 shares; Issued and outstanding: 29,829 shares in
     2000 and 27,896 shares in 1999.........................        30          28
  Additional paid-in capital................................    97,354      89,135
  Notes receivable from stockholders........................    (2,423)     (2,625)
  Deferred compensation.....................................    (1,566)         --
  Accumulated deficit.......................................   (66,941)    (43,237)
  Accumulated other comprehensive loss......................       211          73
                                                              --------    --------
     Total stockholders' equity.............................    26,665      43,374
                                                              --------    --------
     Total liabilities and stockholders' equity.............  $ 46,087    $ 66,704
                                                              ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                             --------------------------------
                                                               2000        1999        1998
                                                             --------    --------    --------
Revenue:
  License..................................................  $ 34,666    $ 34,130    $ 15,613
  Service..................................................    23,522      13,871       9,388
                                                             --------    --------    --------
     Total revenue, net....................................    58,188      48,001      25,001
                                                             --------    --------    --------
Cost of Revenue:
  License..................................................     1,940       2,834         588
  Service..................................................    10,891       7,315       6,870
  Amortization of abandoned development projects...........        --       1,600          --
                                                             --------    --------    --------
     Total cost of revenue.................................    12,831      11,749       7,458
                                                             --------    --------    --------
Gross profit...............................................    45,357      36,252      17,543
                                                             --------    --------    --------
Operating Expenses:
  Sales and marketing......................................    37,668      26,862      15,920
  Research and development.................................    17,003      12,466       8,431
  General and administrative...............................    17,019       5,111       5,723
  Merger and integration charges...........................    (2,318)      4,646          --
  Acquired in-process research and development.............        --          --       2,425
                                                             --------    --------    --------
     Total operating expenses..............................    69,372      49,085      32,499
                                                             --------    --------    --------
Loss from operations.......................................   (24,015)    (12,833)    (14,956)
Interest income (expense), net.............................     1,277       1,005        (290)
Other income (expense).....................................      (456)         (1)          8
                                                             --------    --------    --------
Loss before income taxes...................................   (23,194)    (11,829)    (15,238)
Income tax expense (benefit)...............................       510         263        (182)
                                                             --------    --------    --------
Net loss...................................................  $(23,704)   $(12,092)   $(15,056)
                                                             ========    ========    ========
Net loss per share:
  Basic and diluted........................................  $  (0.82)   $  (0.55)   $  (2.60)
                                                             ========    ========    ========
Number of shares used in calculation of net loss per share:
  Basic and diluted........................................    28,773      21,868       5,797

The accompanying notes are an integral part of these consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             AND COMPREHENSIVE LOSS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          NOTES
                                     PREFERRED STOCK     COMMON STOCK     ADDITIONAL    RECEIVABLE
                                     ----------------   ---------------    PAID-IN         FROM         DEFERRED     ACCUMULATED
                                     SHARES    AMOUNT   SHARES   AMOUNT    CAPITAL     STOCKHOLDERS   COMPENSATION     DEFICIT
                                     -------   ------   ------   ------   ----------   ------------   ------------   -----------
BALANCES, DECEMBER 31, 1997........   12,390    $ 12     5,324    $ 5      $21,178       $    --        $    --       $(16,089)
Net loss...........................       --      --        --     --           --            --             --        (15,056)
Translation adjustment.............       --      --        --     --           --            --             --             --
Comprehensive loss.................
Preferred stock issued, net........    1,941       2        --     --       10,357            --             --             --
Preferred stock issued related to
  acquisition......................      259       1        --     --        1,400            --             --             --
Preferred stock repurchased........      (46)     --        --     --         (118)           --             --             --
Stock warrants issued..............       --      --        --     --          114            --             --             --
Common stock options exercised.....       --      --       725      1          290            --             --             --
Common stock repurchased...........       --      --       (57)    --          (20)           --             --             --
Common stock issued for notes
  receivable.......................       --      --       180     --          522          (522)            --             --
Exercise of stock purchase right...       --      --        28     --          121            --             --             --
                                     -------    ----    ------    ---      -------       -------        -------       --------
BALANCES, DECEMBER 31, 1998........   14,544      15     6,200      6       33,844          (522)            --        (31,145)
Net loss...........................       --      --        --     --           --            --             --        (12,092)
Translation adjustment.............       --      --        --     --           --            --             --             --
                                     -------    ----    ------    ---      -------       -------        -------       --------
Comprehensive loss.................
Common stock issued in connection
  with initial public offering.....  (14,544)    (15)   20,248     21       46,348            --             --             --
Common stock issued for notes
  receivable.......................       --      --        --     --        2,284        (2,284)            --             --
Repayment of notes receivable
  issued for common stock..........       --      --        --     --           --           315             --             --
Interest on notes receivable issued
  for common stock.................       --      --        --     --           --          (134)            --             --
Common stock options exercised.....       --      --       978      1        1,160            --             --             --
Common stock issued related to
  employee stock purchase plan.....       --      --        68     --          521            --             --             --
Common stock warrants exercised....       --      --       236     --          786            --             --             --
Common stock issued related to
  acquisitions.....................       --      --       166     --        1,437            --             --             --
Common stock options issued below
  market value.....................       --      --        --     --        2,755            --             --             --
                                     -------    ----    ------    ---      -------       -------        -------       --------
BALANCES, DECEMBER 31, 1999........       --      --    27,896     28       89,135        (2,625)            --        (43,237)
Net loss...........................       --      --        --     --           --            --             --        (23,704)
Translation adjustment.............       --      --        --     --           --            --             --             --
                                     -------    ----    ------    ---      -------       -------        -------       --------
Comprehensive loss.................
Issuance of stockholder notes
  receivable.......................       --      --        --     --           --          (136)            --             --
Common stock repurchased by note
  cancellation.....................       --      --       (85)    --         (482)          482             --             --
Interest on notes receivable issued
  for common stock.................       --      --        --     --           --          (144)            --             --
Common stock issued related to
  litigation settlements...........       --      --       725      1        2,354            --             --             --
Common stock options exercised.....       --      --       886      1        3,019            --             --             --
Common stock issued related to
  employee stock purchase plan.....       --      --       256     --        1,045            --             --             --
Restricted common stock issued to
  executive........................       --      --       150     --        1,742            --         (1,566)            --
Stock warrants issued..............       --      --        --     --           15            --             --             --
Common stock issued to
  non-employees....................       --      --        14     --          527            --             --             --
Common stock repurchased...........       --      --       (13)    --           (1)           --             --             --
                                     -------    ----    ------    ---      -------       -------        -------       --------
BALANCES, DECEMBER 31, 2000........       --    $ --    29,829    $30      $97,354       $(2,423)       $(1,566)      $(66,941)
                                     =======    ====    ======    ===      =======       =======        =======       ========

                                      ACCUMULATED
                                         OTHER           TOTAL
                                     COMPREHENSIVE   STOCKHOLDERS'
                                         LOSS           EQUITY
                                     -------------   -------------
BALANCES, DECEMBER 31, 1997........      $ --          $  5,106
Net loss...........................        --           (15,056)
Translation adjustment.............       101               101
Comprehensive loss.................                     (14,955)
Preferred stock issued, net........        --            10,359
Preferred stock issued related to
  acquisition......................        --             1,401
Preferred stock repurchased........        --              (118)
Stock warrants issued..............        --               114
Common stock options exercised.....        --               291
Common stock repurchased...........        --               (20)
Common stock issued for notes
  receivable.......................        --                --
Exercise of stock purchase right...        --               121
                                         ----          --------
BALANCES, DECEMBER 31, 1998........       101             2,299
Net loss...........................        --           (12,092)
Translation adjustment.............       (28)              (28)
                                         ----          --------
Comprehensive loss.................                     (12,120)
Common stock issued in connection
  with initial public offering.....        --            46,354
Common stock issued for notes
  receivable.......................        --                --
Repayment of notes receivable
  issued for common stock..........        --               315
Interest on notes receivable issued
  for common stock.................        --              (134)
Common stock options exercised.....        --             1,161
Common stock issued related to
  employee stock purchase plan.....        --               521
Common stock warrants exercised....        --               786
Common stock issued related to
  acquisitions.....................        --             1,437
Common stock options issued below
  market value.....................        --             2,755
                                         ----          --------
BALANCES, DECEMBER 31, 1999........        73            43,374
Net loss...........................        --           (23,704)
Translation adjustment.............       138               138
                                         ----          --------
Comprehensive loss.................                     (23,566)
Issuance of stockholder notes
  receivable.......................        --              (136)
Common stock repurchased by note
  cancellation.....................        --                --
Interest on notes receivable issued
  for common stock.................        --              (144)
Common stock issued related to
  litigation settlements...........        --             2,355
Common stock options exercised.....        --             3,020
Common stock issued related to
  employee stock purchase plan.....        --             1,045
Restricted common stock issued to
  executive........................        --               176
Stock warrants issued..............        --                15
Common stock issued to
  non-employees....................        --               527
Common stock repurchased...........        --                (1)
                                         ----          --------
BALANCES, DECEMBER 31, 2000........      $211          $ 26,665
                                         ====          ========

The accompanying notes are an integral part of these consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                2000        1999        1998
                                                              --------    --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(23,704)   $(12,092)   $(15,056)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     4,033       4,350       2,011
    Provision for doubtful accounts.........................     4,793         122          58
    In-process research and development.....................        --          --       2,425
    Loss on disposal of property and equipment..............       656          --          --
    Shares issued in litigation settlement..................     2,355          --          --
    Issuance of common stock for services...................       527       2,755         262
    Issuance of common stock warrants for services..........        15          --         114
    Stock-based employee compensation.......................       176          --          --
    Share of losses in equity investment....................       170          --          --
    Accrued interest on notes receivable....................      (144)         --          --
  Net change in operating assets and liabilities:
    Accounts receivable.....................................    (8,433)     (4,603)     (3,549)
    Prepaid assets..........................................    (1,685)     (2,956)       (825)
    Other assets............................................       (75)     (7,056)     (1,011)
    Accounts payable........................................     2,145      (1,748)      1,957
    Accrued liabilities.....................................    (4,192)      5,367       2,498
    Accrued merger costs....................................    (4,109)      4,109          --
    Deferred revenue........................................     1,302       4,196         389
    Deferred rent...........................................       245          --          --
                                                              --------    --------    --------
      Net cash used in operating activities.................   (25,925)     (7,556)    (10,727)
                                                              --------    --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of marketable securities.........................   (39,666)    (22,309)         --
  Sale of marketable securities.............................    61,975          --          --
  Purchase of property and equipment........................    (3,535)     (2,904)     (1,233)
  Purchases of long-term investments........................    (1,379)         --          --
  Sale of property and equipment............................       200       1,539          --
  Business acquisitions, net of cash acquired...............    (1,228)     (1,132)     (2,696)
  Employee notes............................................    (3,287)         --          --
  Capitalized software development..........................        --        (612)     (1,209)
                                                              --------    --------    --------
      Net cash used in investing activities.................    13,080     (25,418)     (5,138)
                                                              --------    --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from capital lease financing.....................        --          --       4,329
  Payments of capital lease obligations.....................      (895)     (4,911)       (781)
  Proceeds from issuance of preferred stock, net............        --          --      10,360
  Repurchase of common stock................................        (1)         --         (20)
  Repurchase of preferred stock.............................        --          --        (118)
  Proceeds from issuance of common stock, net...............     4,065      50,440       1,199
                                                              --------    --------    --------
      Net cash provided by financing activities.............     3,169      45,529      14,969
                                                              --------    --------    --------
Effect of exchange rate changes.............................       138         (28)        101
                                                              --------    --------    --------
Net increase (decrease) in cash and cash equivalents........    (9,538)     12,527        (795)
Cash and cash equivalents, beginning of year................    15,910       3,383       4,178
                                                              --------    --------    --------
Cash and cash equivalents, end of year......................  $  6,372    $ 15,910    $  3,383
                                                              ========    ========    ========

The accompanying notes are an integral part of these consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business. Sagent Technology, Inc., ("Sagent" or the "Company"), develops, markets and supports software designed to address organizations' information access, analysis and delivery needs. Sagent, formerly Savant Software, Inc., was incorporated under the laws of the State of California in April 1995 and reincorporated in Delaware in 1998.

     Principles of consolidation. The consolidated financial statements include the accounts of Sagent Technology, Inc. and its wholly-owned subsidiaries, Qualitative Marketing Software, Inc. (QMS), Sagent U.K., Ltd., Sagent Technology GmbH, Sagent France, S.A., Sagent Technology Japan KK, Sagent Technology Canada Inc., and Sagent Brazil. All intercompany accounts and transactions have been eliminated. The 1999 acquisition of QMS is accounted for as a pooling of interests. The consolidated financial statements have been restated for all periods presented as if QMS and the Company had always been combined.

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Foreign currency translation. The functional currency of Sagent's subsidiaries is the local currency. Accordingly, Sagent applies the current rate method to translate the subsidiaries' financial statements into U.S. dollars. Translation adjustments are included as a separate component of accumulated other comprehensive loss in the accompanying consolidated financial statements.

     Cash and cash equivalents. Sagent considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Sagent's cash and cash equivalents at December 31, 2000 and 1999 consisted of deposits in domestic banks and money market funds.

     Supplemental cash flow information. Selected cash payments and non-cash activities were as follows:

                                                           YEARS ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2000      1999       1998
                                                          ------    -------    ------
Supplemental disclosure of cash flow information:
  Cash payments for interest............................  $   95    $   407    $  297
  Cash payments for taxes...............................     196        200        --
Supplemental non-cash financing activities:
  Common stock repurchased by note cancellation.........     482         --        --
  Property and equipment acquired through capital
     lease..............................................   1,596         --        --
  Common stock issued for notes receivable..............      --      2,284       522
  Net liabilities assumed in connection with
     acquisitions.......................................      66        489       956
  Common stock issued related to acquisition............      --      1,437        --
  Preferred stock issued related to acquisition.........      --         --     1,400
  Conversion of preferred stock to common...............      --     29,471        --

     Marketable securities. Management determines the appropriate classifications of investments in debt and equity securities at the time of purchase. At December 31, 1999 Sagent's marketable securities consisted of commercial paper and corporate debt securities, are classified as available-for-sale, and are carried at fair value. The fair value of Sagent's available-for-sale securities is based on quoted market prices at the balance sheet dates. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest and other income (expense), in the

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

accompanying consolidated statements of operations. The cost of securities sold is based on the specific identification method. Interest on securities classified as available-for-sale is included in interest and other income (expense), in the accompanying consolidated statements of operations.

     Concentration of credit risk and fair value of financial instruments. Financial instruments which potentially subject Sagent to concentrations of credit risk consist primarily of trade accounts receivable. Sagent maintains allowances for potential credit losses and such losses to date have been within management's expectations. There were no customers with balances due to Sagent in excess of 10% of aggregate accounts receivable at December 31, 2000 or 1999.

     Property and equipment. Property and equipment are stated at cost and depreciated on a straight-line basis over the estimated useful lives of the related assets, generally one to five years. Leased assets are amortized on a straight-line basis over the lesser of the estimated useful life or the lease term. Gains and losses upon asset disposal are taken into income in the year of disposition.

     Long lived assets, including property, equipment, goodwill and other intangible assets. The costs of long lived assets, except for property and equipment, are amortized over their estimated useful lives of three to ten years. If events or changes in circumstances indicate that the property, equipment and other long lived assets will not be recoverable, as determined based on the undiscounted cash flows of the acquired business over the remaining amortization period, the carrying value is reduced to net realizable value. There were no such reductions in carrying value in 2000, or 1998. The Company recognized $1,600 of amortization of abandoned development projects in 1999.

     Notes receivable from officers. Notes receivable from officers are loans made by the Company that are secured by real estate. The notes bear interest at rates between 5.0% and 8.0%. Principal and interest are due by August 30, 2005. Additionally, there is a note in the amount of $750 to one of the officers which is forgiven over a 5-year period.

     Revenue recognition. Revenue consists principally of fees for licenses of the Company's software products, maintenance, consulting, and training. The Company recognizes revenue using the residual method in accordance with Statement of Position 97-2 (SOP 97-2), "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." Under the residual method, revenue is recognized in a multiple element arrangement in which Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. Company-specific objective evidence of fair value of maintenance and other services is based on the Company's customary pricing for such maintenance and/or services when sold separately. At the outset of the arrangement with the customer, the Company defers revenue for the fair value of its undelivered elements (e.g., maintenance, consulting, and training) and recognizes revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (i.e., software product) when the basic criteria in SOP 97-2 have been met. If such evidence of fair value for each element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

     Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, collectibility is probable, and the arrangement does not require services that are essential to the functionality of the software. If at the outset of the customer arrangement, the Company determines that the arrangement fee is not fixed or determinable, revenue is recognized when the arrangement fee becomes due and payable. If at the outset of the customer arrangement, the Company determines that collectability is not probable, revenue is recognized as the arrangement fee is collected.

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The Company's specific policies for recognition of license revenues and services revenues are as follows:

     License revenue. The Company recognizes revenue from sales of software licenses to end users upon: determination that persuasive evidence of an arrangement exists; delivery of the software to a customer; determination that collection of a fixed or determinable license fee is probable; and determination that no undelivered services are essential to the functionality of the software.

     If consulting services are essential to the functionality of the licensed software, then both the license revenue and the consulting service revenue are recognized as the services are performed. The Company's arrangements generally do not include services that are essential to the functionality of the software.

     Revenue for transactions with enterprise application vendors, OEMs, and distributors is generally recognized as earned when the licenses are resold or utilized by the reseller and all related obligations of the Company have been satisfied. The Company provides for sales allowances on an estimated basis. The Company accrues royalty revenue through the end of the reporting period based on reseller royalty reports or other forms of customer-specific historical information. In the absence of customer-specific historical information, royalty revenue is recognized when the customer-specific objective information becomes available. Any subsequent changes to previously recognized royalty revenues are reflected in the period when the updated information is received from the reseller. However, if the contract stipulates an advance, non-refundable royalty payment, revenue is recognized upon execution of the contract.

     Service revenue. Maintenance contracts generally call for the Company to provide technical support and software updates and upgrades to customers. Maintenance revenue is recognized ratably over the term of the maintenance contract, generally on a straight-line basis when all revenue recognition requirements are met. Other service revenue, primarily training and consulting, is generally recognized at the time the service is performed and it is determined that the Company has fulfilled its obligations resulting from the services contract.

     During the fourth quarter of 2000, the Company adopted Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," ("SAB No. 101"). The adoption of SAB No. 101 did not have a material effect on the Company's consolidated statement of financial position or results of operation.

     Deferred revenue. Deferred revenue represents amounts received from customers under certain license, maintenance and service agreements for which the revenue earnings process has not been completed. In situations where the services are not expected to be provided and revenue recognized within twelve months of the balance sheet date, such amounts are classified as noncurrent deferred revenue.

     Advertising. Sagent expenses advertising costs as incurred. Advertising costs amounted to $686, $213, and $815 for 2000, 1999 and 1998, respectively.

     Stock-Based Compensation. Sagent accounts for stock-based compensation in accordance with SFAS No. 123, "Accounting for Stock-based Compensation," pursuant to which companies may account for such costs in accordance with APB No. 25, "Accounting for Stock Issued to Employees" as interpreted by FIN 44 "Accounting for Certain Transactions involving Stock Compensation." Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of common stock and the exercise price. Additionally, pursuant to SFAS No. 123, stock issued to non-employees is accounted for at the fair value of the equity instruments issued, or at the fair value of the consideration received, whichever is more reliably measurable.

     Research and development expense. Software development costs associated with new products and enhancements to existing software products are expensed as incurred until technological feasibility in the

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

form of a working model has been established. In the year ended December 31, 2000, the time period between establishment of technological feasibility and the completion of software development has been short, and no significant development costs have been incurred during that period. Accordingly, no software development costs have been capitalized in the year ended December 31, 2000. The Company capitalized software development costs of $612 and $1,209 in the years ended December 31, 1999 and 1998, respectively.

     Income taxes. Sagent uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts and the tax basis of existing assets and liabilities. Sagent records a valuation allowance to reduce tax assets to an amount for which realization is more likely than not.

     Net loss per share. Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common shares outstanding, net of shares subject to repurchase during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Options, warrants, restricted stock and convertible preferred stock were not included in the computation of diluted net loss per share because the effect would be antidilutive.

     Comprehensive loss. Differences between comprehensive loss and net loss related to translation adjustments during each period reported which are reported as a separate component of stockholders' equity. Tax effects of comprehensive loss are not considered material for any period.

     Recent accounting pronouncements. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards requiring every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. The Company adopted SFAS 133 in the first quarter of 2001, and such adoption did not have a material effect on the Company's results of operations or financial position.

     Reclassification. Sagent has reclassified the presentation of certain prior year information to conform to the current year presentation. These changes had no effect on previously reported financial position or results of operations.

2. BUSINESS COMBINATIONS

Pooling of Interests

     On December 11, 1999, Sagent completed its merger with Qualitative Marketing Software, Inc. (QMS). The merger was accounted for as a pooling of interests. Sagent issued 2,100 shares of common stock in exchange for all outstanding stock of QMS. Sagent also assumed all options to purchase QMS

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

stock which were converted into options to purchase 428 shares of Sagent stock. Historical results of Sagent and QMS for the two full years prior to the consummation of the merger were:

                                                           1999        1998
                                                         --------    --------
Revenue:
  Sagent...............................................  $ 36,004    $ 17,043
  QMS..................................................    11,997       7,958
                                                         --------    --------
                                                         $ 48,001    $ 25,001
                                                         ========    ========
Net loss:
  Sagent...............................................  $ (7,016)   $(13,701)
  QMS..................................................    (5,076)     (1,355)
                                                         --------    --------
                                                         $(12,092)   $(15,056)
                                                         ========    ========

     Costs incurred in connection with the merger during years ended December 31, 2000 and 1999 were:

                                                                             DECEMBER 31,
                                                          COSTS     COSTS        1999
                                                         ACCRUED    PAID       BALANCE
                                                         -------    -----    ------------
YEAR ENDED DECEMBER 31, 1999:
Severance and other personnel cost.....................  $  328     $ --        $  328
Transaction costs......................................   3,366      153         3,213
Elimination of duplicate systems and equipment.........     118       --           118
Other..................................................     834      384           450
                                                         ------     ----        ------
                                                         $4,646     $537        $4,109
                                                         ======     ====        ======

                                         DECEMBER 31,                         DECEMBER 31,
                                             1999        COSTS     CREDIT         2000
                                           BALANCE        PAID     AMOUNTS      BALANCE
                                         ------------    ------    -------    ------------
YEAR ENDED DECEMBER 31, 2000:
Severance and other personnel cost.....     $  328       $  222    $  106         $ --
Transaction costs......................      3,213        1,344     1,869           --
Elimination of duplicate systems and
  equipment............................        118           48        70           --
Other..................................        450          177       273           --
                                            ------       ------    ------         ----
                                            $4,109       $1,791    $2,318           --
                                            ======       ======    ======         ====

     Severance and other personnel costs consists of severance pay and outplacement for nine employees. Transaction costs consists of professional service fees. In 2000, the Company had satisfied all merger related obligations, and the residential accrual of $2,318 was reversed. The provision in 1999 and the reversal of the residual accrual in 2000 were recorded as merger and integration charges in the accompanying Statements of Operations.

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     During 1999 and 1998 certain employees of QMS were granted options at prices below fair value. Expenses related to the grant of these options were recognized during 1999 and 1998, respectively. Such expense is included in operating expenses as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                              --------------
                                                               1999     1998
                                                              ------    ----
Sales and marketing.........................................  $1,262    $ 84
Research and development....................................   1,260     162
General and administrative..................................     233      16
                                                              ------    ----
                                                              $2,755    $262
                                                              ======    ====

PURCHASE BUSINESS COMBINATIONS

     On March 17, 2000, Sagent acquired Sagent Brazil Ltd. Under the terms of the agreement, Sagent acquired net liabilities of $66 consisting of property and equipment in the amount of $68 and assumed certain liabilities including deferred revenue in the amount of $134 in exchange for $1,148 in cash. Concurrent with the acquisition, the Company entered into two consulting agreements with the former owners to provide consulting services for a term of four years. Under the provisions of the agreement, Sagent will pay $1,500 in either Sagent common stock or cash, at Sagent's option, in annual installments over the term of the agreements. Such amounts will be recorded as operating expenses as the services are performed.

     On November 30, 1999, Sagent acquired Sagent Technology GmbH, its distributor in Germany from a partnership in which a member of Sagent's Board of Directors serves as general partner. Under the terms of the agreement, Sagent acquired all of the outstanding stock of Sagent Technology GmbH for approximately $2,457. Revenues from sales of products and services to this distributor prior to Sagent's acquisition were $300 and $20 in 1999 and 1998, respectively.

     On November 30, 1999, Sagent acquired Sagent France S.A., its distributor in France. Under the terms of the agreement, Sagent acquired all of the outstanding stock of Sagent France S.A. in exchange for 20 shares of Sagent common stock valued at approximately $445.

     On June 11, 1999, Sagent acquired Sagent U.K., Ltd., its distributor in the United Kingdom. Under the terms of the agreement, Sagent acquired all outstanding stock of Sagent, U.K., Ltd., for cash of approximately $1,000, 146 shares of common stock valued at $1,600, stock options valued at $212 and the assumption of certain liabilities.

     In February 1998, Sagent acquired Talus, Inc., a software developer and consulting service provider. Under the terms of the agreement, Sagent acquired all of the outstanding stock of Talus, Inc., for cash of approximately $1,200, 259 shares of Series E Preferred Stock valued at $1,400 and the assumption of certain liabilities.

     A portion of the purchase price was allocated to acquired in-process technology related to analytical software applications being developed by Talus to complement its design and implementation business. This allocation was based upon the degree of completion, costs incurred, and projected costs to complete. As these software applications under development had no alternative future use, they were fully written off during 1998.

     The allocation of the purchase price resulted in additional intangible assets, primarily non-compete agreements and the value of an assembled workforce of $587, which has been capitalized and is being

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

amortized on a straight line basis over six months to three years. Amortization expense for the years ended December 31, 2000, 1999 and 1998 was $123, $120 and $102, respectively.

     Sagent accounted for these acquisitions under the purchase method of accounting. The allocation of Sagent's aggregate purchase price to the tangible and identifiable intangible assets acquired and liabilities assumed in connection with these acquisitions is summarized below:

                                                          SAGENT     SAGENT              SAGENT
                                                SAGENT    FRANCE,    U.K.,     TALUS,    BRAZIL
                                                 GMBH      S.A.       LTD.      INC.      LTD.
                                                ------    -------    ------    ------    ------
Net assets....................................  $ (582)   $ (660)    $ (672)   $  494    $ (134)
Property and equipment........................      23        19        102        11        68
Other intangibles.............................      --        --         --       587        --
Acquired in-process research and
  development.................................      --        --         --     2,425        --
Goodwill......................................   3,016     1,086      3,557         9     1,214
                                                ------    ------     ------    ------    ------
Total purchase price..........................  $2,457    $  445     $2,987    $3,526    $1,148
                                                ======    ======     ======    ======    ======

     The following summary prepared on an unaudited pro forma basis, combines the Company's consolidated results of operations for the years ended December 31, 2000, 1999 and 1998 with the results of operations of Sagent Brazil, Sagent GmbH, Sagent France SA, Sagent UK, Ltd., and Talus as if each company had been acquired as of January 1, 1998, respectively.

                                                       2000        1999        1998
                                                     --------    --------    --------
YEARS ENDED DECEMBER 31,
Revenue............................................  $ 58,236    $ 48,909    $ 26,241
Net loss...........................................   (23,794)    (13,108)    (16,121)
Basic and diluted net loss per share...............  $  (0.83)      (0.60)      (2.70)
Number of shares used in pro forma per share
  calculation......................................    28,773      21,971       5,963

     The proforma adjustments give effect to available information and assumptions that Sagent believes are reasonable. The unaudited pro forma results of operations should be read in conjunction with Sagent's historical financial statements and the financial statements of Sagent UK, Ltd., Sagent France, S.A., and Sagent GmbH and the notes thereto included or incorporated elsewhere herein.

3. PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 2000 and 1999 consist of:

                                                            2000       1999
                                                           -------    -------
Computer equipment and software..........................  $ 5,534    $ 5,355
Furniture, fixtures and office equipment.................    1,657      1,120
Leasehold improvements...................................    3,498        356
                                                           -------    -------
                                                            10,689      6,831
Less accumulated depreciation and amortization...........   (4,971)    (3,155)
                                                           -------    -------
                                                           $ 5,718    $ 3,676
                                                           =======    =======

     Equipment under capital leases at December 31, 2000 and 1999 was $2,698 and $2,733, respectively. Accumulated amortization of leased equipment at such dates was $962 and $1,767, respectively.

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     During 1999, Sagent entered into an agreement with a third party provider of information technology services to outsource such services. Under the terms of the agreement, Sagent pays a monthly fee in exchange for information technology support and procurement services. In addition the service provider purchased computer equipment from Sagent with a net book value of $1,500 for an equal amount. Separately, revenues from licenses and services sold to the service provider were $1,000 during 1999.

4. GOODWILL AND OTHER ASSETS

     Goodwill and other intangible assets as of December 31, 2000 and 1999 were as follows:

                                                          ECONOMIC
                                                            LIFE       2000      1999
                                                          --------    ------    ------
Goodwill, net:
  Sagent UK.............................................      5       $2,496    $3,051
  Sagent France S.A.....................................      5          863     1,068
  Sagent GmbH...........................................      5        2,378     2,967
  Sagent Brazil.........................................      5          971        --
  Smarter Software, Inc. ...............................     10          615       809
                                                                      ------    ------
                                                                      $7,323    $7,895
                                                                      ======    ======

     Amortization of goodwill was $1,957, $452, and $390 for the years ended December 31, 2000, 1999, and 1998, respectively.

                                                              2000      1999
                                                             ------    ------
Other assets, net:
  eGlobal joint venture, net...............................  $  830    $   --
  NetAcumen, Inc. joint venture............................     759       380
  Deposits.................................................     942       626
  Other....................................................      64       305
                                                             ------    ------
                                                             $2,595    $1,311
                                                             ======    ======

5. ACCRUED LIABILITIES

     Accrued liabilities consists of:

                                                             2000      1999
                                                            ------    -------
Employee compensation and benefits........................  $2,759    $ 2,809
Payments due -- acquired distributors.....................      --      2,446
Sales taxes...............................................     622        330
Software royalties........................................     302        819
Other.....................................................   2,159      3,630
                                                            ------    -------
                                                            $5,842    $10,034
                                                            ======    =======

6. COMMITMENTS AND CONTINGENCIES

Commitments

     Sagent leases various facilities under noncancelable operating leases and has acquired certain computer and other equipment under capital lease obligations which are collateralized by the related

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

assets. Sagent also pays a monthly fee in exchange for the information technology services described in Note 3. Future minimum lease payments under these commitments at December 31, 2000, are as follows:

                                                          OPERATING    CAPITAL
                                                           LEASES       LEASE
                                                          ---------    -------
2001....................................................   $3,101        1,184
2002....................................................    2,976          677
2003....................................................    2,354           --
2004....................................................      620           --
2005....................................................      114           --
Thereafter..............................................       --           --
                                                           ------      -------
Total minimum lease payments............................   $9,165        1,861
                                                           ======
Less amount representing interest.......................                  (174)
                                                                       -------
Present value of minimum lease payments.................                 1,687
Current portion.........................................                (1,037)
                                                                       -------
                                                                       $   650
                                                                       =======

     Rent expense was $4,200, $2,800, and $1,700, for the years ended December 31, 2000, 1999, and 1998, respectively.

Litigation

     On March 22, 1999 Timeline, Inc. filed a complaint against Sagent in Federal District Court alleging that Sagent's DMS product suite infringed one or more of the claims of a Timeline patent. In December 2000, the Company issued 600 shares of common stock valued at $1,400 and made a payment of cash in the amount of $600 to Timeline in full settlement of the complaint. The settlement expense is included in general and administrative expenses in the accompanying fiscal 2000 Statement of Operations.

     On December 23, 1999, QMS and Sagent were served with a demand for arbitration prepared by the Corum Group Ltd. ("Corum"). In its demand, Corum claims that QMS breached an agreement to convey to Corum a certain percentage of the consideration received by QMS as a result of its acquisition by Sagent. During 2000, the Company issued 125 shares of common stock to Corum valued at approximately $938 to settle the arbitration demand.

     From October 20, 2000 to November 27, 2000, several class action lawsuits were filed in the United States District Court on behalf of the individual investors who purchased our common stock between October 21, 1999 and April 18, 2000. The claims allege that we misrepresented our 1999 and 2000 prospects. The court recently consolidated the complaints and selected a lead plaintiff and counsel. A consolidated amended complaint will be filed in April 2001. We intend to defend vigorously the asserted claims.

     On November 17, 2000, a derivative lawsuit was filed by a purported Sagent shareholder in the Superior Court of California for the County of San Mateo. On February 9, 2001, a second derivative lawsuit was filed in the Superior Court of California for the County of Santa Clara. The complaints name certain of our present and former officers and directors as defendants. The complaint in Santa Clara County also named an investment bank retained by us and an employee of that firm as defendants. We have also been named as a nominal defendant. The principle allegation of the complaints is that the defendants breached their fiduciary duties to us. On March 15, 2001, the California Judicial Council ordered the presiding judge of the Superior Court of California for the County of Santa Clara to assign a

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

judge to determine whether these actions should be coordinated in Santa Clara County. The court assigned a judge on March 22, 2001, and a coordination hearing has been scheduled for May 7, 2001. We intend to defend vigorously the asserted claims.

     From time to time, Sagent may be involved in litigation relating to claims arising out of its ordinary course of business. Sagent provides for costs relating to these matters when a loss is probable and the amount is reasonably estimable. Appropriate reserves have been established for such claims. Sagent believes that, including the matters described above, there are no claims or actions pending or threatened against Sagent, the ultimate disposition of which would have a material impact on Sagent's financial position or results of operations.

7. LINE OF CREDIT

     Sagent has a $10,000 line of credit agreement with a bank collateralized by the assets of the Company. The line consists of advances against eligible accounts receivable in an aggregate amount not to exceed the lesser of, the committed revolving line or the borrowing base, less any outstanding letters of credit. Advances against the revolving line bear interest at the bank's prime rate plus 1%, which was 10.5% at December 31, 2000. As of December 31, 2000 there were no advances on the line of credit.

     On December 1, 2000 the Company issued to the bank warrants to purchase 10 shares of the Company's common stock at a price of $2.50 per share. In consideration the bank adjusted certain financial covenants, waived a covenant violation at September 30, 2000 and extended the expiration date of the line to June 2, 2001. The warrants were valued using the Black-Scholes model and expense of $15 was recorded as interest expense in the accompanying statement of operations.

     Under the agreement, Sagent is required to comply with certain covenants, among which are minimum liquidity ratios and tangible net worth ratios. As of December 31, 2000, Sagent was not in compliance with these covenants.

8. CAPITALIZATION

     On April 13, 1999, Sagent issued 5,750 shares of its common stock at an initial public offering (IPO) price of $9.00 per share. The proceeds to Sagent from the offering, net of offering costs were approximately $47,200. In connection with the IPO, common stock warrants were exercised to purchase 110 thousand shares of common stock at prices ranging from $3.18 to $6.48 per share, resulting in additional proceeds to Sagent totaling $700.

Preferred Stock

     Concurrent with the IPO, each outstanding share of Sagent's convertible preferred stock was converted into one share of common stock. Prior to conversion into common stock, holders of preferred stock were entitled to preferential noncumulative dividends, liquidation preferences, conversion on a one to one basis into shares of common stock, and one vote for each common share into which such preferred stock was convertible. Remaining preferred stock warrants for the purchase of 236 shares were converted into warrants for the purchase of 236 shares of common stock.

Warrants

     During 2000, Sagent issued warrants to purchase 10 shares of common stock at $2.50 per share in connection with a bank agreement. See Note 7.

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     During 1998, Sagent issued warrants to purchase 22 shares of common stock at $5.40 per share in connection with an international joint venture. The estimated fair value of the warrants of $60 was recorded as general and administrative expense. In addition, Sagent issued warrants to purchase 6 shares of common stock at $6.50 per share, 9 shares of Series C Preferred Stock at $3.18, and 3 shares of Series E Preferred Stock at $5.40 in connection with a line of credit agreement with a financial institution during 1998. The estimated fair value of the warrants of $54 was recorded as debt issuance costs.

     The estimated fair values of warrants were calculated using the Black-Scholes model.

     During 1999, all outstanding warrants issued through 1999 were exercised for the purchase of 236 shares of common stock for an exercise price totaling $786.

Notes Receivable from Stockholders

     Notes receivable from stockholders were issued in exchange for common stock. The notes bear interest at rates ranging from 4.62% to 7.50% and are due at dates from January 28, 2002 to August 30, 2005. The notes are full recourse and collateralized by the underlying common stock issued.

Restricted Stock Purchase Agreement

     Sagent has sold shares of its common stock to founders and employees of Sagent under agreements which provide for repurchase of the shares by Sagent at the stock's original sale price upon termination of employment of such persons. Sagent's right to repurchase shares generally lapses as to 1/48 of the total shares on the date of sale and 1/48 on the first day of each subsequent month. At December 31, 2000 and 1999, 335 and 421 shares of common stock were subject to repurchase at cost, respectively.

9. STOCK OPTIONS

1995 Plan

     Options granted under the 1995 Plan were exercisable immediately, conditioned upon the optionee entering into a restricted stock purchase agreement, and generally vest to the extent of 1/48 per month. Options granted expire 10 years from the date of grant. Upon adoption of the 1998 Plan, all shares of common stock reserved under the 1995 Plan were no longer reserved for issuance.

1998 Plan

     In December 1998, the board of directors approved the 1998 stock option plan which authorized 2,440 shares of common stock as available for issuance to employees, officers, directors and consultants of Sagent.

     Under the terms of the 1998 Plan, incentive options may be granted at prices not lower than fair market value at the date of grant, while nonqualified options may be granted at prices as determined by the administrator at the date of grant. However, if an employee or other person who, at the time of the grant of such stock option, owns stock representing more than 10.0% of the voting power of all classes of stock in Sagent, the exercise price may be no less than 110% of the fair market value per share on the date of grant.

     Options granted under the 1998 stock option plan are generally exercisable one year after the vesting commencement date. Upon exercise of an option, the optionee shall enter into a restricted stock purchase agreement. Options generally vest to the extent of 25% of the shares granted 12 months from the vesting commencement date and the remainder to the extent of 1/48 of the shares granted each month thereafter,

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

such that all options granted will be vested four years from the vesting commencement date. Options generally expire 10 years from the date of grant.

     Options to purchase 290 shares of common stock of Sagent were issued to employees of QMS on December 11, 1999 at the then current fair value of Sagent common stock. These options vest at a rate of 1/48 per month over a four-year period based on the employees original hire date.

     At December 31, 2000, shares reserved for issuance under the 1998 stock option plan totaled 1,771. Exercised options subject to repurchase totaled 15 at December 31, 2000.

Director Plan

     In January 1999, the board of directors adopted the director plan, which allows Sagent to grant up to 150 shares of common stock to non-employee directors. The exercise price of any option granted under the director plan is equal to the fair market value per share of common stock on the date of grant. Each option granted will have a term of ten years and the shares subject to the option will generally become exercisable in four equal annual installments subject to the optionee's completion of each year of board service. During 2000, options to purchase 60 shares of stock have been granted with a value of $375. Of these, 60 shares are exercisable, but none have yet been exercised.

Employee Stock Purchase Plan

     In February 1999, stockholders approved the 1999 Employee Stock Purchase Plan. A total of 450 shares of common stock has been reserved for issuance under the 1999 employee stock purchase plan. The number of shares reserved will be subject to an annual increase every January equal to the lesser of the number of shares optioned during the prior year or lesser amount determined by the board of directors. The 1999 employee stock purchase plan permits eligible employees to purchase common stock through payroll deductions at a price equal to 85% of the lower of the fair market value of the common stock at the beginning or end of each six-month offering period.

Non-Plan Stock Options

     During 1996, Sagent granted options to purchase 268 shares to an officer of Sagent exercisable at $0.09 per share and vest equally over a 48 month period. During 1997 and 1996 options to purchase 230 and 36 shares, respectively were exercised. At December 31, 2000, no shares were subject to repurchase.

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following table summarizes option activity under all Plans for the years ended December 31, 2000, 1999 and 1998:

                                                                      WEIGHTED
                                                            NUMBER    AVERAGE
                                                              OF      EXERCISE
                                                            SHARES     PRICE
                                                            ------    --------
Outstanding at December 31, 1997..........................   1,755     $1.33
Granted...................................................   1,367      4.85
Canceled..................................................    (122)     2.30
Exercised.................................................    (725)     1.11
                                                            ------     -----
Outstanding at December 31, 1998..........................   2,275      3.43
Granted...................................................   2,793      9.05
Canceled..................................................    (464)     4.61
Exercised.................................................    (978)     3.66
                                                            ------     -----
Outstanding at December 31, 1999..........................   3,626      7.55
Granted...................................................   4,732      5.30
Canceled..................................................  (1,245)     7.84
Exercised.................................................    (757)     3.98
                                                            ------     -----
Outstanding at December 31, 2000..........................   6,356     $6.23
                                                            ======     =====

     The following table summarizes information with respect to stock options outstanding at December 31, 2000:

                          OPTIONS OUTSTANDING
                 --------------------------------------     OPTIONS EXERCISABLE
                                WEIGHTED-                 -----------------------
                   NUMBER        AVERAGE      WEIGHTED-     NUMBER      WEIGHTED-
                     OF         REMAINING      AVERAGE        OF         AVERAGE
   RANGE OF        SHARES      CONTRACTUAL    EXERCISE      SHARES      EXERCISE
EXERCISE PRICES  OUTSTANDING   LIFE (YEARS)     PRICE     EXERCISABLE     PRICE
---------------  -----------   ------------   ---------   -----------   ---------
 $ 0.09 - 0.09          7          5.40        $ 0.09            7        $ 0.1
   0.25 - 0.25          6          5.80          0.25            6          0.3
   1.19 - 1.19         10         10.00          1.19           --           --
    1.88 - 2.8      2,390          9.60          2.18          141          2.4
     2.9 - 4.3        164          7.20          4.15           63          4.0
    4.6 - 6.88      1,927          8.90          6.51          552          6.5
      7 - 9.13        791          8.50          8.39          269          8.2
    11.06 - 13        875          9.50         11.28          839         11.2
       25 - 25        186          8.90         25.00           47         25.0
                    -----         -----        ------        -----        -----
   $ 0.09 - 25      6,356          9.10        $ 6.23        1,924        $ 8.8
                    =====         =====        ======        =====        =====

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following pro forma net loss and net loss per share information has been prepared in accordance with the provisions of SFAS No. 123:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2000        1999        1998
                                                     --------    --------    --------
Net loss:
  As reported......................................  $(23,704)   $(12,092)   $(15,056)
  Pro forma........................................   (27,976)    (22,764)    (15,354)
Basic and diluted net loss per share
  As reported......................................     (0.82)      (0.55)      (2.60)
  Pro forma........................................  $  (0.97)   $  (1.04)   $  (2.65)

Valuation

     The pro forma value of each option grant has been estimated on the date of grant using the Black-Scholes option pricing model. The Black-Scholes option pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because Sagent options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in the opinion of management, the existing models do not necessarily provide a reliable single measure of the fair value of its options.

     Assumptions used in completing the option-pricing model for years ended December 31, included:

                                                            STOCK OPTION PLANS
                                                   -------------------------------------
                                                    2000         1999           1998
                                                   -------    ----------    ------------
Risk-free interest rate..........................   5.9%         5.6%        5.1 - 5.9%
Expected life....................................  4 years    3.43 years      4 years
Dividends........................................    --           --             --
Volatility.......................................   130%         70%             0%

                                                                       ESPP
                                                          ------------------------------
                                                            2000         1999       1998
                                                          ---------    ---------    ----
Risk-free interest rate.................................    5.7%         4.6%       n/a
Expected life...........................................  0.5 years    0.5 years    n/a
Dividends...............................................     --           --        n/a
Volatility..............................................    130%          70%       n/a

     The weighted average estimated fair value of employee stock options granted during fiscal years 2000, 1999, and 1998 with exercise prices equivalent to the market price of the Company's common stock at the date of grant were $4.18, $11.79, and $4.94 per share, respectively. During 2000 the Company granted stock options with an exercise price below the market value of the Company's common stock on the date of grant. The weighted average estimated fair value of those options granted below market value was $11.62. The weighted average estimated fair value of employee stock purchase rights granted under the ESPP during 2000 and 1999 were $4.60 and $4.29.

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. INCOME TAXES

     Sagent's provision for income taxes differs from the amount derived by applying the U.S. Federal statutory tax rate as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
Tax benefit at statutory rate.........................  $(7,886)   $(3,762)   $(5,196)
State taxes, net of federal benefit...................        5       (271)      (822)
Permanent differences.................................       10      2,436         24
Nonrecognition of tax benefits........................    7,876      1,743      6,283
Foreign taxes.........................................      505        256         --
Tax credits...........................................       --       (137)      (420)
Other.................................................       --         (2)       (51)
                                                        -------    -------    -------
                                                        $   510    $   263    $  (182)
                                                        =======    =======    =======

     The types of temporary differences that give rise to significant portions of the Company's deferred tax assets and liabilities are set forth below.

                                                           2000        1999
                                                         --------    --------
Deferred tax assets:
  Net operating loss and credit carryforwards..........  $ 16,167    $ 10,373
  Research and development credits.....................     1,425       1,425
Depreciation and amortization..........................        --       1,204
Deferred revenue.......................................     3,264       1,186
Other reserves and accruals............................     4,003          --
Other..................................................         2         578
                                                         --------    --------
Gross deferred tax assets..............................    24,861      14,766
Valuation allowance....................................   (24,736)    (14,766)
                                                         --------    --------
Total deferred tax assets..............................       125          --
Deferred tax liabilities:
Fixed assets...........................................      (125)         --
                                                         --------    --------
Total deferred tax liabilities.........................      (125)         --
Net deferred tax assets:...............................        --          --
                                                         ========    ========

     At December 31, 2000, management has established a valuation allowance for the portion of deferred tax assets for which realization is uncertain. The valuation allowance for deferred tax assets on December 31, 2000, 1999 and 1998 was $24,736, $14,766 and $13,043, respectively. The net change in the total valuation allowance for the years ended December 31, 2000, 1999, and 1998 was an increase of $9,970, $1,723 and 6,297, respectively.

     As of December 31, 2000 and 1999, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $41,422 and $23,566, respectively, available to reduce future income subject to income taxes. The federal net operating loss carryforwards expire beginning in 2018 through 2020. State net operating loss carryforwards expire beginning in 2003.

     As of December 31, 2000, the Company also has research credit carryforwards for federal and state purposes of approximately $870 and $555, respectively, available to reduce future income taxes. The

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

federal research credit carryforwards expire beginning 2018 through 2020. The research credit carryforwards for state purposes carry forward indefinitely until utilized.

     For federal and state tax purposes, a portion of Sagent's net operating loss carryforwards may be subject to certain limitation on annual utilization due to changes in ownership, as defined by federal and state tax law.

11. EARNINGS PER SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                         YEAR ENDED DECEMBER 31,
                                                     --------------------------------
                                                       2000        1999        1998
                                                     --------    --------    --------
Net loss...........................................  $(23,704)   $(12,092)   $(15,056)
Weighted average common shares outstanding.........    29,020      22,221       6,026
Adjustment to reflect shares subject to
  repurchase.......................................      (247)       (353)       (229)
                                                     --------    --------    --------
Shares used in computing net loss per share, basic
  and diluted......................................    28,773      21,868       5,797
                                                     ========    ========    ========
Net loss per share, basic and diluted..............  $  (0.82)   $  (0.55)   $  (2.60)
                                                     ========    ========    ========
Antidilutive securities including options, warrants
  and preferred stock not included in historical
  net loss per share calculations..................     3,411       2,403      17,055
                                                     ========    ========    ========

12. SEGMENT REPORTING

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires disclosures of certain information regarding operating segments, products and services, geographic areas of operation and major customers. The method for determining what information to report under SFAS No. 131 is based upon the "management approach," or the way the management organizes the operating segments within a company, for which separate financial information is available that is evaluated regularly by the Chief Operating Decision Maker (CODM) in deciding how to allocate resources and in assessing performance. The Company's CODM is the Chief Executive Officer.

     The Company provides software and services to address organization's information access, analysis and delivery needs. Sagent sells its products domestically and internationally. For the purpose of making operating decisions, the CODM primarily considers financial information presented on a consolidated basis accompanied by disaggregated information about revenues by geographic area. There are no differences between the accounting policies used to measure profit or loss for the Company segment and those used on a consolidated basis. Revenue is defined as revenues from external customers.

     The disaggregated financial information reviewed by the CODM is revenues by geographic area. Such information for the years ended December 31, were as follows:

                                                              2000    1999    1998
                                                              ----    ----    ----
United States and Canada....................................   87%     88%     94%
International...............................................   13%     12%      6%

     No one country outside of the United States comprised more than 10% of total revenues for fiscal 2000, 1999 and 1998. None of Sagent's international operations have material long-lived assets.

                            SAGENT TECHNOLOGY, INC.

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13. EMPLOYEE BENEFIT PLANS

401(k) Plan

     Sagent maintains a 401(k) Plan for its employees. The 401(k) Plan allows eligible employees to defer up to 15%, but no greater than the stated limitation in any plan year, of their pretax compensation in certain investments at the discretion of the employee.

     Employer contributions under the Plans totaled $51 in 1998. No contributions were made to the plans during 2000 and 1999.

14. RELATED PARTY TRANSACTIONS

     During 2000, Sagent recognized revenues of $780 from licenses and services sold to a company for which Sagent's Chairman serves as a member of their Board of Directors.

15. SUBSEQUENT EVENTS

     In January 2001, the Company agreed to issue 950,000 shares of its common stock to eGlobal for an additional 33% interest in an entity jointly owned by Sagent and eGlobal.

     In February 2001, the Company issued 5,750 shares of its Common Stock for $2.90 per share in a private placement transaction. The net proceeds to the Company from the offering, after deducting the expenses of the offering, were approximately $16,100. In connection with the private sale, the Company also issued warrants to purchase 210,093 shares of its common stock at an exercise price of $2.90 per share.

                            SAGENT TECHNOLOGY, INC.

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                              JUNE 30,    DECEMBER 31,
                                                                2001          2000
                                                              --------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 11,504      $  6,372
  Accounts receivable, net of allowance for doubtful
     accounts of $819 in 2001 and $4,968 in 2000............    15,507        14,667
  Other current assets......................................     5,353         6,261
                                                              --------      --------
     Total current assets...................................    32,364        27,300
Property and equipment, net.................................     7,542         5,718
Goodwill, net...............................................     7,993         7,323
Other assets................................................     1,942         2,595
Notes receivable from officers..............................     3,059         3,151
                                                              --------      --------
     Total assets...........................................  $ 52,900      $ 46,087
                                                              ========      ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $  2,972      $  3,296
  Accrued liabilities.......................................     5,890         5,842
  Deferred revenue..........................................     8,639         8,352
  Current portion of capital lease obligations..............     2,516         1,037
                                                              --------      --------
     Total current liabilities..............................    20,017        18,527
Deferred rent...............................................       162           245
Long-term portion of capital lease obligations..............     2,207           650
                                                              --------      --------
     Total liabilities......................................    22,386        19,422
                                                              --------      --------
Stockholders' equity:
  Common stock, par value $.001 per share; authorized:
     70,000 shares in June 30, 2001 and December 31, 2000;
     Issued and outstanding 36,747 and 29,829 at June 30,
     2001 and December 31,2000, respectively................        37            30
  Additional paid-in capital................................   117,327        97,354
  Deferred stock compensation...............................    (1,348)       (1,566)
  Notes receivable from stockholders........................    (2,521)       (2,423)
  Accumulated other comprehensive income....................       147           211
  Accumulated deficit.......................................   (83,128)      (66,941)
                                                              --------      --------
     Total stockholders' equity.............................    30,514        26,665
                                                              --------      --------
     Total liabilities and stockholders' equity.............  $ 52,900      $ 46,087
                                                              ========      ========

See accompanying notes to unaudited condensed consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            THREE MONTHS ENDED    SIX MONTHS ENDED
                                                                 JUNE 30,             JUNE 30,
                                                            -------------------   -----------------
                                                              2001       2000      2001      2000
                                                            --------   --------   -------   -------
Revenue:
  License.................................................  $ 7,407    $11,046    $12,874   $19,690
  Service.................................................    5,844      6,456     11,388    12,349
                                                            -------    -------    -------   -------
     Total net revenue....................................   13,251     17,502     24,262    32,039
                                                            -------    -------    -------   -------
Net cost of revenue:
  License.................................................      867        437      1,598       956
  Service.................................................    2,917      2,478      6,163     4,666
                                                            -------    -------    -------   -------
     Total cost of revenue................................    3,784      2,915      7,761     5,622
                                                            -------    -------    -------   -------
Gross profit..............................................    9,467     14,587     16,501    26,417
                                                            -------    -------    -------   -------
Operating expenses:
  Sales and marketing.....................................    9,825      9,210     18,420    18,003
  Research and development................................    3,553      4,276      7,406     8,315
  General and administrative..............................    2,257      1,719      6,823     3,202
  Merger and integration credits..........................       --     (1,950)        --    (1,950)
                                                            -------    -------    -------   -------
     Total operating expenses.............................   15,635     13,255     32,649    27,570
                                                            -------    -------    -------   -------
Income (loss) from operations.............................   (6,168)     1,332    (16,148)   (1,153)
Other income (expenses), net..............................     (108)       208         18       683
                                                            -------    -------    -------   -------
Net income (loss) before income taxes.....................   (6,276)     1,540    (16,130)     (470)
Provision for income taxes................................       32          7         57        17
                                                            -------    -------    -------   -------
Net income (loss).........................................  $(6,308)   $ 1,533    (16,187)     (487)
                                                            =======    =======    =======   =======
Basic net income (loss) per share.........................  $ (0.17)   $  0.05    $ (0.46)  $ (0.02)
                                                            =======    =======    =======   =======
Number of shares used in calculation of basic net income
  (loss) per share........................................   36,478     28,046     34,918    27,935
Diluted net income (loss) per share.......................  $ (0.17)   $  0.05    $ (0.46)  $ (0.02)
                                                            =======    =======    =======   =======
Number of shares used in calculation of diluted net income
  (loss) per share........................................   36,478     29,652     34,918    27,935

See accompanying notes to unaudited condensed consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                2001        2000
                                                              --------    --------
CASH FLOWS FROM OPERATIONS:
  Net loss..................................................  $(16,187)   $   (487)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization..........................     3,159       2,580
     Allowance for doubtful accounts........................       937         200
     Stock-based employee compensation......................       218          --
     Accrued interest on notes receivable from officers.....      (131)         --
     Officer notes forgiven.................................       125          --
     Change in operating assets and liabilities:
       Accounts receivable..................................      (926)     (3,693)
       Other current assets.................................     1,011      (3,298)
       Other assets.........................................       430         147
       Accounts payable.....................................      (480)        868
       Accrued liabilities..................................      (702)     (4,306)
       Deferred revenue.....................................       (55)       (126)
       Deferred rent........................................       (83)         --
       Accrued merger costs.................................        --      (2,837)
                                                              --------    --------
          Net cash used in operating activities.............   (12,684)    (10,952)
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sale of marketable securities.............................        --      37,704
  Purchase of marketable securities.........................        --     (31,836)
  Acquisition of Sagent do Brazil and others................        --      (1,166)
  Other business acquisitions, net of cash acquired.........       (88)       (900)
  Cash acquired in purchase of Sagent Asia/Pacific Pte.
     Ltd....................................................     2,298          --
  Purchases of property and equipment.......................      (128)     (4,427)
  Proceeds from disposal of property and equipment..........        --       1,210
                                                              --------    --------
          Net cash provided by investing activities.........     2,082         585
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from capital lease financing.....................        --         548
  Payments of principal under capital lease obligations.....      (707)       (346)
  Proceeds from issuance of common stock....................    16,505       1,810
                                                              --------    --------
          Net cash provided by financing activities.........    15,798       2,012
                                                              --------    --------
Effect of exchange rate changes.............................       (64)        147
                                                              --------    --------
Net increase (decrease) in cash and cash equivalents........     5,132      (8,208)
Cash and cash equivalents, beginning of the period..........     6,372      15,910
                                                              --------    --------
Cash and cash equivalents, end of the period................  $ 11,504    $  7,702
                                                              ========    ========
Supplemental disclosure of cash flow information:
  Cash payments for interest................................  $    345    $     82
  Cash payments for taxes...................................  $     34    $      6
Supplemental disclosure of non-cash investing and financing
  activity:
  Issuance of common stock to Sagent do Brazil..............  $     --    $    500
  Equipment acquired under capital leases...................  $  3,744    $     --
  Warrants issued in connection with private placement......  $    469          --
  Issuance of common stock to acquire additional interest in
     Sagent Asia/Pacific....................................  $  3,475          --

See accompanying notes to unaudited condensed consolidated financial statements.

                            SAGENT TECHNOLOGY, INC.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT WHERE NOTED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Business. Sagent Technology, Inc., (Sagent), develops, markets and supports software designed to address organizations' information access, analysis and delivery needs. Sagent, formerly Savant Software, Inc., was incorporated under the laws of the State of California in April 1995 and reincorporated in Delaware in 1998.

     Basis of Presentation. The unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted pursuant to such rules and regulations. Certain prior year amounts have been reclassified to conform to the current year presentation. In the opinion of management, the financial statements reflect all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation of the Company's financial position at June 30, 2001 and December 31, 2000, the operating results for the three and six months ended June 30, 2001 and 2000 and cash flows for the six months ended June 30, 2001 and 2000. These financial statements and notes should be read in conjunction with Sagent's audited financial statements and notes thereto for the year ended December 31, 2000, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 6, 2001. The results of operations for the three and six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

     Principles of consolidation. The unaudited condensed consolidated financial statements include the accounts of Sagent Technology, Inc. and its majority owned subsidiary Asia/Pacific Pte Ltd., and its wholly-owned subsidiaries, Qualitative Marketing Software, Inc. (QMS), Sagent U.K., Ltd., Sagent Technology GmbH, Sagent France, S.A., Sagent Technology Japan KK, Sagent Benelux, Sagent Australia, and Sagent do Brazil. All significant intercompany accounts and transactions have been eliminated.

     Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and cash equivalents. Cash and cash equivalents include all highly liquid investments with an original maturity of three months or less at the time of purchase. Sagent's cash equivalents at June 30, 2001 and December 31, 2000 consisted of deposits in domestic banks and money market funds.

     Business risk and concentration of credit risk. Financial instruments which potentially subject Sagent to concentrations of credit risk consist primarily of trade accounts receivable. Sagent maintains allowances for potential credit losses on trade accounts receivable and such losses to date have been within management's expectations. There were no customers with balances due to Sagent in excess of 10% of aggregate accounts receivable at June 30, 2001 or December 31, 2000.

     Goodwill and other intangible assets. The costs of businesses acquired in excess of the fair value of net assets acquired (goodwill), are amortized over their estimated useful lives. If events or changes in circumstances indicate the goodwill and other long-lived assets will not be recoverable, as determined by a comparison of the carrying value of the asset to forecasted undiscounted cash flows expected to be generated by the asset, the carrying value is reduced to net realizable value. There were no such reductions in carrying value during the six months ended June 30, 2001 or 2000.

                            SAGENT TECHNOLOGY, INC.

                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT WHERE NOTED)

     Revenue recognition. Revenue consists principally of fees for licenses of Sagent's software products, maintenance, consulting, and training. Sagent recognizes revenue using the residual method in accordance with Statement of Position 97-2 (SOP 97-2), "Software Revenue Recognition," as amended by SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition with Respect to Certain Transactions." Under the residual method, revenue is recognized in a multiple element arrangement in which Company-specific objective evidence of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. Company-specific objective evidence of fair value of maintenance and other services is based on the Company's customary pricing for such maintenance and/or services when sold separately. At the outset of the arrangement with the customer, the Company defers revenue for the fair value of its undelivered elements (e.g., maintenance, consulting, and training) and recognizes revenue for the remainder of the arrangement fee attributable to the elements initially delivered in the arrangement (i.e., software product) when the basic criteria in SOP 97-2 have been met. If such evidence of fair value for each undelivered element of the arrangement does not exist, all revenue from the arrangement is deferred until such time that evidence of fair value does exist or until all elements of the arrangement are delivered.

     Under SOP 97-2, revenue attributable to an element in a customer arrangement is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, collectibility is probable, and the arrangement does not require services that are essential to the functionality of the software. If at the outset of the customer arrangement, the Company determines that the arrangement fee is not fixed or determinable, revenue is recognized when the arrangement fee becomes due and payable. If at the outset of the customer arrangement, the Company determines that collectability is not probable, revenue is recognized as the arrangement fee is collected.

     The Company's specific policies for recognition of license revenues and services revenues are as follows:

     License revenue. The Company recognizes revenue from sales of software licenses to end users upon: determination that persuasive evidence of an arrangement exists; delivery of the software to a customer; determination that collection of a fixed or determinable license fee is probable; and determination that no undelivered services are essential to the functionality of the licensed software.

     If consulting services are essential to the functionality of the licensed software, then both the license revenue and the consulting service revenue are recognized as the services are performed. The Company's arrangements generally do not include services that are essential to the functionality of the software.

     Revenue for transactions with enterprise application vendors, OEMs, and distributors is generally recognized when the licenses are resold or utilized by the reseller and all related obligations of the Company have been satisfied. However, if the contract stipulates a non-refundable royalty payment to be paid in advance of any resales, revenue is recognized upon execution of the contract.

     Service revenue. Maintenance contracts generally call for the Company to provide technical support and software updates and upgrades to customers. Maintenance revenue is recognized ratably over the term of the maintenance contract, generally on a straight-line basis when all revenue recognition requirements are met. Other service revenue, primarily training and consulting, is generally recognized at the time the service is performed and it is determined that the Company has fulfilled its obligations resulting from the services contract.

     Deferred revenue. Deferred revenue represents amounts received from customers under certain license, maintenance and service agreements for which the revenue earnings process has not been completed.

                            SAGENT TECHNOLOGY, INC.

                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT WHERE NOTED)

     Software development costs. Software development costs are included in product development and are expensed as incurred. After technological feasibility is established, material software development costs are capitalized in accordance with SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed." The period between achieving technological feasibility, which Sagent has defined as the establishment of a working model, typically occurring when the beta testing commences, and the general availability of such software has been short, and software development costs qualifying for capitalization have been insignificant.

     Net income (loss) per share. Basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period. Options, warrants and convertible preferred stock are not included in the computation of diluted net income (loss) per share for those periods in which the Company incurred a loss because the effect would be antidilutive.

     Accumulated other comprehensive income. Accumulated other comprehensive income consists of cumulative foreign currency translation adjustments which were a loss of $111 and $64 for the three and six months ended June 30, 2001 and a gain of $58 and $147 for the three and six months ended June 30, 2000. There was no significant tax effect on the components of other comprehensive income for the three months ended June 30, 2001 and 2000.

NOTE 2. GOODWILL

     Goodwill is comprised of the following:

                                                        USEFUL    JUNE 30,    DECEMBER 31,
                                                         LIFE       2001          2000
                                                        ------    --------    ------------
Goodwill, net:
  Sagent UK...........................................     5       $2,107        $2,496
  Sagent France S.A...................................     5          762           863
  Sagent GmbH.........................................     5        2,118         2,378
  Sagent do Brazil....................................     5          854           971
  Smarter Software, Inc...............................    10          517           615
  Sagent Asia/Pacific Pte. Ltd........................     5        1,445            --
  Sagent Benelux......................................     5          190            --
                                                                   ------        ------
                                                                   $7,993        $7,323
                                                                   ======        ======

                            SAGENT TECHNOLOGY, INC.

                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT WHERE NOTED)

NOTE 3. OTHER ASSETS

     Other assets is comprised of the following:

                                                         JUNE 30,    DECEMBER 31,
                                                           2001          2000
                                                         --------    ------------
Other assets:
  Investment in Sagent Asia/Pacific Pte. Ltd...........   $   --        $  830
  Investment in NetAcumen..............................      759           759
  Deposits.............................................      993           942
  Other................................................      190            64
                                                          ------        ------
                                                          $1,942        $2,595
                                                          ======        ======

     The investment in NetAcumen is accounted for under the cost method. Investment in Sagent Asia/ Pacific Pte. Ltd., a joint venture between Sagent and eGlobal, is accounted for under the equity method as of December 31, 2000. Sagent's ownership interest in NetAcumen, Inc. was 9.79% as of June 30, 2001 and December 31, 2000. Sagent's ownership interest in Sagent Asia/Pacific Pte. Ltd. was 53% (see Note 5) and 19.99% as of June 30, 2001 and December 31, 2000 respectively. There were no sales to NetAcumen for the six months ended June 30, 2001 and June 30, 2000.

NOTE 4. PRIVATE PLACEMENT

     In February 2001, Sagent completed a private placement of approximately 5,750 shares of its common stock and received proceeds of $16,113, net of $562 in offering costs. Such offering costs include the issuance to certain placement agents of warrants to purchase 210 shares of its common stock with an estimated fair value of $469. This estimated fair value was calculated using Black-Scholes option pricing model with the following factors and assumptions: expected volatility of 130%, contractual life of 5 years, stock price of $2.78 on the date of grant, exercise price of $2.90, and risk free interest rate of 5% per annum.

NOTE 5. INVESTMENT IN SUBSIDIARIES

     On January 19, 2001, Sagent acquired an additional 33% interest in Sagent Asia/Pacific Pte. Ltd from eGlobal, a privately held company that specializes in distribution of technology services in Singapore. In consideration for 950 shares of Sagent's common stock, valued at $3.5 million, Sagent received an additional 2,113 common shares of Sagent Asia/Pacific Pte. Ltd. This brings the total interest of Sagent in Sagent Asia/Pacific Pte. Ltd to 53% as of March 31, 2001. The acquisition was recorded under the purchase method of accounting. In connection with the acquisition, Sagent recorded goodwill of $1,516, which is being amortized on a straight-line basis over a period of five years and acquired net assets of approximately $2,790 consisting primarily of cash and accounts receivable. The results of operations of Sagent Asia/Pacific Pte. Ltd. have been included in our consolidated results from the date of the acquisition. No minority interest in the losses of Sagent Asia/Pacific has been recognized because the minority interest holders are not required to make additional capital contributions.

     On April 9, 2001, Sagent acquired 100% interest in Sagent Benelux for cash of $100 and the assignment of a portion of Sagent's outstanding accounts receivable valued at $200 to the Selling Shareholders. The acquisition was recorded under the purchase method of accounting. In connection with the acquisition, Sagent recorded goodwill of $197, which is being amortized on a straight-line basis over a

                            SAGENT TECHNOLOGY, INC.

                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT WHERE NOTED)

period of five years. The results of operations of Sagent Benelux have been included in our consolidated results from the date of the acquisition.

NOTE 6. LITIGATION

     From October 20, 2000 to November 27, 2000, several class action lawsuits were filed in the United States District Court on behalf of individual investors who purchased our common stock between October 21, 1999 and April 18, 2000. The claims allege that we misrepresented our 1999 and 2000 prospects. The court recently consolidated the complaints and selected a lead plaintiff and counsel. A consolidated amended complaint was filed in April 2001.

     On November 17, 2000, a derivative lawsuit was filed by a purported Sagent shareholder in the Superior Court of California for the County of San Mateo. On February 9, 2001, a second derivative lawsuit was filed in the Superior Court of Santa Clara. The complaints name certain of our present and former officers and directors as defendants. The complaint in Santa Clara County also named an investment bank retained by us and an employee of that firm as defendants. We have also been named as a nominal defendant. The principal allegation of the complaints is that the defendants breached their fiduciaries duties to us. In July 2001, the two cases were coordinated for pretrial purposes in the Santa Clara County Superior Court.

     At June 30, 2001, the Company has not accrued any litigation expense related to the matters above, as such expenses have not yet been deemed probable and estimable.

NOTE 7. LOANS TO OFFICERS

     At June 30, 2001 and December 30, 2000, loans to officers represent five year promissory notes to key executives. These promissory notes are full recourse. For the six months ended June 30, 2001, Sagent has forgiven a total $125 from the balance due from two of the officers. Such amounts have been recorded in general and administrative expense.

NOTE 8. COMMITMENTS

     Sagent leases various facilities under noncancelable operating leases and has acquired certain computer and other equipment under capital lease obligations which are collateralized by the related assets. Future minimum lease payments under these commitments at June 30, 2001 are as follows:

                                                  OPERATING LEASES    CAPITAL LEASES
                                                  ----------------    --------------
Remaining 2001..................................       $1,607             $1,681
2002............................................        3,104              2,853
2003............................................        2,387              1,086
2004............................................          620                 16
Thereafter......................................          104                 --
                                                       ------             ------
  Total minimum lease payments..................       $7,822             $5,636
                                                       ======
Less: amount representing interest..............                            (913)
                                                                          ------
Present value of minimum lease payments.........                          $4,723
Current portion.................................                           2,516
                                                                          ------
Long-term portion...............................                          $2,207
                                                                          ======

                            SAGENT TECHNOLOGY, INC.

                                  (UNAUDITED)
                       (IN THOUSANDS, EXCEPT WHERE NOTED)

NOTE 9. SUBSEQUENT EVENTS

     From July 27, 2001 through August 1, 2001, Sagent issued and sold 9,115 shares of its common stock for an average price per share of $1.84 in a private placement. The net proceeds to Sagent from the offering, after deducting the expenses of the offering, were approximately $16.0 million. In connection with the private sale, Sagent also issued warrants to purchase 456 shares of its common stock at an exercise price of $1.84 per share.

                                                                     SCHEDULE II

                            SAGENT TECHNOLOGY, INC.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                  BALANCE AT    CHARGED TO                  BALANCE AT
                                                  BEGINNING     COSTS AND                     END OF
                  DESCRIPTION                     OF PERIOD      EXPENSES     DEDUCTIONS      PERIOD
                  -----------                     ----------    ----------    ----------    ----------
YEAR ENDED DECEMBER 31, 1998:
  Allowance for returns and doubtful accounts...     $450         $   58         $ --         $  508
YEAR ENDED DECEMBER 31, 1999:
  Allowance for returns and doubtful accounts...      508            122           --            630
YEAR ENDED DECEMBER 31, 2000:
  Allowance for returns and doubtful accounts...     $630         $4,793         $455         $4,968

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the approximate costs and expenses, payable by the Registrant in connection with the sale of common stock being registered.

SEC Registration Fee........................................  $ 4,047
Legal Fees and Expenses.....................................   20,000
Accounting Fees and Expenses................................   20,000
Miscellaneous...............................................    5,953
                                                              -------
  Total.....................................................  $50,000
                                                              =======

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("Delaware Law") permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article IX of the Registrant's Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware Law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since January 1, 1998, the Registrant has issued and sold the following securities:

     - In January 1998, the Registrant sold in the aggregate 45,785 shares of unregistered Series D preferred stock at a price per share of $3.18 to an officer of the Registrant for aggregate cash consideration of $145,596. These shares were sold pursuant to a Series D preferred stock purchase agreement between the Registrant and the officer. Such issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

     - In February and March 1998, the Registrant sold in the aggregate 1,895,370 shares of unregistered Series E preferred stock at a price per share of $5.40 to certain investors for aggregate cash consideration of $10,234,998. The Registrant relied upon Section 4(2) of the Securities Act of 1933 and Regulation D, Rule 506, thereunder in connection with the sale of these shares. The sale of Series E preferred stock was made in compliance with all of the terms of Rules 501 and 502 of Regulation D, there were no more than 35 investors (as calculated pursuant to Rule 501(e) of Regulation D), and each investor who was not an accredited investor represented to the Registrant that he or she had such knowledge and experience in financial and business matters that he or she was capable of evaluating the merits and risks of the investment.

     - On May 21, 1998, the Registrant sold in the aggregate 28,000 shares of unregistered common stock at a price per share of $4.32 to a distributor of the Registrant's products for aggregate cash consideration of $120,960. These shares were sold pursuant to a stock purchase agreement between the Registrant and the distributor. Such issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

     - On September 14, 1998, the Registrant sold in the aggregate 10,000 shares of unregistered common stock at a price per share of $5.50 to a consultant for aggregate cash consideration of $55,000. These shares were sold pursuant to a stock purchase agreement between the Registrant and the consultant. Such issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

     - On February 28, 1999, the Registrant sold 10,000 shares of unregistered common stock at a price per share of $9.00 to a director nominee for aggregate consideration of $120,960. These shares were sold pursuant to a stock purchase agreement between the Registrant and the director nominee. Such issuance was made in reliance upon Section 4(2) of the Securities Act of 1933.

     - On January 1, 1996 through March 15, 1999, the Registrant sold in the aggregate of 1,739,208 shares of unregistered common stock to 56 directors, officers, employees, former employees and consultants at prices ranging from $0.045 to $5.50 per share for aggregate consideration of $1,939,266. Such shares were sold pursuant to the exercise of options granted by the board. As to each director, officer, employee, former employee and consultant of the Registrant who was issued such securities, the Registrant relied upon Rule 701 of the Securities Act of 1933. Each such person purchased securities of the Registrant pursuant to a written contract between such person and the Registrant. In addition, the Registrant met the conditions imposed under Rule 701(b)

     - In December 2000, the Registrant issued 600,000 shares of its unregistered common stock, valued at approximately $1.4 million, to Timeline, Inc. in settlement of litigation with Timeline. The Registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of the shares. Timeline represented that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

     - In January 2001, the Registrant issued 950,000 shares of unregistered common stock to eGlobal Technology Services Holdings Limited, valued at approximately $3.5 million, in consideration for an additional 33% interest in an entity jointly owned by the Registrant and eGlobal called Sagent (Asia Pacific) Pte. Ltd. The Registrant relied upon Section 4(2) of the Securities Act of 1933 in connection with the issuance of the shares. The investor represented that it had such knowledge and experience in financial and business matters that it was capable of evaluating the merits and risks of the investment.

     - In February 2001, the Registrant sold an aggregate of 5,749,803 shares of its unregistered common stock at a price per share of $2.90 to certain investors for an aggregate cash consideration of approximately $16.1 million, net of $0.6 million in offering costs. In connection with such sale, the Registrant also issued to certain placement agents in consideration of services rendered warrants to purchase 210,093 shares of its unregistered common stock at an exercise price of $2.90 per share. The Registrant relied upon Regulation D, Rule 506, of the Securities Act of 1933 in connection with the sale of the shares and the issuance of the warrants. The sale of shares of common stock and the issuance of the warrants were made in compliance with all the terms of Rule 501 and 502 of Regulation D.

     - In July and August 2001, the Registrant sold an aggregate of 9,115,379 shares of its unregistered common stock at weighted average price per share of $1.844 to certain investors for an aggregate cash consideration of approximately $16.8 million. In connection with such sale, the Registrant also issued to certain placement agents in consideration of services rendered warrants to purchase 455,769 shares of its unregistered common stock at an exercise price of $1.844 per share. The Registrant relied upon Regulation D, Rule 506, of the Securities Act of 1933 in connection with the sale of the shares and the issuance of the warrants. The sale of shares of common stock and the issuance of the warrants were made in compliance with all the terms of Rule 501 and 502 of Regulation D.

     Appropriate legends were affixed to the share certificates issued in the transactions described above. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS

 NUMBER                                 TITLE
 ------                                 -----
 3.1(1)      Certificate of Incorporation of Registrant.
 3.2(1)      Amended and Restated Certificate of Incorporation of
             Registrant.
 3.3(1)      Bylaws of Registrant.
 4.1(1)      Form of Registrant's Common Stock Certificate.
 4.2(1)      Sixth Amended and Restated Registration Rights Agreement,
             dated as of February 24, 1998, between the Registrant and
             the parties named therein.
 4.3(1)      Common Stock Registration Rights Agreement, dated as of
             September 14, 1998, between the Registrant and Robert Hawk.
 4.4(1)      Common Stock Rights Agreement dated February 15, 2001
             between the Registrant and the parties named therein.
 4.5(1)      Registration Rights Agreement dated January 19, 2001 between the Registrant and eGlobal Technology Holding Limited.
 4.6(4)      Common Stock Rights Agreement dated July 23, 2001 between
             the Registrant and the parties named therein.
 5.1         Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation.
10.1(1)      Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
10.2(1)      Amended and Restated 1995 Stock Plan and related agreements.
10.3(1)      1998 Stock Plan and related agreements.
10.4(1)      1999 Employee Stock Purchase Plan and related agreements.
10.5(1)      1999 Director Option Plan and related agreements.
10.6(1)      Master Equipment Lease Agreement, dated August 7, 1995,
             between the Registrant and Lighthouse Capital Partners, L.P.
10.7(1)      Master Lease Agreement, dated as of September 26, 1998,
             between the Registrant and Dell Financial Services L.P.
10.8(1)      Loan and Security Agreement, dated as of July 16, 1997,
             between the Registrant and Venture Banking Group, a division of Cupertino National Bank, and amendments thereto.
10.9(1)      Standard Office Lease, dated June 1, 1998, by and between
             the Registrant and Asset Growth Partners, Ltd., and the
             First Amendment thereto.
10.10(1)+    Development and Licensing Agreement, dated January 22, 1997, between the Registrant and Abacus Concepts, Inc.
10.11(1)+    Microsoft License and Distribution Agreement, dated August
             23, 1996, between the Registrant and Microsoft Corporation.
10.12(1)+    Sagent KK Non-Exclusive Japanese Distribution Agreement,
             dated as of December 17, 1997, between Sagent KK Japan and
             Kawasaki Steel Systems R&D Corporation.
10.13(1)     Form of Sagent Technology, Inc. End User Software License
             Agreement.
10.14(1)+    OEM Software License Agreement, effective March 31, 1998,
             between the Registrant and Siebel Systems, Inc.
10.15(1)     Form of Sagent Technology, Inc. Software Maintenance and
             Technical Support Agreement.
10.16(1)     Form of Sagent Technology, Inc. Agreement for Consulting
             Services.
10.17(1)     Form of Sagent Technology, Inc. Agreement for Subcontractor
             Consulting Services.
10.18(1)     Form of Evaluation Agreement.
10.19(1)     Note, dated February 1, 1998, of W. Virginia Walker.
10.20(1)     Note, dated February 1, 1998, of W. Virginia Walker.
10.21(1)+    Solution Provider Agreement, effective June 27, 1997,
             between the Registrant and Unisys Corporation.

 NUMBER                                 TITLE
 ------                                 -----
10.22(1)     Executive Change of Control Policy.
10.23(1)+    Software License and Services Agreement, dated March 31,
             1998, between the Registrant and Siebel Systems, Inc.
10.24(1)     Common Stock Purchase Agreement, dated February 28, 1999,
             between the Registrant and Klaus S. Luft.
10.25(1)     Notes, dated February 5, 1999, between the Registrant and
             Tom Lounibos.
10.26(1)     Note, dated March 15, 1999, of Kenneth C. Holcomb.
10.27(1)     Nonexclusive International Software Value Added Reseller
             ("VAR") Agreement, dated December 8, 1997, between the
             Registrant and Opalis S.A.
10.28(2)     Employment Agreement dated August 4, 2000 between the
             Registrant and Ben C. Barnes.
10.29(2)     Offer letter dated May 9, 2000 between the Registrant and
             David Eliff.
10.30(2)     Note dated October 4, 2000 between the Registrant and Paul
             Wray.
10.31(2)     Common Stock Purchase Agreement dated February 15, 2001
             between the Registrant and the parties named therein.
10.32(3)     Service Agreement, dated January 1, 2001, between the
             Registrant and Arthur Parker.
10.33(4)     Stock Purchase Agreement dated July 23, 2001 between the
             Registrant and the parties named therein.
23.1         Consent of KPMG LLP, Independent Accountants.
23.2         Consent of PricewaterhouseCoopers LLP, Independent
             Accountants.
23.3         Consent of Wilson Sonsini Goodrich & Rosati, Profession
             Corporation (included in Exhibit 5.1).
24.1         Power of Attorney (included on Page II-6).

-------------------------
(1) Incorporated by reference to the exhibits to the Registrant's Registration Statement on Form S-1 (No. 333-71369), declared effective by the Securities and Exchange Commission (SEC) on April 14, 1999.

(2) Incorporated by reference to the exhibits to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

(3) Incorporated by reference to the exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001.

(4) Incorporation by reference to the exhibits to the Registrant's Current Report on Form 8-K filed with the SEC on August 7, 2001.

 + Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

ITEM 17. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, state of California, on August 29, 2001.

                                          SAGENT TECHNOLOGY, INC.

                                          By:       /s/ BEN C. BARNES
                                            ------------------------------------
                                                       Ben C. Barnes
                                               President and Chief Executive
                                                           Officer

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of Sagent Technology, Inc. hereby constitute Ben C. Barnes and David N. Eliff our true and lawful attorney-in-fact, with full power of substitution, to sign for us and in our names in the capacities indicated below the Registration Statement filed herewith and any and all amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Sagent Technology, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to said Registration Statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----
                  /s/ BEN C. BARNES                      President, Chief Executive     August 29, 2001
-----------------------------------------------------              Officer
                    Ben C. Barnes                               and Director
                                                        (Principal Executive Officer)

                   /s/ DAVID ELIFF                        Vice President and Chief      August 29, 2001
-----------------------------------------------------   Financial Officer (Principal
                     David Eliff                          Financial and Accounting
                                                                  Officer)

               /s/ KENNETH C. GARDNER                       Chairman of the Board       August 31, 2001
-----------------------------------------------------
                 Kenneth C. Gardner

                 /s/ JOHN E. ZICKER                               Director              August 30, 2001
-----------------------------------------------------
                   John E. Zicker

                 /s/ ANDRE BOISVERT                               Director              August 30, 2001
-----------------------------------------------------
                   Andre Boisvert

                  /s/ KLAUS S. LUFT                               Director              August 29, 2001
-----------------------------------------------------
                    Klaus S. Luft

                  /s/ KEITH A. MAIB                               Director              August 31, 2001
-----------------------------------------------------
                    Keith A. Maib

                               INDEX TO EXHIBITS

 NUMBER                                 TITLE
 ------                                 -----
 3.1(1)      Certificate of Incorporation of Registrant.
 3.2(1)      Amended and Restated Certificate of Incorporation of
             Registrant.
 3.3(1)      Bylaws of Registrant.
 4.1(1)      Form of Registrant's Common Stock Certificate.
 4.2(1)      Sixth Amended and Restated Registration Rights Agreement,
             dated as of February 24, 1998, between the Registrant and
             the parties named therein.
 4.3(1)      Common Stock Registration Rights Agreement, dated as of
             September 14, 1998, between the Registrant and Robert Hawk.
 4.4(1)      Common Stock Rights Agreement dated February 15, 2001
             between the Registrant and the parties named therein.
 4.5(1)      Registration Rights Agreement dated January 19, 2001 between the Registrant and eGlobal Technology Holding Limited.
 4.6(4)      Common Stock Rights Agreement dated July 23, 2001 between
             the Registrant and the parties named therein.
 5.1         Opinion of Wilson Sonsini Goodrich & Rosati, Professional
             Corporation.
10.1(1)      Form of Indemnification Agreement entered into by Registrant with each of its directors and executive officers.
10.2(1)      Amended and Restated 1995 Stock Plan and related agreements.
10.3(1)      1998 Stock Plan and related agreements.
10.4(1)      1999 Employee Stock Purchase Plan and related agreements.
10.5(1)      1999 Director Option Plan and related agreements.
10.6(1)      Master Equipment Lease Agreement, dated August 7, 1995,
             between the Registrant and Lighthouse Capital Partners, L.P.
10.7(1)      Master Lease Agreement, dated as of September 26, 1998,
             between the Registrant and Dell Financial Services L.P.
10.8(1)      Loan and Security Agreement, dated as of July 16, 1997,
             between the Registrant and Venture Banking Group, a division of Cupertino National Bank, and amendments thereto.
10.9(1)      Standard Office Lease, dated June 1, 1998, by and between
             the Registrant and Asset Growth Partners, Ltd., and the
             First Amendment thereto.
10.10(1)+    Development and Licensing Agreement, dated January 22, 1997, between the Registrant and Abacus Concepts, Inc.
10.11(1)+    Microsoft License and Distribution Agreement, dated August
             23, 1996, between the Registrant and Microsoft Corporation.
10.12(1)+    Sagent KK Non-Exclusive Japanese Distribution Agreement,
             dated as of December 17, 1997, between Sagent KK Japan and
             Kawasaki Steel Systems R&D Corporation.
10.13(1)     Form of Sagent Technology, Inc. End User Software License
             Agreement.
10.14(1)+    OEM Software License Agreement, effective March 31, 1998,
             between the Registrant and Siebel Systems, Inc.
10.15(1)     Form of Sagent Technology, Inc. Software Maintenance and
             Technical Support Agreement.
10.16(1)     Form of Sagent Technology, Inc. Agreement for Consulting
             Services.
10.17(1)     Form of Sagent Technology, Inc. Agreement for Subcontractor
             Consulting Services.
10.18(1)     Form of Evaluation Agreement.
10.19(1)     Note, dated February 1, 1998, of W. Virginia Walker.
10.21(1)+    Solution Provider Agreement, effective June 27, 1997,
             between the Registrant and Unisys Corporation.
10.22(1)     Executive Change of Control Policy.
10.23(1)+    Software License and Services Agreement, dated March 31,
             1998, between the Registrant and Siebel Systems, Inc.

 NUMBER                                 TITLE
 ------                                 -----
10.24(1)     Common Stock Purchase Agreement, dated February 28, 1999,
             between the Registrant and Klaus S. Luft.
10.25(1)     Notes, dated February 5, 1999, between the Registrant and
             Tom Lounibos.
10.26(1)     Note, dated March 15, 1999, of Kenneth C. Holcomb.
10.27(1)     Nonexclusive International Software Value Added Reseller
             ("VAR") Agreement, dated December 8, 1997, between the
             Registrant and Opalis S.A.
10.28(2)     Employment Agreement dated August 4, 2000 between the
             Registrant and Ben C. Barnes.
10.29(2)     Offer letter dated May 9, 2000 between the Registrant and
             David Eliff.
10.30(2)     Note dated October 4, 2000 between the Registrant and Paul
             Wray.
10.31(2)     Common Stock Purchase Agreement dated February 15, 2001
             between the Registrant and the parties named therein.
10.32(3)     Service Agreement, dated January 1, 2001, between the
             Registrant and Arthur Parker.
10.33(4)     Stock Purchase Agreement dated July 23, 2001 between the
             Registrant and the parties named therein.
23.1         Consent of KPMG LLP, Independent Accountants.
23.2         Consent of PricewaterhouseCoopers LLP, Independent
             Accountants.
23.3         Consent of Wilson Sonsini Goodrich & Rosati, Profession
             Corporation (included in Exhibit 5.1).
24.1         Power of Attorney (included on Page II-6).

-------------------------
(1) Incorporated by reference to the exhibits to the Registrant's Registration Statement on Form S-1 (No. 333-71369), declared effective by the Securities and Exchange Commission (SEC) on April 14, 1999.

(2) Incorporated by reference to the exhibits to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000.

(3) Incorporated by reference to the exhibit to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001.

(4) Incorporation by reference to the exhibits to the Registrant's Current Report on Form 8-K filed with the SEC on August 7, 2001.

 + Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.